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As filed with the Securities and Exchange Commission on October 4, 2019

File No. 000-

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10
GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

First Eagle BDC, LLC
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation or registration)	83-1671873 (I.R.S. Employer Identification No.)
1345 Avenue of the Americas, New York, NY (Address of principal executive offices)	10105 (Zip Code)

(212) 698-3300
(Registrant's telephone number, including area code)

David P. O'Connor
c/o First Eagle Investment Management, LLC
1345 Avenue of the Americas
New York, NY 10105
(Name and address of agent for service)

(212) 698-3300
(Telephone number, including area code, of agent for service)

with copies to:

David P. O'Connor c/o First Eagle Investment Management, LLC 1345 Avenue of the Americas New York, NY 10105	Thomas J. Friedmann Stephen Bier Dechert LLP One International Place 100 Oliver Street, 40th Floor Boston, MA 02110-2605

Securities to be registered pursuant to Section 12(b) of the Act:
None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001 per share

(Title of class)

        Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☒

        If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

i

EXPLANATORY NOTE

        First Eagle BDC, LLC is filing this registration statement on Form 10 (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on a voluntary basis in order to permit it to file an election to be regulated as a business development company (a "BDC") under the Investment Company Act of 1940, as amended (the "1940 Act"), and to provide current public information to the investment community and comply with applicable requirements for the possible future quotation or listing of its securities on a national securities exchange or other public trading market.

        Unless indicated otherwise in this Registration Statement or the context requires otherwise, the terms:

  •
  the "Company," "we," "us," "our," and "the Fund" refer to First Eagle BDC, LLC for the periods prior to consummation of the BDC Conversion (as defined below), and refer to First Eagle BDC, Inc., a Delaware corporation, for the periods after the consummation of the BDC Conversion;

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  "First Eagle" refers collectively to First Eagle Holdings, Inc. and its subsidiaries and other affiliated entities;

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  "Adviser" and our "investment adviser" refer to First Eagle BDC Adviser, LLC, an affiliate of First Eagle and our investment adviser;

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  "Sub-Adviser" and "FEPC" refer to First Eagle Private Credit, LLC (formerly known as NewStar Financial, Inc.), an affiliate of First Eagle Holdings, Inc. and our investment sub-adviser; and

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  "Administrator" and our "administrator" refer to State Street Bank and Trust Company, in the capacity as our administrator.

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  "shareholders" refers to holders of our common stock, par value $0.001 per share (the "Common Stock").

        Upon the effective date of this Registration Statement (the "Effective Date"), we will be subject to the requirements of Section 13(a) of the Exchange Act, including the rules and regulations promulgated under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. We will also be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

FORWARD-LOOKING STATEMENTS

        This Registration Statement contains forward-looking statements that involve substantial known and unknown risks, uncertainties and other factors. Undue reliance should not be placed on such statements. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about our company, our current and prospective portfolio investments, our industry, our beliefs and our assumptions. Words such as "anticipates," "expects," "intends," "plans," "will," "may," "continue," "believes," "seeks," "estimates," "would," "could," "should," "targets," "projects," and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including:

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  our future operating results;

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  our business prospects and the prospects of our portfolio companies;

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  changes in political, economic or industry conditions, the interest rate environment or conditions affecting the financial and capital markets;

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  the ability of the Adviser to locate suitable investments for us and to monitor and administer our investments;

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  the ability of the Adviser, Sub-Adviser and their affiliates to attract and retain highly talented professionals;

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  risk associated with possible disruptions in our operations or the economy generally;

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  the timing of cash flows, if any, from the operations of the companies in which we have investments;

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  the ability of the companies in which we have investments to achieve their objectives;

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  the dependence of our future success on the general economy and its effect on the industries in which we invest;

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  our ability to qualify and maintain our qualification as a BDC and as a regulated investment company ("RIC") under the Internal Revenue Code of 1986, as amended (the "Code");

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  the use of borrowed money to finance a portion of our investments;

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  the adequacy, availability and pricing of our financing sources and working capital;

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  actual or potential conflicts of interest with the Adviser, Sub-Adviser and their affiliates;

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  general price and volume fluctuations in the stock market;

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  our contractual arrangements and relationships with third parties;

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  the economic downturn, interest rate volatility, loss of key personnel, and the illiquid nature of investments; and

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  the risks, uncertainties and other factors we identify under "Item 1A. Risk Factors" and elsewhere in this Registration Statement.

        Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of the assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this Registration Statement should not be regarded as a representation by us that our plans and objectives will be achieved. These risks and uncertainties include those described or identified in the section entitled "Item 1A. Risk Factors" and elsewhere in this Registration Statement. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this Registration Statement. Moreover, we assume no duty and do not undertake to update the forward-looking statements.

ITEM 1.    BUSINESS

The Company

        We are a specialty finance company focused on lending to U.S. middle market companies. We have elected to be regulated as a BDC under the 1940 Act. We intend to focus on investments in senior secured bank loans, including first lien loans, and to a lesser extent, second lien loans as well as "unitranche" loans, and other forms of junior debt. We may also invest in preferred or common equity and certain types of asset-backed securities, including collateralized loan obligations ("CLOs"). We use the term "unitranche" to refer to a loan that combines characteristics of traditional first lien senior secured loans and second lien or subordinated loans. Prior to the effectiveness of this Registration

Statement and prior to our election to be regulated as a BDC, we completed a conversion under which First Eagle BDC, Inc. succeeded to the business of First Eagle BDC, LLC, and the member of First Eagle BDC, LLC became a stockholder of First Eagle BDC, Inc. In this Registration Statement, we refer to such transaction as the "BDC Conversion."

        We plan to invest primarily in middle market companies in the United States, which we believe have limited access to public capital markets and have been underserved in recent years by traditional providers of capital such as banks. However, we may from time to time invest in larger or smaller companies if an attractive opportunity presents itself or during acute dislocations in debt capital markets. In describing our business, we generally use the term "middle market" to refer to companies with annual earnings before interest expense, income tax expense, depreciation and amortization ("EBITDA") of between $10.0 million and $100.0 million. We plan to generate revenues primarily through receipt of interest income from the investments we hold and, to a lesser extent, generate revenues from various commitments and other transaction fees customarily paid to lenders and dividends and capital appreciation from equity investments. We anticipate that the companies in which we invest will use our capital for a variety of reasons, including to support organic growth, fund acquisitions, make capital investments and for refinancings and recapitalizations.

        We expect to conduct private offerings of our Common Stock to investors in reliance on exemptions from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). At the closing of any private offering, each investor will make a capital commitment (a "Capital Commitment") to purchase shares of Common Stock pursuant to a subscription agreement entered into with us. Investors will be required to fund drawdowns to purchase shares of our Common Stock up to the amount of their respective Capital Commitments each time we deliver a notice to the investors. We anticipate commencing our loan origination and investment activities contemporaneously with the initial drawdown from investors in the private offering. Following the Effective Date and prior to any listing of our Common Stock on a national securities exchange (an "Exchange Listing"), our Adviser and/or Sub-Adviser may, in its sole discretion, permit one or more additional closings of the private offering. See "Item 1. Business—Private Offering."

        Prior to the effective date of this Registration Statement, we filed with the SEC an election to be regulated as a BDC under the 1940 Act. We also intend to elect to be treated, and intend to qualify annually thereafter, as a RIC under Subchapter M of the Code, for U.S. federal income tax purposes. As a BDC and a RIC, we must comply with certain regulatory requirements. See "Item 1. Business—Regulation as a Business Development Company" and "Item 1. Business—Material U.S. Federal Income Tax Considerations."

First Eagle

        First Eagle is dedicated to providing prudent stewardship of client assets. First Eagle focuses on active and fundamental investing, with a strong emphasis on downside protection and without adhering to a specific benchmark. Over a long history dating back to 1864, First Eagle has helped its clients avoid permanent impairment of capital and earn attractive returns through varied economic cycles—a tradition that is central to its mission today. First Eagle's investment capabilities include equity, fixed income, private credit and multi-asset strategies. For more information, please visit www.feim.com. Information on any website mentioned in this Registration Statement are not incorporated into or a part of this Registration Statement.

        Based in New York City since 1937, First Eagle Holdings, Inc. is a holding company incorporated in Delaware. A controlling interest in First Eagle Holdings, Inc. is owned by BCP CC Holdings L.P., a Delaware limited partnership ("BCP CC Holdings"). BCP CC Holdings GP L.L.C., a Delaware limited liability company ("BCP CC Holdings GP"), is the general partner of BCP CC Holdings and has two managing members, Blackstone Capital Partners VI L.P. ("BCP VI") and Corsair IV Financial Services

Capital Partners L.P. ("Corsair IV"). BCP VI and Corsair IV are indirectly controlled by The Blackstone Group L.P. ("Blackstone") and Corsair Capital LLC ("Corsair"), respectively. Investment vehicles indirectly controlled by Blackstone and Corsair and certain co-investors own a majority economic interest in FE Holdings and FEIM through BCP CC Holdings.

        First Eagle Investment Management, LLC, a Delaware limited liability company and a subsidiary of First Eagle Holdings, Inc., has been registered as an investment adviser with the SEC since 1995. First Eagle Investment Management, LLC is headquartered in New York, New York with approximately $102.0 billion under management as of June 30, 2019.

The Adviser

        Our investment activity is managed by our external manager, First Eagle BDC Adviser, LLC. The Adviser was formed in Delaware on January 17, 2019 and was registered with the SEC under the Investment Advisers Act of 1940, as amended (the "Advisers Act") on July 22, 2019. The Adviser has no prior experience advising or administering a BDC. The Adviser is responsible for the evaluation and approval of our investments, subject to the supervision and oversight of our board of directors, a majority of which is made up of independent directors. Under the terms of an investment advisory agreement between us and the Adviser (the "Investment Advisory Agreement"), the Adviser is responsible for originating prospective investments, conducting research and due diligence investigations on potential investments, analyzing investment opportunities, negotiating and structuring investments and monitoring our investments and portfolio companies on an ongoing basis. We have agreed to pay the Adviser a base management fee for its services. We have also agreed to pay the Adviser an incentive fee for its services following an Exchange Listing. See "Item 1. Business—Investment Advisory Agreement" for a discussion of the fees payable by us to the Adviser. More information regarding the Adviser and its business activities can be found on its registration under Form ADV located on the Investment Adviser Registration Depository website of the SEC.

The Sub-Adviser

        The Adviser has engaged FEPC to act as our investment sub-adviser. We currently expect that our Sub-Adviser will perform all of the duties of identifying investment opportunities and making investments, according to its asset allocation and other guidelines, subject to the supervision and oversight of the Adviser and our board of directors, a majority of which is made up of independent directors. Our Sub-Adviser is a Delaware limited liability company with principal offices located at 500 Boylston Street, Suite 1250, Boston, Massachusetts 02116. Our Sub-Adviser has been registered as an investment adviser with the SEC since March 30, 2012. See "Item 1. Business—Investment Sub-Advisory Agreement" for a description of the investment sub-advisory agreement among us, our Sub-Adviser and our Adviser (the "Investment Sub-Advisory Agreement") and the fees payable to our Sub-Adviser by our Adviser pursuant to such agreement. Our Sub-Adviser has no prior experience advising or administering a BDC.

        Our Sub-Adviser, the alternative credit group of First Eagle, manages two complementary investment strategies—middle market direct lending and liquid credit. Our Sub-Adviser's direct lending activities are focused primarily on providing senior secured debt financing to companies backed by private equity firms to support acquisitions, recapitalizations and other corporate purposes. Credit investments are originated directly through teams of experienced, senior originators organized around key industry and market segments. Liquid credit investment activities are focused on broadly syndicated corporate loans issued by large, non-investment grade companies for which there is a traded secondary market and quoted prices. As of September 30, 2019, our Sub-Adviser's middle market direct lending team manages eight private credit funds that co-invest in middle market loans originated through its established leverage finance lending platform, as well as other client relationships. As of the same date, our Sub-Adviser's liquid credit team managed four funds structured as CLOs that invest primarily in broadly syndicated, non-investment grade loans.

        Our Sub-Adviser's investment approach is credit-intensive and value-oriented, emphasizing a balance of current income and capital preservation with credit selection based on fundamental company analyses, industry sector outlooks, capital structure analyses and relative value analyses within a risk management framework outlined in its credit policies and procedures. Our Sub-Adviser's investment process includes comprehensive due diligence activities and detailed credit analyses. As a direct lender, our Sub-Adviser has access to company management teams and, with respect to companies borrowing in connection with merger and acquisition activities, primary investment diligence prepared for buyers.

        Our Sub-Adviser's origination and credit strategies are strongly influenced by industry dynamics. Our Sub-Adviser has an experienced staff of portfolio managers with deep industry expertise who are responsible for covering multiple industry sectors, including industrial, financial services, insurance brokerage, technology, healthcare, business services, and consumer products, among others. These portfolio managers have extensive networks of contacts in their respective coverage universes and employ a research-driven framework to develop insights in these sectors that help guide origination strategies and credit selection. Industry perspectives developed through this process help identify industry sectors with credit characteristics that align with our Sub-Adviser's risk acceptance criteria and that are likely to attract private equity investment. They also provide insight into developments in key sectors in which our Sub-Adviser has risk exposure as part of its ongoing portfolio monitoring and credit management activities.

Administrative Services

        State Street Bank and Trust Company, our Administrator, has agreed to provide administrative services necessary for us to operate. We do not currently have any employees. Our day-to-day investment operations will be managed by our Adviser, and our Administrator will provide services necessary to conduct our business. Pursuant to an administration agreement (the "Administration Agreement") between us and the Administrator, we will pay our Administrator a fee for the services. While our Administrator will serve as the primary provider of administrative services to us, we expect that First Eagle Investment Management, LLC, a subsidiary of First Eagle Holdings, Inc. and FEPC, will provide, or cause to be provided, certain additional administrative, accounting, operations, compliance and other services, including providing managerial assistance to those portfolio companies that request it, pursuant to a separate administrative support agreement (the "Administrative Support Agreement"). We will reimburse First Eagle Investment Management, LLC and FEPC for our allocable portion of the costs of these services (including costs related to personnel, overhead and other costs). We will pay no compensation directly to any interested director or executive officer of the Company. See "Item 1. Business—Administrative Services Agreements" below for a discussion of the agreements. Our Adviser and Sub-Adviser may also be reimbursed for certain expenses they incur on our behalf.

Investment Strategy

        Our investment objective is to generate attractive, consistent total returns through current income and, to a lesser extent, capital appreciation primarily through debt investments in U.S. middle market companies. Our portfolio is currently expected to consist primarily of proprietary, or privately negotiated, investments in first lien senior secured bank loans, and to a lesser extent, unitranche loans and second lien loans made to middle market companies either originated or sourced by the Adviser or the Sub-Adviser. We currently expect that our portfolio will consist primarily of loans originated directly or through club-style transactions, and, to a lesser extent, syndicated loans acquired by the Company. The Adviser and/or Sub-Adviser will target loans that are floating rate and secured by substantially all the assets of borrowers operating in target industry sectors with annual EBITDA of between $10 million and $100 million. The average maturity of our loans is currently expected to be five to seven years, depending on the type of loan, while the intended average duration is currently expected to be three to four years based on our historical prepayment experience. Average maturities and duration may change over time. We may also invest in structured credit and asset-backed securities, such as CLOs, as well as preferred and common equity. Our investments will be subject to the Adviser's and/or Sub-Adviser's credit and lending policies and procedures in effect at the time of investment.

        We expect to enter into agreements for various types of credit facilities, including warehouse lines of credit and subscription lines, allowing us to borrow funds to make additional investments which are expected to be accretive to investment income and returns. The Company does not currently intend to enter into hedging arrangements, but may elect to do so in the future.

        We expect that the Adviser and Sub-Adviser will be highly selective in the types of lending opportunities it will pursue. Targeted debt investments are generally not expected to be rated by any rating agency, but we believe that if such investments were rated, they would be below investment grade (e.g., "B1," "B2," or "B3" by Moody's Investors Service), which reflects their limited size and use of leverage. The Company does not intend to invest in unsecured, subordinated notes, but does expect to offer its borrowers revolving credit facilities and unfunded delayed-draw term loans on a limited basis, which may result in contingent liquidity commitments.

        Our investment strategy is also expected to involve investing in loans and securities issued by private equity sponsor-backed, middle market companies. We expect that each of the Adviser and Sub-Adviser will be selective of the private equity sponsors it targets, focusing generally on more established private equity firms with between $500.0 million and several billion of committed capital managed across multiple funds and proven investment track records.

Competitive Advantages

        We believe that our Sub-Adviser's systematic approach to loan sourcing and origination combined with its disciplined investment approach, emphasizing fundamental credit analysis, highly diversified portfolio construction and rigorous risk management should position us to achieve attractive risk-adjusted returns while also protecting our capital from downside risk.

        We believe the following factors related to our Sub-Adviser will provide us with opportunities to grow and achieve our investment objectives for our stockholders.

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  Transaction Experience and Domain Expertise.  Since its inception in 2004, our Sub-Adviser has been a consistent investor in the middle market and over this time has developed an extensive sourcing network, deep domain expertise and a proven track record as both a financing partner to private equity firms and as an investment manager. The team has invested approximately $15.0 billion in more than 750 transactions with over 250 different private equity firms over that timeframe. The investment team includes originators with extensive middle market transaction experience supported by independent portfolio managers with deep industry expertise. The broader credit platform currently has 59 employees dedicated to managing investment strategies focused on private credit. Led by loan market veteran Timothy Conway, our Sub-Adviser's investment team of more than 30 professionals has an average of 18 years of investment experience in private credit and are supported by First Eagle staff focused on operations, finance, legal and compliance, accounting and reporting, marketing, information technology and office management. The depth and breadth of our experience is also reflected in an extensive library of precedent transaction files, which we believe can provide a valuable information advantage when competing for new financing opportunities and which is also used to inform our due diligence activities and investment decisions.

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  Consistent, Cycle-tested Investment Strategy.  Our Sub-adviser has consistently employed the same defensive investment strategy focused on traditional first lien senior loans through complete credit cycles. The investment team has an un-interrupted track record of investing since our Sub-Adviser was formed in 2004. The strategy emphasizes a balance of current income and downside protection through construction of highly diversified portfolios of investments in privately negotiated, first lien loans issued by middle market companies backed by private equity firms. We believe our current focus on privately negotiated senior loans offers important advantages compared to other investment strategies, including direct access to company management teams and diligence information as well as the time needed to conduct comprehensive direct due diligence. We also believe it allows us the ability to control or strongly influence the negotiation of transaction terms and documentation that include meaningful lender protections. Our current focus on sponsored transactions, in which private equity firms have significant cash investments in our portfolio companies, also offers significant advantages, in our view, which include: access to primary diligence information developed in connection with potential acquisitions and additional financial and operating resources, as well as access to a broad range of investment opportunities which allows for greater credit selectivity. The strategy also emphasizes management of downside risk at the portfolio level through investment guidelines which are intended to limit concentrations of risk exposure to single issuers, industry sectors, geographies, and certain loan types, among other things. Our current emphasis on lower-yielding, conservatively structured senior loans issued by middle market companies held in highly diversified portfolios is intended to provide us with flexibility to tailor the expected return profile of the strategy through the use of leverage.

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  Relationship-driven Sourcing Model.  Our Sub-Adviser has sourced substantially all of its investment opportunities from an extensive network of relationships established over decades with a select group of private equity firms. Our Sub-Adviser systematically covers approximately 200 private equity firms with middle market investment strategies. The investment team currently further focuses its coverage on approximately 50 firms which it believes have the ability to provide the broadest range of quality investment opportunities and have strategies that align best with its investment criteria and credit considerations. We believe our Sub-Adviser has a strong reputation as a trusted and reliable senior debt financing partner among those firms, which is based, in most cases, on a relationship and track record built over 15 years. We believe that reputation reflects a number of factors, including: our consistent commitment to the market segment; our experience and transaction capabilities; the responsiveness of our originators and investment process; our consistent delivery of proposed terms; and our track record of working constructively through challenges. We also believe this reputation is reflected in the fact that more than 100 sponsors have repeatedly chosen our Sub-Adviser for over 450 transactions. We intend to use our relationships to source investment opportunities from which we expect to select loans that we believe has the ability to provide attractive returns. With investments in approximately 200 portfolio companies, our Sub-Adviser also has the advantage of being an incumbent lender, which, historically, has provided a consistent and meaningful source of new investment opportunities.

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  Fund Leverage Capabilities.  Our Sub-Adviser has significant experience financing portfolios of illiquid, middle market loans and has extensive relationships and experience with many active credit providers and other market participants. As a premier sponsor of middle market CLOs, our Sub-Adviser is among the largest issuers of CLOs backed by middle market loans, having completed 14 new CLO transactions, two CLO contract acquisitions, three resets and three refinancings since its inception. We believe that our Sub-Adviser has a reputation as a pioneer in this market segment, having completed a number of milestone transactions that introduced significant new product innovations and helped develop broad investor interest in the asset class. Those capabilities also extend to asset-based warehouse style credit facilities used to aggregate portfolios of loans to securitize or as long-term match funded financings for credit funds. We intend to use our financing capabilities and relationships with credit providers to arrange financing that we believe has the ability to provide financial flexibility and cost-effective funding.

Market Opportunity

        We believe the following characteristics of the U.S. middle market make it an attractive lending opportunity.

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  Access to Capital Markets.  Middle market companies generally do not have access to the debt capital markets due primarily to the limited size of their funding needs and their inability to achieve an appropriate credit ratings profile, and, instead must rely on intermediated markets. Investors in non-investment grade corporate debt, for example, generally require a minimum level of market liquidity, which cannot be met by trading activity in small bond issuances held by few investors. Middle market companies also typically lack credit ratings, which are expensive relative to the size of their funding needs and are generally limited to weaker ratings by the agencies' rigid assessments of risks related to their size and financial flexibility. While the syndicated loan market is modestly more accommodating to middle market issuers, loan issue size and liquidity are also key drivers of institutional appetite. As a result, loan underwriters typically do not provide firm commitments to terms and pricing, creating uncertainty which may limit the attractiveness of the option when it is available. Banks are also generally reluctant to focus on middle market loans because the opportunity costs relative to large corporate transactions are typically too high.

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  Decline in Bank Participation.  We believe that many commercial and investment banks have continued to de-emphasize lending to middle market businesses in favor of lending to large corporate clients and managing capital markets transactions. In addition, we believe that these lenders may be constrained in their ability to lend to private equity backed middle market issuers due to regulatory supervisory constraints, as well as related capital and liquidity requirements. We believe these factors continue to drive a significant shift of merger and acquisition lending activity in connection with private equity backed companies from regulated banks to alternative funding sources such as non-bank lenders, resulting in more market opportunities for us.

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  Premium to Fixed Income Alternatives.  Yields on loans issued by middle market companies have historically been higher than yields of comparably rated large corporate loans. The premium offered by middle market loans is generally considered as compensation to investors for illiquidity and the complexity of originating and structuring loans when compared to the large corporate market. Middle market companies also typically pay higher interest rates relative to large corporate borrowers of similar credit quality due to the more limited sources of financing and increased complexity required to underwrite and manage middle market loans.

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  Structural Advantages.  Loans issued by middle market companies have historically included certain structural advantages relative to broadly syndicated loans and high yield bonds. Middle market companies typically have more conservative capital structures than larger companies which may issue broadly syndicated loans or high yield bonds. More conservative capital structures typically reflect leverage levels 0.25x-1.00x turns of EBITDA lower than large corporates. In addition, private equity-backed, middle market companies typically receive higher cash equity contributions from transaction sponsors, which we view as a positive credit consideration and a structural advantage. Middle market loans also typically benefit from a range of lender protections, including meaningful maintenance of financial covenants, which can include minimum EBITDA levels, leverage limits and minimum fixed charge coverages among other things. Other lender protections may also include affirmative and restrictive covenants, which can require more frequent financial reporting and restrict additional debt incurrence, repayment of junior debt, dividends, use of proceeds from assets sales and equity issuances, among other things. These protections provide lenders the ability to intervene ahead of an insolvency event if a company's financial condition deteriorates.

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  Attractive Investment Characteristics.  We believe certain structural attributes and investment characteristics of middle market senior loans can provide important portfolio benefits. Given the low rate environment, the floating rate structure of these investments can provide a valuable hedge against rising rates, which protect against declines in value that are experienced by fixed rate investments in that environment. Returns generated from middle market loans have also historically been less volatile than and un-correlated with returns from other asset classes, providing valuable diversification benefits. First lien, senior secured loans also provide strong defensive characteristics. These loans have priority in payment among issuers' other creditors whereby holders are entitled to repayment before junior creditors and equity holders. Further, these investments are typically secured by all assets of an issuer and a pledge of their stock, which is intended to provide protection in the event of a default.

Investment Process, Underwriting and Portfolio Management

Process Generally

        We intend to use an investment process that is credit-intensive and value-oriented, with an emphasis on portfolio diversification, capital preservation and current income. The investment process will be based on clearly articulated credit policies and procedures that establish risk appetite and criteria applied in credit selection. These policies and underwriting guidelines will influence our investment process—beginning with sourcing and thorough underwriting, final approval and portfolio monitoring.

        We currently expect to rely on the established investment process of our Sub-Adviser with respect to identifying prospective investments for us, as well as underwriting, monitoring and managing those investments. The credit policies and overall investment approach of our Sub-Adviser are intended to provide a consistent, disciplined investment process to minimize credit losses within expected ranges, while also providing timely, decisive, and reliable feedback to originators and deal sources. We also believe that our Sub-Adviser has developed a strong approach to seeking high current income while managing the unique risks associated with middle market direct lending.

        Consistent with a conservative investment approach, the Adviser and Sub-Adviser have structured their investment process by separating the origination function from underwriting and decision-making.

Origination

        We expect that our Sub-Adviser will source lending opportunities through multiple, well-established channels. Our Sub-Adviser has developed sourcing capabilities through its nationwide proprietary lending platforms that cross-refer deal opportunities. With an average of 23 years of experience across 19 senior investment team members, the team of originators at our Sub-Adviser are credit-trained professionals with significant transaction expertise. Our Sub-Adviser has invested significant resources in both developing relationships with target transaction sponsors and understanding their respective investment strategies, performance track records, access to capital, and industry focus, as well as the backgrounds of their investment professionals. In many cases, relationships with management and senior investment professionals at target companies extend back through their earlier professional careers. This network has generated strong deal flow and repeat business with target sponsors.

        The investment teams will also seek to leverage their experience and track record of being responsive, consistent and constructive. Through their extensive transaction experience, they understand the unique dynamics of middle market buyouts and strive to bring a valued perspective to deals. Moreover, the investment teams will work to deliver quick market insights with an informed perspective, so that the Adviser and/or Sub-Adviser can commit to appropriate deals on tight timeframes.

        Our Sub-Adviser will target financing opportunities where the Company can perform a role as lead lender and/or arranger, and also participate as a 'club lender' in small lending groups, emphasizing the quality and risk/return attributes of lending opportunities. We believe lead arranger opportunities are important as they will allow us the opportunity to control transaction terms and hold level, and to collect incremental syndication fees that help to enhance our overall returns. We may also target secondary roles where we are in a position to exercise significant influence over the investment, such as where we are in an equal lien priority with other lenders with direct access to the sponsor and management, are able to conduct direct primary due diligence, and/or have significant input and influence over deal structure, transaction documentation and share wholesale economics.

        We may receive origination or other fees upon the origination of our investments that are sourced by the Adviser and/or Sub-Adviser.

Underwriting and Transaction Structuring

        Our Sub-Adviser's investment process includes comprehensive due diligence activities and detailed credit analyses led by a group of portfolio managers with deep industry expertise and originators with significant transaction experience. The teams will seek to leverage externally-prepared market studies, quality of earnings reports, background checks, and customer calls among other things. As a direct lender, we will also have access to company management teams and, with respect to companies borrowing in connection with merger and acquisition activities, primary investment diligence prepared for buyers.

        The underwriting process is designed to generate consistent, anticipated credit outcomes and provide early feedback and timely decisions to transaction sponsors. New lending opportunities will be led through the credit process by transaction teams comprised of a senior originator and a senior portfolio manager supported by an associate/analyst from a pool of junior professionals. The originator will primarily be responsible for originating and structuring the transaction with the portfolio manager providing industry expertise and an independent credit assessment. The portfolio manager will also be responsible for final documentation and ongoing monitoring and management of the borrowers' credit performance. The credit and portfolio management professionals operate as an independent group responsible for underwriting and ongoing portfolio monitoring and management. The portfolio managers will seek to leverage their extensive networks of contacts (corporate executives, consultants, research analysts, intermediaries) in their respective areas of coverage to employ a research-driven framework to develop valuable insights in these sectors that help guide origination strategies and credit selection. Perspectives developed through this process will help identify industry sectors with credit characteristics that align with our risk acceptance criteria and that are likely to attract private equity investment and also help provide forward-looking insight into developments in key sectors in which we may have risk exposure. In addition, the portfolio managers will seek to use their respective networks in each sector as a valuable reference tool to perform various types of 'checkings' and test key assumptions that underpin private equity investment theses, as well as borrowers' business and financial projections.

Pre-screen

        In the initial review and preliminary due diligence phase of the investment process, a seasoned, credit-trained originator intends to review the initial deal materials with a focus on whether the opportunity is consistent with our investment criteria. If the opportunity fits the credit criteria, the originator will be paired with an equally seasoned, credit-trained and industry-focused portfolio manager to continue the due diligence process.

        When an originator sources a deal opportunity that the originator believes fits the criteria, the Adviser and/or Sub-Adviser expects to assign a portfolio manager (based largely on industry coverage) to form a deal team with the originator. Each deal team will be supported by a member(s) of the team's pool of credit associates and analysts. This deal team conducts preliminary due diligence on the opportunity. If the deal team supports an investment, the Adviser and/or Sub-Adviser will then prepare an investment memorandum for a preliminary review by the Adviser and/or Sub-Adviser's investment committee. Before proceeding with further due diligence and underwriting, all preliminary deal reviews require unanimous support from both the investment committee and the senior members of the deal team. Further, the investment committee will identify other areas of due diligence that will need to be addressed by the deal team in the next phase and prior to final investment committee approval.

Due Diligence

        Following the preliminary approval, the deal team expects to complete a vigorous due diligence and underwriting process focused on the areas of due diligence identified in the pre-screen process. The deal team will review the target company, seeking to develop an understanding, analysis and acceptance of a range of issues, including:

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  target company overview, ownership, management and business strategy;

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  summary of major risks and mitigating factors;

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  industry and competitive analysis;

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  review of accounting and audit (internal and external), operations, human resources and labor relations;

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  legal and regulatory review, insurance review and environmental risk assessment;

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  analysis of any related third parties;

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  comparative analysis in terms of deal structure, covenants and pricing;

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  collateral assessment;

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  financial analysis and projections, including base case and downside case; and

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  profitability analysis and portfolio impact.

        The deal team intends to conduct its own independent due diligence by utilizing multiple resources to vet an opportunity, which resources may include information made available by the target company, site inspections, background checks and customer references as well as third-party resources (for example, market studies, quality of earnings reports and reference checks) when necessary. In addition, the portfolio manager performs a cycle analysis, or stress test, to assess survival potential for the senior debt of the company. The deal team negotiates legal documentation concurrently with seeking final investment committee approval. We will seek covenant protection in the legal documentation through both affirmative and negative covenants.

Risk Rating and Final Approval

        Prior to final approval, the Adviser and/or Sub-Adviser will assign a ratings score to each potential investment. The deal team's portfolio manager is responsible for preparing and recommending a rating at the time of approval and for any future rating changes should the deal be added to the portfolio. The Sub-Adviser will require all loans within the portfolio to carry a current risk rating at all times.

        The Adviser and/or Sub-Adviser will rate investments using a proprietary system, which combines a quantitative rating engine, Moody's RiskCalcTM KMV, with a qualitative scorecard system, CreditWizard, to determine each loan's risk rating ("RR"), probability of default ("PoD"), and loss given a default (i.e., the loss at such loan if a default occurs) ("LGD"). Together, the PoD and LGD determine the expected loss ("EL") for each asset.

        The rating system will include the following four steps:

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  Financial analysis of the borrower.  The Adviser and/or Sub-Adviser expects to send each borrower's financial statements through Moody's RiskCalcTM KMV model, which compares the borrower's financials to a set of similar private and public companies. Based on its assessment, the system will return a PoD, which has a corresponding RR.

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  Qualitative analysis of the borrower.  The Adviser and/or Sub-Adviser intends to feed both the PoD and RR into CreditWizard for manual adjustment by the portfolio manager using 12 qualitative factors, which include:

• Management team	• Purpose
• Industry position	• Financial flexibility/liquidity
• Event risks	• Customer concentrations
• Execution risks	• Stress tests
• Sponsor quality	• Industry outlook
• Any explicit capital support	• Company size

        Once the 12 criteria are scored, we expect CreditWizard to provide an updated RR, which correlates to a newly adjusted PoD, both of which are included with every loan during the underwriting phase and through ongoing monitoring. The Sub-Adviser intends to monitor these scores and rerun at least quarterly, and upon any material event.

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  Qualitative Analysis of Facility and Capital Structure.  We also expect CreditWizard to analyze the borrowers, capital structure and collateral to determine an LGD. Using the LGD and adjusted PoD, the CreditWizard would calculate the EL for the loan. These three data points are included with the RR when monitored and recalculated.

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  Committee Confirmation.  During the final review of a loan, the Adviser will review the RR, PoD and LGD of an investment. After approval of the investment, the ratings would be captured in a portfolio management system. Future adjustments would be made at the portfolio manager's discretion.

        For inclusion in the portfolio, each potential investment will require unanimous approval by the Adviser and/or Sub-Adviser's investment committee, which will include the Head of Private Credit, the Head of Credit Risk Management, and the deal team's senior originator and senior portfolio manager.

Portfolio Monitoring

        Following our initial investment in a portfolio company, we intend to employ a thorough process to monitor and manage investments. We will typically review financial information monthly and track actual results against projected performance, with more detailed analyses quarterly, including reviews of covenant compliance. Credit and portfolio management professionals will assess both quantitative, business-specific measures and more holistic macroeconomic and industry trends. If an investment performs significantly below expectations, we would monitor it with increased frequency.

        In addition to the risk ratings, we would also employ a parallel credit flag system, which is linked to a borrower's actual financial performance compared to its projections. Deterioration in credit performance would trigger changes in servicing standards, resulting in more active management.

        Investments which are performing reasonably close to plan are designated "above" plan, "on" plan, or "below" plan. Such investments are reviewed no less than quarterly.

        Investments for which the risk profile has declined materially are designated as "watchlist" credits and are further designated with the Credit Flags Special Mention, Sub Standard, and Sub Standard Non-Accrual Loan per the definitions below. Watchlist investments are reviewed in detail no less than monthly.

        A "special mention" designation is appropriate for investments where performance has slipped materially from plan or where developments indicate that a potential deterioration in risk profile may exist.

        A "sub standard" designation is appropriate for investments where the risk profile has declined materially and there is distinct possibility of loss if the weaknesses are not corrected.

        A "sub standard non-accrual loan" designation is appropriate for when full collection of principal and interest is questionable, and the loan is deemed probable to incur an impairment loss.

Investment Committee

        Pursuant to the Investment Sub-Advisory Agreement, the Sub-Adviser will provide assistance to the Adviser in identifying investment opportunities and making investments. We currently expect that the Sub-Adviser's investment committee will evaluate and approve all of our investments, subject to the oversight of our board of directors. In addition, we also currently expect that the Sub-Adviser will assist with the monitoring of our portfolio and may make managerial assistance available to certain of our portfolio companies.

        The investment committee review process is intended to bring the diverse experience and perspectives of the investment committee members to the analysis and consideration of every investment. The Sub-Adviser's investment committee is currently led by Timothy Conway. The investment committee reviews potential transactions and transaction flow on a regular basis. In addition to reviewing investments, the investment committee meetings serve as a forum to discuss credit views and outlooks. Members of the transaction team are encouraged to share information and views on credit with the committee early in their analysis. The investment committee also determines appropriate investment sizing and manages ongoing monitoring requirements. We believe this process improves the quality of the analysis and enables transaction team members to work more efficiently.

        The members of the Sub-Adviser's investment committee are not employed by us, and will receive no compensation from us in connection with their portfolio management activities. The directors, officers and other personnel of the Adviser and Sub-Adviser allocate their time between advising us and managing other investment activities and business activities in which they may be involved. Therefore, the Adviser, the Sub-Adviser, their personnel and certain affiliates may experience conflicts of interest in allocating management time, services and functions among us and any other business ventures in which they or any of their key personnel, as applicable, are or may become involved. This could result in actions that are more favorable to other affiliated entities than to us.

Key Personnel of the Sub-Adviser

        Below is biographical information relating to certain key personnel involved in rendering investment related services:

        Timothy J. Conway has been our Chief Executive Officer since 2019 and is serving as one of our directors since 2019. He is also the head of private credit at FEPC, where he serves as a member of the Management and Investment Committees. Tim founded FEPC in June 2004, serving as its chief executive officer and, from 2006, as chairman of the company's board of directors. From 1996 to 2002, Tim managed Corporate Finance and Capital Markets for FleetBoston Financial Corporation ("Fleet"), and was a member of the Management, Credit Policy and Market Risk Committees. Prior to joining Fleet in 1996, Tim was a senior securities officer at Citicorp Securities Inc. ("Citicorp"), with responsibility for the bank's private placement, loan syndication and acquisition finance businesses. He was also a member of Citicorp's High Yield Commitment Committee. Mr. Conway began his career in finance at Aetna Inc., where he was an investment director responsible for the purchase and management of privately placed debt securities, including project finance and other structured securities. Mr. Conway has a B.A. from Fairfield University and an M.B.A. from the University of Connecticut.

        Daniel D. McCready is a managing director and head of credit risk management for direct lending at FEPC. He chairs the Investment and Underwriting Committees for FEPC. Dan has more than 30 years of experience in leveraged finance and sponsor coverage. Before joining FEPC in 2013 as chief credit officer (later named chief investment officer in 2016), he was chief credit officer of corporate finance of CIT Group Inc. ("CIT") from 2007 to 2013, where he was a member of the firm's Credit Policy Committee. His risk responsibilities there included all industry groups and all product categories across the Corporate Finance division, including sponsor finance, asset-based lending and equipment finance. Prior to joining CIT in 2007, Mr. McCready held several risk-leadership positions, including credit management and restructuring at General Electric Capital Corporation and CIBC World Markets Corp. Mr. McCready has a B.S. in physics from the U.S. Naval Academy and an M.B.A. in finance and investment from George Washington University.

        Patrick F. McAuliffe serves as a managing director and head of direct origination for FEPC. Prior to joining FEPC in 2005, Mr. McAuliffe was regional executive in Bank of America's Metro New York region, leading its middle market lending business in the tri-state area. He previously served in a variety of senior roles at Fleet before its merger with Bank of America, including as president of Fleet's Metro New York region from 2003 to 2004; executive credit officer for the bank's middle market business from 2002 to 2003; and group executive for several national specialized lending groups including Oil & Gas, Transportation, Auto, Specialty Finance, Sports Finance, Utilities, and Environmental Services from 1999 to 2002. Mr. McAuliffe has a B.S. degree in accounting from Manhattan College.

        Joseph Sileo serves as the head of capital markets for FEPC. He focuses on developing and maintaining relationships with lenders as well as on originating, structuring and syndicating transactions of senior debt investments across a variety of industries. Mr. Sileo joined FEPC in 2018 with over 17 years of experience in leveraged finance and capital markets. Previously, he was a managing director at Citizens Bank, where he focused on private equity sponsors. Prior to that, he was a managing director at RBS Securities where he worked on restructurings and was responsible for a $10 billion portfolio of distressed credits. Before that, Joe was a vice president in RBS' leveraged finance business and, earlier in his career, held roles at Morgan Stanley and FitchRatings. Mr. Sileo received his B.A. in economics from Bucknell University.

        Scott D'Orsi is a managing director and CLO portfolio manager for FEPC. Mr. D'Orsi has more than 25 years of investment experience in non-investment-grade debt markets, including an extensive background in structuring, underwriting and trading loans and other debt securities. From 2004 to 2015, Mr. D'Orsi was a principal at FOC Partners, which was acquired by FEPC in 2015. From 2003 to 2004, Mr. D'Orsi worked at Spear Leeds & Kellogg LP where he had high-yield sales and internal-research responsibilities. Prior to joining Spear Leeds & Kellogg LP, he was an executive director with CIBC World Markets in London and a founding member of the European Leveraged Finance Group and held finance-related positions at BancBoston Capital, Inc. and Fleet Bank. Mr. D'Orsi has a B.A. in economics from Yale University and an M.B.A. from Babson College. He holds the Chartered Financial Analyst designation.

        Michael J. Eisenstein has been our Chief Financial Officer since 2019. He is also is a managing director and serves as treasurer—lending and CLOs—for FEPC. Mr. Eisenstein joined FEPC in 2005 from Bank of Tokyo-Mitsubishi UFJ Capital Corporation ("BTMU"), where he covered non-investment-grade mid-sized commercial finance and transportation companies in the Corporate Investment Banking Group since 2002. From 1999 to 2002, Mr. Eisenstein was an analyst in the Corporate Finance Group in BTMU's Auto Lease Finance Division. In that role, he was principally responsible for the division's securitization activities, lease equity asset-management platform, and development of the group's quantitative portfolio and risk-management infrastructure. Mr. Eisenstein graduated magna cum laude from Suffolk University with a B.S. in finance and received an M.B.A. with distinction from the McCallum School of Business at Bentley University. He holds the Chartered Financial Analyst designation.

        Brian Forde serves as a managing director, chief compliance officer and head of operations for FEPC, which he joined in 2007. Prior to joining FEPC, Brian was the director of the Senior Loan Services group of Investors Bank and Trust from 2004-2007. Prior to that, he worked for eight years at State Street Bank and Trust Company as vice president of the Loan Servicing Group and in various roles in the Corporate Trust, Securities Operations, and Mutual Fund Accounting divisions. Mr. Forde received a B.A. in Business Administration with an Accounting/Management concentration from Salem State College.

        Robert K. Brown has been our Corporate Secretary since 2019. He is also a managing director and product specialist for the private credit team of FEPC, which he joined in 2006. Prior to joining FEPC, Mr. Brown was managing director and head of Sales Planning & Performance Management for the Global Wealth & Investment Management Division of Bank of America where he was responsible for sales strategy, planning and sales-force-effectiveness programs across multiple channels. He also ran the program office for all major strategic initiatives and was a member of the Bank of America's Banking & Fiduciary and Investment Product Approval Committees. Prior to assuming those roles, he served as head of strategy and business development for Bank of America's Commercial Finance Division, where he was responsible for a range of business-support activities, including planning, mergers and acquisitions and strategic initiatives.

        He began his career at Fleet Financial Group in 1992 by completing its management training program before serving as a middle market commercial banker. He later became head of Structured Credit Products for Fleet Securities, where he was responsible for the firm's securitization and credit derivatives platform. He also ran Fleet's Commercial Development Group, with responsibility for strategic marketing and planning for the commercial banking division.

        Rob received a B.A. in Economics from the University of Vermont and an M.B.A. from the University of Rhode Island. He also attended the University of London.

Competition

        Our primary competitors in providing financing to middle market companies include public and private funds, other BDCs, commercial and investment banks, commercial finance companies and, to the extent they provide an alternative form of financing, private equity and hedge funds. Many of our competitors are substantially larger and have considerably greater financial, technical, and marketing resources than we do. Some competitors may have access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. Further, many of our competitors are not subject to the regulatory restrictions that the 1940 Act imposes on us as a BDC, or to the distribution and other requirements we must satisfy to qualify for RIC tax treatment. See "Risk Factors—Risks Related to Our Business—We may face increasing competition for investment opportunities, which could delay further deployment of our capital, reduce returns and result in losses."

Operating and Regulatory Structure

        We have elected to be regulated as a BDC under the 1940 Act. As a BDC, we are generally prohibited from acquiring assets other than qualifying assets, unless, after giving effect to any acquisition, at least 70.0% of our total assets are qualifying assets. Qualifying assets generally include securities of eligible portfolio companies, cash, cash equivalents, U.S. government securities and high-quality debt instruments maturing in one year or less from the time of investment. Under the rules of the 1940 Act, "eligible portfolio companies" include (1) private U.S. operating companies, (2) public U.S. operating companies whose securities are not listed on a national securities exchange (e.g., the New York Stock Exchange and the Nasdaq Stock Market) or registered under the Exchange Act, and (3) public U.S. operating companies having a market capitalization of less than $250.0 million. Public U.S. operating companies whose securities are quoted on the over-the-counter bulletin board and through OTC Markets Group Inc. are not listed on a national securities exchange and therefore are eligible portfolio companies.

        We intend to elect to be treated, and to qualify annually thereafter, as a RIC under Subchapter M of the Code, and we have elected to be regulated as a BDC. A BDC that has elected to be a RIC generally does not incur any U.S. federal income tax so long as the BDC continuously maintains its BDC election in accordance with the 1940 Act, at least 90.0% of the BDC's gross income each taxable year consists of certain types of qualifying investment income, the BDC satisfies certain asset diversification requirements at the close of each quarter of its taxable year, and if the BDC distributes substantially all of its annual net taxable income (including net realized capital gains, if any) to its stockholders on a current basis. The rules applicable to our qualification as a RIC for tax purposes are complex and involve significant practical and technical issues. If we fail to qualify as a RIC for U.S. federal income tax purposes or are unable to maintain our qualification for any reason, then we would become subject to regular corporate income tax, which would have a material adverse effect on the amount of after-tax income available for distribution to our stockholders. See "Item 1. Business—Material U.S. Federal Income Tax Considerations."

        We intend to timely distribute to our stockholders substantially all of our annual net taxable income and distribute net capital gains, except that we may retain certain net capital gains for reinvestment in our portfolio and, depending upon the level of annual net taxable income earned in a year, we may choose to carry forward net taxable income for distribution in the following year and pay an applicable U.S. federal excise tax.

        We do not currently have any employees. Our day-to-day investment operations are managed by the Adviser and Sub-Adviser, and our Administrator and First Eagle Investment Management, LLC provide services necessary to conduct our business. We pay no compensation directly to any interested director or executive officer of the Company. The Adviser and Administrator may be reimbursed for certain expenses they incur on our behalf. In addition, pursuant to the Administrative Support Agreement, we will reimburse First Eagle Investment Management, LLC and FEPC for our allocable portion of the costs of certain additional administrative, accounting, operations, compliance and other services, including providing managerial assistance to those portfolio companies that request it (including costs related to personnel, overhead and other costs).

        We do not currently intend to institute a share repurchase program, and share repurchases are effected only in extremely limited circumstances in accordance with applicable law.

Private Offering

        Our initial private offering of shares of Common Stock was conducted in reliance on Regulation D under the Securities Act. Investors in our initial private offering were required to be "accredited investors" as defined in Regulation D of the Securities Act. The criteria required of Regulation D under the Securities Act may not apply to investors in subsequent offerings.

        We entered into separate subscription agreements with a number of investors for this private offering. Each investor made a Capital Commitment to purchase shares of Common Stock pursuant to a subscription agreement (a "Subscription Agreement"). Investors will be required to make capital contributions to purchase shares of Common Stock each time we deliver a drawdown notice, which will be delivered at least ten business days prior to the required funding date, in an aggregate amount not to exceed their respective Capital Commitments. All purchases will generally be made pro rata in accordance with the investors' Capital Commitments, at a per-share price as determined by our board of directors (including any committee thereof) as of the end of the most recent calendar quarter or such other date as determined by our board of directors prior to the date of the applicable drawdown notice. The per-share price will be at least equal to our current net asset value ("NAV") per share determined in accordance with the limitations under Section 23 of the 1940 Act. Our board of directors may set the per-share price above the NAV per share based on a variety of factors, including, without limitation, the total amount of our organizational and other expenses. Upon the conclusion of a Commitment Period (as defined below) applicable to a Capital Commitment, the applicable investor will be released from any further obligation to purchase additional shares of Common Stock with respect to such Capital Commitment. Prior to an Exchange Listing, no investor who participated in the private offering will be permitted to sell, assign, transfer or otherwise dispose of its shares of Common Stock or Capital Commitment unless we provide our prior written consent and the transfer is otherwise made in accordance with applicable law.

        The initial closing of our private placement occurred shortly after the filing of our election to be regulated as a BDC under the 1940 Act. Additional closings are expected to occur from time to time thereafter as determined by us. We reserve the right to conduct additional offerings of securities in the future in addition to this private offering. In the event that we enter into a Subscription Agreement with one or more investors after the initial drawdown, we intend to retain the right under the Subscription Agreement, if determined by us in our sole discretion, to require each such investor to make purchases of shares of Common Stock (each, a "Catch-up Purchase") on one or more dates to be determined by us. The aggregate purchase price of the Catch-up Purchases will be equal to an amount necessary to ensure that, upon payment of the aggregate purchase price, such investor will have contributed the same percentage of its Capital Commitment to us as all investors whose subscriptions were accepted at previous closings. Catch-up Purchases will be made at a per-share price as determined by our board of directors (including any committee thereof) as of the end of the most recent calendar quarter or such other date as determined by our board of directors prior to the date of the applicable drawdown notice, or such other date as may be required to comply with the provisions of the 1940 Act. The per-share price will be at least equal to the NAV per share determined in accordance with the limitations under Section 23 of the 1940 Act.

        Upon termination of the period (the "Commitment Period") beginning on the closing of the subscription for the shares by the investor (the "Closing") and ending on the earlier of (1) the completion of a Liquidity Event (as defined below) or (2) the fifth anniversary of the Closing (subject to the Company's right, in its discretion, to extend the period for up to two one-year periods by written notice to the investor), an investor will be released from any obligation to fund any portion of such investor's Capital Commitment for which such investor has not received a drawdown notice prior to the termination of the commitment period, except, in the case of termination of the commitment period pursuant to clause (2), to the extent necessary to (A) pay expenses of the Company, including management fees, amounts due or that may become due under any financing or similar obligations (including amounts that may be required to repay obligations under credit facilities), and indemnity obligations or (B) fund investments or obligations (including guarantees) of the Company in connection with any transaction for which there is a binding written agreement as of the end of the commitment period (including phased investments or contingent commitments).

Liquidity Event

        Our term is perpetual; however, we intend to explore a Liquidity Event within 3 to 5 years after the commencement of our operations. Our board of directors (to the extent consistent with its fiduciary duties and subject to any necessary stockholder approvals and applicable requirements of the 1940 Act) will use its commercially reasonable efforts to wind down or liquidate and dissolve the Company or to consummate a strategic sale to a third party if the Company has not consummated a Liquidity Event within 5 years after the commencement of our operations (subject to the extension period described above) or to consummate a strategic sale to a third party.

        We define "Liquidity Event" to mean any of the following: (1) an initial public offering of the Common Stock or an Exchange Listing, (2) a sale of all or substantially all of Company's assets to, or other liquidity event with, an entity for consideration of either cash and/or publicly listed securities of the acquirer, which potential acquirers may include other BDCs, including at the discretion of our board of directors, BDCs advised by affiliates of First Eagle Investment Management, LLC.

Risk Management

        We intend to construct a diversified investment portfolio which limits concentrations by company, loan type, investment size, industry and geographic regions within the United States. Furthermore, we must meet certain diversification tests in order to qualify as a RIC for U.S. federal income tax purposes, or the "Diversification Tests". See" Item 1. Business—Material U.S. Federal Income Tax Considerations."

Investment Advisory Agreement

        We have entered into the Investment Advisory Agreement with the Adviser. Pursuant to the Investment Advisory Agreement with the Adviser, we have agreed to pay the Adviser a base management fee and an incentive fee for investment advisory and management services. The Adviser may, from time-to-time, grant waivers on our obligations, including waivers of the base management fee under the Investment Advisory Agreement. Under the terms of the Investment Advisory Agreement, the Adviser:

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  determines the composition and allocation of our portfolio, the nature and timing of the changes to our portfolio and the manner of implementing such changes;

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  determines what securities and other assets we purchase, retain or sell;

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  identifies, evaluates and negotiates the structure of the investments we make (including performing due diligence on our prospective portfolio companies);

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  executes, closes, services and monitors the investments we make;

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  arranges financings and borrowing facilities for the Company;

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  provides us with such other investment advisory, research and related services as we may, from time to time, reasonably require for the investment of our funds; and

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  to the extent permitted under the 1940 Act and the Advisers Act, on our behalf, and in coordination with any sub-adviser and any administrator, provides significant managerial assistance to those portfolio companies to which we are required to provide such assistance under the 1940 Act, including utilizing appropriate personnel of the Adviser to, among other things, monitor the operations of our portfolio companies, participate in board and management meetings, consult with and advise officers of portfolio companies and provide other organizational and financial consultation.

        Subject to compliance with applicable law and published SEC guidance, nothing contained in the Investment Advisory Agreement will in any way preclude, restrict or limit the activities of our investment adviser or any of its respective subsidiaries or affiliated parties. See "Item 7. Certain Relationships and Related Transactions, and Director Independence."

        Our board of directors will monitor the mix and performance of our investments over time and will seek to satisfy itself that the Adviser is acting in our interests and that our fee structure appropriately incentivizes the Adviser to do so.

        Unless earlier terminated as described below, the Investment Advisory Agreement will remain in effect for a period of two years from its effective date. It will remain in effect from year to year thereafter if approved annually by (i) the vote of our board of directors, or by the vote of a majority of our outstanding voting securities, and (ii) the vote of a majority of our independent directors. The Investment Advisory Agreement will automatically terminate in the event of assignment. The Investment Advisory Agreement may be terminated by either party without penalty upon not less than 60 days' written notice to the other. Upon termination of the Investment Advisory Agreement, we would be required to change our name which may have a material adverse impact on our operations. See "Item 7. Certain Relationships and Related Transactions, and Director Independence—License Agreement."

        The summary does not purport to be complete and is subject to, and qualified in its entirety by, reference to the actual agreement, a copy of which is filed as an exhibit to this Registration Statement and incorporated herein by reference.

Management Fee and Incentive Fee

        Pursuant to the Investment Advisory Agreement, we pay our Adviser a fee for its services consisting of two components (as described further below)—a base management fee based on the average value of our gross assets at the end of the two most recently completed calendar quarters (net of cash and cash equivalents) and an incentive fee based on our performance. The cost of both the base management fee and the incentive fee is ultimately borne by our stockholders.

Base Management Fee

        The base management fee is calculated at an annual rate of 0.75% of our gross average assets (excluding cash and cash equivalents), including assets purchased with borrowed funds or other forms of leverage. For services rendered under the Investment Advisory Agreement, the base management fee is payable quarterly in arrears. The base management fee is calculated based on the average value of our gross assets at the end of the two most recently completed calendar quarters, and appropriately adjusted for any share issuances or repurchases during the current calendar quarter. The base management fee for any partial month or quarter is appropriately pro-rated (based on the number of days actually elapsed at the end of such partial month or quarter relative to the total number of days in such month or quarter).

        Following an Exchange Listing, the base management fee will be increased and calculated at an annual rate of 1.25% of our gross average assets (excluding cash and cash equivalents), including assets purchased with borrowed funds or other forms of leverage. For services rendered under the Investment Advisory Agreement, the base management fee is payable quarterly in arrears. The base management fee is calculated based on the average value of our gross assets at the end of the two most recently completed calendar quarters, and appropriately adjusted for any share issuances or repurchases during the current calendar quarter. The base management fee for any partial month or quarter is appropriately pro-rated (based on the number of days actually elapsed at the end of such partial month or quarter relative to the total number of days in such month or quarter).

Incentive Fee

        We have also agreed to pay our Adviser an incentive fee following an Exchange Listing. The incentive fee consists of two parts—an incentive fee based on income and an incentive fee based on capital gains—which are described in more detail below.

        The first part, which is referred to as the "income incentive fee," is calculated and payable quarterly in arrears based on the "pre-incentive fee net investment income" for the immediately preceding calendar quarter. The income incentive fee is subject to a quarterly hurdle rate, expressed as a rate of return on our net assets for the most recently completed calendar quarter, equal to 1.75% (7.0% annualized), subject to a "catch-up" feature described in the subsection titled Incentive Fee on Pre-Incentive Fee Net Investment Income below.

        The second part, which is referred to as the "capital gains incentive fee," is determined and payable in arrears as of the end of each fiscal year following an Exchange Listing (or upon termination of the Investment Advisory Agreement), and will equal 15.0% of our cumulative aggregate realized capital gains, if any, commencing on the date of an Exchange Listing through the end of that fiscal year, computed net of our cumulative aggregate realized capital losses and our aggregate unrealized capital depreciation through the end of such year, less the aggregate amount of any previously paid capital gains incentive fees.

Incentive Fee on Pre-Incentive Fee Net Investment Income

        Pre-incentive fee net investment income means our interest income, distribution income and any other income (including any other fees, such as commitment, origination, structuring, diligence and consulting fees or other fees that we receive from portfolio companies but excluding fees for providing managerial assistance) accrued during each calendar quarter, minus our operating expenses for such quarter (including the base management fee, expenses payable under the Administration Agreement and Administrative Support Agreement and any interest expense and distributions paid on any issued and outstanding debt or preferred stock, but excluding the incentive fee). Pre-incentive fee net investment income includes, in the case of investments with a deferred interest feature (such as market discount, original issue discount ("OID"), debt instruments with payment-in-kind ("PIK") interest, preferred stock with PIK dividends and zero-coupon securities), and accrued income that we have not yet received in cash.

        Pre-incentive fee net investment income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. Because of the structure of the incentive fee, it is possible that we may pay an incentive fee in a quarter where we incur a loss. For example, if we receive pre-incentive fee net investment income in excess of the product of (i) the "hurdle rate" (as defined below) and (ii) our net assets at the end of the immediately preceding calendar quarter, we will pay the applicable incentive fee even if we have incurred a loss in that quarter due to realized and unrealized capital losses.

        Pre-incentive fee net investment income, expressed as a percentage of the value of our net assets at the end of the immediately preceding calendar quarter, will be compared to a "hurdle rate" of 1.75% per quarter (7.0% annualized). Following an Exchange Listing, we will pay the Adviser an incentive fee in each calendar quarter as follows:

  •
  no income incentive fee in any calendar quarter in which our pre-incentive fee net investment income does not exceed the hurdle rate;

  •
  50.0% of our pre-incentive fee net investment income with respect to that portion of such pre-incentive fee net investment income, if any, that exceeds the hurdle rate but is less than 2.5% (the "Catch-Up Amount") in any calendar quarter. The Catch-Up Amount is intended to provide the Adviser with an incentive fee of 15.0% on all of our pre-incentive fee net investment income when our pre-incentive fee net investment income reaches the Catch-Up Amount in any calendar quarter; and

  •
  15.0% of the amount of our pre-incentive fee net investment income, if any, that exceeds the Catch-Up Amount in any calendar quarter.

        These calculations are appropriately pro-rated for any period of less than three months and adjusted for any share issuances or repurchases by us during the current quarter.

        The following is a graphical representation of the calculation of the subordinated incentive fee on income:

Quarterly Incentive Fee based on Pre-Incentive Fee Net Investment Income
(expressed as a percentage of the value of net assets)

Percentage of Pre-Incentive Fee Net Investment Income allocated to quarterly incentive fee

Incentive Fee on Capital Gains

        The second part of the incentive fee is a capital gains incentive fee that is determined and payable in arrears as of the end of each fiscal year following an Exchange Listing (or upon termination of the

Investment Advisory Agreement), and will equal 15.0% of our cumulative aggregate realized capital gains, if any, commencing on the date of an Exchange Listing through the end of that fiscal year, computed net of our cumulative aggregate realized capital losses and our aggregate unrealized capital depreciation through the end of such year, less the aggregate amount of any previously paid capital gains incentive fees. For clarity, with respect to the first fiscal year for which the capital gains incentive fee is payable hereunder, the fee will be calculated on a cumulative basis for the period starting from the date of an Exchange Listing (the "Commencement Date") through the end of that first fiscal year. In the event that the Advisory Agreement shall terminate following an Exchange Listing as of a date that is not a fiscal year end, the termination date shall be treated as though it were a fiscal year end for purposes of calculating and paying a capital gains incentive fee. The Company shall accrue the capital gains incentive fee if, on a cumulative basis, the sum of the aggregate realized capital gains or losses, as applicable, plus the aggregate unrealized capital depreciation, in each case following the Commencement Date, is positive. For this purpose, cumulative aggregate realized capital gains, if any, equals the sum of the differences, if positive, between the net sales price of each investment, when sold, and the cost of such investment. Cumulative aggregate realized capital losses equals the sum of the amounts by which the net sales price of each investment, when sold, is less than the cost of such investment. Aggregate unrealized capital depreciation equals the sum of the difference, if negative, between the valuation of each investment as of the applicable calculation date and the cost of such investment. If this number is positive at the end of such year, then the capital gains incentive fee for such year will equal 15.0% of such amount, less the aggregate amount of any capital gains incentive fees paid in respect of our portfolio in all prior years as calculated in accordance with the below.

Examples of Quarterly Incentive Fee Calculation

Example 1: Income Related Portion of Incentive Fee:(*)

Alternative 1—The Company is below the hurdle
Assumptions
Investment income (including interest, dividends, fees, etc.) = 1.5% Hurdle rate(1)= 1.75% Management fee = 0. 3125% Other expenses (legal, accounting, custodian, transfer agent, etc.) = 0.1525%
Pre-incentive fee net investment income (investment income – (management fee + other expenses)) = 1.035%
Pre-incentive net investment income does not exceed hurdle rate, therefore there is no incentive fee.

Alternative 2—The Company exceeds the hurdle
Assumptions
Investment income (including interest, dividends, fees, etc.) = 2.5% Hurdle rate(1) = 1.75% Management fee = 0. 3125% Other expenses (legal, accounting, custodian, transfer agent, etc.) = 0.1525%
Pre-incentive fee net investment income (investment income – (management fee + other expenses)) = 2.035%, which exceeds the hurdle rate
Catch-up = 2.5% – 1.75% = 0.75% Incentive fee
= 50.0% × "catch-up" + the greater of 0.0% and (15.0% × (pre-incentive fee net investment income – 2.5%))
= 50.0% × (2.5% – 1.75%) + the greater of 0.0% and (15.0% × (2.035 – 2.5%))
= 50.0% × 0.75 + 0.0% = 0.375% of total net assets

Alternative 3—The Company exceeds the catch-up
Assumptions
Investment income (including interest, dividends, fees, etc.) = 3.5% Hurdle rate(1) = 1.75% Management fee = 0. 3125% Other expenses (legal, accounting, custodian, transfer agent, etc.) = 0.1525%
Pre-incentive fee net investment income (investment income – (management fee + other expenses)) = 3.035%
Incentive fee = 50.0% × pre-incentive fee net investment income, subject to "catch-up"
= 50.0% × "catch-up" + the greater of 0% and (15.0% × (pre-incentive fee net investment income – 2.5%))
Catch-up = 3.5% – 1.75% = 1.75% Incentive fee = (50.0% × 1.75%) + (15.0% × (3.035% – 2.5%))
= 0.875% + (15.0% × 0.535%)
= 0.875% + 0.08025%
= 0.95525% of total net assets

(*)
The hypothetical amount of pre-incentive fee net investment income shown is based on a percentage of total net assets.

(1)
Represents 7.0% annualized hurdle rate.

Example 2: Capital Gains Portion of Incentive Fee:

Assumptions

Year 1:	$25.0 million investment made in Company A ("Investment A"), $35.0 million investment made in Company B ("Investment B") and $30.0 million investment made in Company C ("Investment C")
Year 2	Investment A sold for $35.0 million, fair value of Investment B determined to be $30.0 million and fair value of Investment C determined to be $32.0 million
Year 3:	Fair value of Investment B determined to be $34.0 million and Investment C sold for $35.0 million
Year 4:	Fair value of Investment B determined to be $45.0 million
Determination of incentive fee based on capital gains

        The incentive fee based on capital gains, if any, would be:

Year 1:	None.
Year 2:	$750,000
The portion of the incentive fee based on capital gains equals (A) 15.0% of our realized capital gains, if any, on a cumulative basis from inception through the end of the fiscal year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, minus (B) the aggregate amount of any previously paid capital gain incentive. Therefore, using the assumptions above, the incentive fee based on capital gains equals (A) 15.0% × ($10.0 million realized capital gains on sale of Investment A minus $5 million unrealized capital loss) minus (B) $0. Therefore, the incentive fee based on capital gains equals $750,000.
Year 3:	$1.35 million, which is calculated as follows:
The incentive fee based on capital gains equals (A) 15.0% × ($15.0 million realized capital gains in Investment A and Investment C minus $1 million unrealized capital depreciation) minus (B) $750,000. Therefore, the incentive fee based on capital gains equals $1.35 million.
Year 4:	None

Investment Sub-Advisory Agreement

        FEPC acts as our sub-adviser pursuant to the Investment Sub-Advisory Agreement with the Adviser. Under the terms of the Investment Sub-Advisory Agreement, our Sub-Adviser assists the Adviser in managing our portfolio in accordance with our stated investment objectives and policies. This assistance includes making investment recommendations, monitoring and servicing our investments, performing due diligence on prospective portfolio companies and providing research and other investment advisory services for us. We currently expect that investment decisions will be made by the Sub-Adviser's investment committee.

        The Investment Sub-Advisory Agreement provides that our Sub-Adviser will receive 50.0% of all fees payable to the Adviser under the Investment Advisory Agreement with respect to each year.

        The Investment Sub-Advisory Agreement may be terminated at any time, without the payment of any penalty, upon 60 days' written notice by our Sub-Adviser or, if our board of directors or the holders of a majority of our outstanding voting securities determine that it should be terminated, by the Adviser.

        The summary does not purport to be complete and is subject to, and qualified in its entirety by, reference to the actual agreement, a copy of which is filed as an exhibit to this Registration Statement and incorporated herein by reference.

Administrative Services Agreements

        We have entered into an Administration Agreement with the Administrator, pursuant to which the Administrator will provide administrative services necessary for us to operate, including without limitation, treasury and accounting services. Pursuant to the Administration Agreement, the Administrator has agreed to be responsible for, among other things, the financial and other records that we are required to maintain for coordinating the audit of our financial statements. In addition, the Administrator has agreed to assist us in determining our NAV, with the accounting for our investment transactions and other recordkeeping functions. Pursuant to the Administration Agreement, we shall pay the Administrator a fee for its services. The Administration Agreement will remain in effect for an initial term and then from year to year unless earlier terminated in accordance with the Administration Agreement.

        In addition to the administrative services provided by the Administrator, we have also entered into an Administrative Support Agreement with First Eagle Investment Management, LLC and FEPC, pursuant to which each of First Eagle Investment Management, LLC and FEPC has agreed to provide us with certain additional administrative, accounting, operations, compliance and other services, including providing managerial assistance to those portfolio companies that request it. We have agreed to reimburse First Eagle Investment Management, LLC and FEPC for our allocable portion of the costs of these services (including costs related to personnel, overhead and other costs). Our allocable portion of such costs is determined by First Eagle Investment Management, LLC, which expects to use various methodologies such as allocation based on the percentage of time certain individuals devote, on an estimated basis, to our business and affairs, and is subject to oversight by our board of directors.

        The summary does not purport to be complete and is subject to, and qualified in its entirety by, reference to the actual agreements, copies of which are filed as exhibits to this Registration Statement and incorporated herein by reference.

Board Approval of the Investment Advisory and Sub-Advisory Agreements

        The Investment Advisory Agreement and the Investment Sub-Advisory Agreement have been approved by our board of directors on [            ]. A discussion regarding the basis for our board of

directors' approval of these agreements will be included in our first periodic report that we file with the SEC following the filing of this Registration Statement.

Valuation Procedures

        We will conduct the valuation of our assets, pursuant to which our NAV will be determined, at all times consistent with the U.S. generally accepted accounting principles ("GAAP") and the 1940 Act. Our board of directors, with the assistance of our audit committee (the "Audit Committee"), will determine the fair value of our assets on a quarterly basis, in accordance with the terms of Topic 820 of the Financial Accounting Standards Board's Accounting Standards Codification, as amended, Fair Value Measurement and Disclosures ("ASC 820").

        ASC 820 defines fair value as "the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date." Fair value is a market-based measurement, not an entity-specific measurement. For some assets and liabilities, observable market transactions or market information might be available. For other assets and liabilities, observable market transactions and market information might not be available. However, the objective of a fair value measurement in both cases is the same—to estimate the price when an orderly transaction to sell the asset or transfer the liability would take place between market participants at the measurement date under current market conditions (that is, an exit price at the measurement date from the perspective of a market participant that holds the asset or owes the liability).

        ASC 820 establishes a hierarchal disclosure framework which ranks the observability of inputs used in measuring financial instruments at fair value. The observability of inputs is impacted by a number of factors, including the type of financial instruments and their specific characteristics. Financial instruments with readily available quoted prices, or for which fair value can be measured from quoted prices in active markets, generally will have a higher degree of market price observability and a lesser degree of judgment applied in determining fair value.

        The three-level hierarchy for fair value measurement is defined as follows:

        Level 1—inputs to the valuation methodology are quoted prices available in active markets for identical financial instruments as of the measurement date. The types of financial instruments in this category include unrestricted securities, including equities and derivatives, listed in active markets. We will not adjust the quoted price for these instruments, even in situations where we hold a large position and a sale could reasonably impact the quoted price.

        Level 2—inputs to the valuation methodology are quoted prices in markets that are not active or for which all significant inputs are either directly or indirectly observable as of the measurement date. The types of financial instruments in this category include less liquid and restricted securities listed in active markets, securities traded in markets that are not active, government and agency securities, and certain over-the-counter derivatives where the fair value is based on observable inputs.

        Level 3—inputs to the valuation methodology are unobservable and significant to the overall fair value measurement, and include situations where there is little, if any, market activity for the investment. The inputs into the determination of fair value require significant management judgment or estimation. The types of financial instruments in this category include investments in privately held entities, non-investment grade residual interests in securitizations, collateralized loan obligations, and certain over-the-counter derivatives where the fair value is based on unobservable inputs.

        In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the determination of which category within the fair value hierarchy is appropriate for any given financial instrument is based on the lowest level of input that is significant to the fair value measurement. Assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the financial instrument.

        We currently expect that most, if not all, of our investments, other than cash and cash equivalents, will be classified as Level 3 assets. Our valuation procedures are set forth in more detail below. See "Item 2. Financial Information—Discussion of Management's Expected Operating Plans—Fair Value Measurements" for a further discussion of our valuation process.

        Investments for which market quotations are readily available will typically be valued at those market quotations. To validate market quotations, we will utilize a number of factors to determine if the quotations are representative of fair value, including the source and number of the quotations. Even if market quotations are observable, such information may be the result of consensus pricing information or broker quotes, which include a disclaimer that the broker would not be held to such a price in an actual transaction. The non-binding nature of consensus pricing and/or quotes accompanied by disclaimers materially reduces the reliability of such information.

        Debt and equity investments that are not publicly traded or whose market prices are not readily available, as is expected to be the case for the majority of our investments, will be valued at fair value as determined in good faith by our board of directors. These fair values are to be determined using a documented valuation policy, a consistently applied valuation process, and based on, among other things, the input of the Adviser and/or Sub-Adviser, our Audit Committee and independent third-party valuation firm(s) engaged at the direction of our board of directors to review each of our investments that constitutes a material portion of the portfolio, and that does not have a readily available market quotation, at least once on a rolling 12-month basis. We expect to retain the services of one or more independent third-party valuation firms(s) upon our investment portfolio reaching a certain size as determined by the Adviser and/or Sub-Adviser.

        The Adviser and/or Sub-Adviser, subject to the oversight of our board of directors, will oversee a multi-step valuation process, which includes, among other procedures, the following:

  •
  with respect to investments for which market quotations are readily available, those investments will typically be valued at the evaluated bid of those market quotations;

  •
  with respect to investments for which market quotations are not readily available, these investments will be preliminarily valued at such value as the Adviser may reasonably determine in accordance with its valuation policy;

  •
  preliminary valuations will also include valuations on those investments to be reviewed by third-party valuation firm(s);

  •
  preliminary valuation conclusions will then be documented and discussed with management of the Adviser and/or Sub-Adviser. Agreed upon valuation recommendations will be presented to the Audit Committee;

  •
  our Audit Committee will review the valuations presented and recommend values for each investment to the board of directors; and

  •
  the board of directors will review the recommended valuations and determine the fair value of each investment; valuations that are not based on readily available market quotations will be valued in good faith based on, among other things, the input of the Adviser, the Audit Committee and, where applicable, other third parties.

        We expect that inputs into the determination of fair value of our investments will require significant management judgment or estimation. Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the fair value of our investments may fluctuate from period to period. Additionally, the fair value of such investments may differ significantly from the values that would have been used had a ready market existed for such investments and may differ materially from the values that may ultimately be realized. Further, such investments are generally less liquid than publicly traded securities and may be subject to contractual and other restrictions on resale. If we were required to liquidate a portfolio investment in a forced or liquidation sale, we could realize amounts that are different from the amounts presented and such differences could be material. Consequently, the NAV as of a particular date may be materially greater than or less than the value that would be realized if assets were to be liquidated as of such date.

        In addition, changes in the market environment, volatile economic conditions and other events that may occur over the life of the investments may cause the gains or losses ultimately realized on these investments to be different than the unrealized gains or losses reflected in our financial statements.

        Determination of fair value involves subjective judgments and estimates. Accordingly, the notes to our financial statements will express the uncertainty with respect to the possible effect of such valuations, and any change in such valuations, on our financial statements.

Regulation as a Business Development Company

General

        We have elected to be regulated as a BDC under the 1940 Act. A BDC is a specialized investment vehicle that elects to be regulated under the 1940 Act as an investment company, but is generally subject to less onerous requirements than other registered investment companies under a regime designed to encourage lending to U.S.-based small and mid-sized businesses. Unlike many similar types of investment vehicles that are restricted to being private entities, the stock of a BDC is permitted to trade in the public equity markets (although there are no assurances that we will list shares of our Common Stock to allow for such trading). BDCs are also eligible to elect to be treated as a RIC under Subchapter M of the Code. A RIC typically does not incur significant entity-level income taxes, because it is generally entitled to deduct distributions made to its stockholders. We intend to elect to be treated, and intend to qualify annually, as a RIC. See "Item 1. Business—Material U.S. Federal Income Tax Considerations."

        As with other companies regulated by the 1940 Act, a BDC must adhere to certain substantive regulatory requirements. The 1940 Act contains prohibitions and restrictions relating to transactions between BDCs and their affiliates (including any investment advisers or sub-advisers), principal underwriters and affiliates of those affiliates or underwriters and requires that a majority of the directors be persons other than "interested persons," as that term is defined in the 1940 Act. In addition, the 1940 Act provides that we may not change the nature of our business so as to cease to be, or to withdraw our election as a BDC unless approved by a majority of our outstanding voting securities. A majority of the outstanding voting securities of a company is defined under the 1940 Act as the lesser of: (i) 67.0% or more of the voting securities present at such meeting, if the holders of more than 50.0% of the outstanding voting securities of such company are present or represented by proxy, or (ii) of more than 50.0% of the outstanding voting securities of such company.

        Any issuance of preferred stock must comply with the requirements of the 1940 Act. Additionally, the 1940 Act requires, among other things, that (1) immediately after issuance and before any dividend or other distribution is made with respect to our Common Stock and before any purchase of Common Stock is made, such preferred stock together with all other senior securities must not exceed an amount equal to 50.0% of our total assets after deducting the amount of such dividend, distribution or purchase price, as the case may be, and (2) the holder of shares of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if dividends on such preferred stock are in arrears by two full years or more. Certain other matters under the 1940 Act require a separate class vote of the holders of any issued and outstanding preferred stock. For example, holders of preferred stock would be entitled to vote separately as a class from the holders of Common Stock on a proposal involving a plan of reorganization adversely affecting such securities.

        We may invest up to 100.0% of our assets in securities acquired directly from issuers in privately negotiated transactions. With respect to such securities, we may, for the purpose of public resale, be deemed a "principal underwriter" as that term is defined under the Securities Act. We may purchase or otherwise receive warrants, which offer an opportunity (not a requirement) to purchase common stock of a portfolio company in connection with an acquisition financing or other investments. Similarly, we may acquire rights that obligate an issuer of acquired securities or their affiliates to repurchase the securities at certain times, under certain circumstances. We do not intend to acquire securities issued by any investment company whereby our investment would exceed the limits imposed by the 1940 Act. See "Qualifying Assets" below. Under these limits, we generally cannot (1) acquire more than 3.0% of the total outstanding voting stock of any investment company, (2) invest more than 5.0% of the value of our total assets in the securities of one investment company or (3) invest more than 10% of the value of our total assets in the securities of investment companies in general. These limitations do not apply where we (i) make investments through a subsidiary or (ii) acquire interests in a money market fund as long as we do not pay a sales charge or service fee in connection with the purchase. With respect to the portion of our portfolio invested in securities issued by investment companies, it should be noted that such investments might subject our stockholders to additional expenses. None of our policies described above are fundamental and each such policy may be changed without stockholder approval, subject to any limitations imposed by the 1940 Act.

        Private funds that are excluded from the definition of "investment company" pursuant to either Section 3(c)(1) or 3(c)(7) of the 1940 Act are also subject to certain of the limits under the 1940 Act noted above. Specifically, such private funds may not acquire directly or through a controlled entity more than 3.0% of our total outstanding voting stock (measured at the time of the acquisition). Investment companies registered under the 1940 Act are also subject to the restriction as well as other limitations under the 1940 Act that would restrict the amount that they are able to invest in our securities. As a result, certain investors would be required to hold a smaller position in our shares than if they were not subject to such restrictions.

        As a BDC, we intend to elect to be treated as a RIC under Subchapter M of the Code. As a RIC, we generally do not have to pay corporate-level U.S. federal income taxes on any investment company taxable income (as defined below) or net capital gains that we distribute to our stockholders as dividends if we meet certain source of income, distribution and asset diversification requirements. Distributions by a BDC generally are treated as dividends for U.S. tax purposes, and generally are subject to U.S. income or withholding tax unless the stockholder receiving the dividend qualifies for an exemption from U.S. tax, or the distribution is subject to one of the special look-through rules. Distributions paid out of net capital gains can qualify for a reduced rate of taxation in the hands of an individual U.S. stockholder and an exemption from U.S. tax in the hands of a non-U.S. stockholder. Additionally, a U.S. pension fund that owns shares in a BDC generally is not required to take account of indebtedness incurred at the level of the BDC in determining whether dividends received from a BDC constitute "unrelated debt-financed income." Finally, a non-U.S. investor in a BDC generally does not need to take account of activities conducted by the BDC in determining whether such non-U.S. investor is engaged in the conduct of a business in the United States. See "Item 1. Business—Material U.S. Federal Income Tax Considerations."

Potential Advantages of a BDC Compared to Other Institutional Investment Vehicles

        The advantages of the BDC structure derive from two characteristics:

        First, a BDC is permitted to become a publicly traded company. This provides a BDC with access to an additional source of capital and offers investors the potential to monetize their investment through the sale of shares in an active public stock market. Many BDCs trade on either the New York Stock Exchange or the Nasdaq Stock Market. However, we do not intend to list shares of our Common Stock, at least initially, on any national securities exchange.

        In contrast, many investment vehicles utilized by institutional investors are required to be "private" vehicles. Investors in such vehicles can transfer their interests only under strict rules designed to ensure that "private" status is maintained. This may have the effect of limiting the liquidity of those interests and result in a discount when they trade in the secondary market. Typically, these investment vehicles are designed for a medium-term (ten year) life, and the timing of return of capital from these vehicles typically depends upon the investment activity of the vehicle.

        On the other hand, in a BDC, once a public market develops and lock-ups pursuant to any subscription agreements in respect of the shares of Common Stock expire, an investor is free to sell shares and control the timing of any capital return. The timing and pricing of an Exchange Listing, if any, and subsequent trading price of shares of our Common Stock will depend on market conditions and our Adviser's investment performance. Prior to an Exchange Listing, shares of our Common Stock will be subject to certain transfer restrictions. Following an Exchange Listing, our investors may be restricted from selling or disposing of their shares of Common Stock by applicable securities laws, contractually by a lock-up agreement with the underwriters of the Exchange Listing and contractually through restrictions contained in the subscription agreement in respect of shares of our Common Stock.

        Second, as a BDC, we intend to elect to be treated as a RIC under Subchapter M of the Code. A RIC typically does not incur significant entity-level income taxes, because it is entitled to deduct distributions made to its stockholders in computing its income subject to entity-level taxation. As a result, a BDC that has elected to be a RIC does not incur any U.S. federal income tax so long as the BDC continuously maintains its registration in accordance with the 1940 Act, at least 90% of the BDC's gross income each taxable year consists of certain types of qualifying investment income, the BDC satisfies certain asset diversification requirements at the close of each quarter of its taxable year, and if the BDC distributes substantially all of its annual net taxable income (including net realized capital gains, if any) to its stockholders on a current basis. The rules applicable to our qualification as a RIC for tax purposes are complex and involve significant practical and technical issues. If we fail to qualify as a RIC for U.S. federal income tax purposes or are unable to maintain our qualification for any reason, then we would become subject to regular corporate income tax, which would have a material adverse effect on the amount of after-tax income available for distribution to our stockholders. See "Item 1. Business—Material U.S. Federal Income Tax Considerations."

        Distributions by a BDC generally are treated as dividends for U.S. tax purposes, and generally are subject to U.S. income or withholding tax unless the stockholder receiving the dividend qualifies for an exemption from U.S. tax, or the distribution is subject to one of the special look-through rules. Distributions paid out of net capital gains can qualify for a reduced rate of taxation in the hands of an individual U.S. stockholder and an exemption from U.S. tax in the hands of a non-U.S. stockholder. Additionally, a U.S. pension fund that owns shares in a BDC generally is not required to take account of indebtedness incurred at the level of the BDC in determining whether dividends received from a BDC constitute "unrelated debt-financed income." Finally, a non-U.S. investor in a BDC generally does not need to take account of activities conducted by the BDC in determining whether such non-U.S. investor is engaged in the conduct of a business in the United States. See "Item 1. Business—Material U.S. Federal Income Tax Considerations."

        The 1940 Act contains prohibitions and restrictions relating to transactions between BDCs and their affiliates (including any investment advisers or investment sub-advisers), principal underwriters and affiliates of those affiliates or underwriters and requires that a majority of the directors of a BDC be persons other than "interested persons," as that term is defined in the 1940 Act. In addition, the 1940 Act provides that a BDC may not change the nature of its business so as to cease to be, or to withdraw its election as, a BDC unless approved by a majority of its outstanding voting securities as defined by the 1940 Act.

Qualifying Assets

        Under the 1940 Act, a BDC may not acquire any asset other than assets of the type listed in Section 55(a) of the 1940 Act, which are referred to as qualifying assets, unless, at the time the acquisition is made, qualifying assets represent at least 70.0% of the BDC's total assets. The principal categories of qualifying assets relevant to our proposed business are the following:

  •
  securities purchased in transactions not involving any public offering from the issuer of such securities, which issuer (subject to certain limited exceptions) is an eligible portfolio company, or from any person who is, or has been during the preceding 13 months, an affiliated person of an eligible portfolio company, or from any other person, subject to such rules as may be prescribed by the SEC. An eligible portfolio company is defined in the 1940 Act as any issuer which:

  •
  is organized under the laws of, and has its principal place of business in, the United States;

  •
  is not an investment company (other than a small business investment company wholly owned by the BDC) or a company that would be an investment company but for certain exclusions under the 1940 Act; and

  •
  satisfies either of the following:

  •
  does not have any class of securities listed on a national securities exchange or has any class of securities listed on a national securities exchange subject to a $250.0 million market capitalization maximum; or

  •
  is controlled by a BDC or a group of companies including a BDC, the BDC actually exercises a controlling influence over the management or policies of the eligible portfolio company, and, as a result, the BDC has an affiliated person who is a director of the eligible portfolio company.

  •
  securities of any eligible portfolio company which we control.

  •
  securities purchased in a private transaction from a U.S. issuer that is not an investment company or from an affiliated person of the issuer, or in transactions incident thereto, if the issuer is in bankruptcy and subject to reorganization or if the issuer, immediately prior to the purchase of its securities, was unable to meet its obligations as they came due without material assistance other than conventional lending or financing arrangements.

  •
  securities of an eligible portfolio company purchased from any person in a private transaction if there is no ready market for such securities and we already own 60.0% of the outstanding equity of the eligible portfolio company.

  •
  securities received in exchange for or distributed on or with respect to securities described in (1) through (4) above, or pursuant to the exercise of warrants or rights relating to such securities.

  •
  cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment.

Managerial Assistance to Portfolio Companies

        In addition, a BDC must have been organized and have its principal place of business in the United States and must be operated for the purpose of making investments in the types of securities described in (1), (2) or (3) above. However, in order to count portfolio securities as qualifying assets for the purpose of the 70.0% test, the BDC must either control the issuer of the securities or must offer to make available to the issuer of the securities significant managerial assistance. However, when a BDC purchases securities in conjunction with one or more other persons acting together, one of the other persons in the group may make available such managerial assistance. Making available managerial assistance means, among other things, any arrangement whereby the BDC, through its directors, officers or employees, or through directors, officers or employees of the Adviser and/or Sub-Adviser, offers to provide, and, if accepted, does so provide, significant guidance and counsel concerning the management, operations or business objectives and policies of a portfolio company.

Cash and Cash Equivalents

        Pending investment in other types of "qualifying assets," as described above, our investments may consist of cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment, which we refer to, collectively, as temporary investments, so that 70.0% of our assets are qualifying assets.

Senior Securities

        We are permitted, under specified conditions, to issue multiple classes of indebtedness and one class of stock senior to shares of our Common Stock provided we maintain a minimum asset coverage of 150.0%, as defined in the 1940 Act. For purposes of the 1940 Act, "asset coverage" means the ratio of (1) the total assets of a BDC, less all liabilities and indebtedness not represented by senior securities, to (2) the aggregate amount of senior securities representing indebtedness (plus, in the case of senior securities represented by preferred stock, the aggregate involuntary liquidation preference of such BDC's preferred stock). On [    •    ], 2019 our board of directors and sole stockholder approved the application of the 150.0% asset coverage ratio to us effective [    •    ], 2019, meaning that for every $100.0 of net assets we hold, we may raise $200.0 from borrowing and issuing senior securities. While any senior securities remain outstanding, we must make provisions to prohibit any distribution to our stockholders or the repurchase of such securities or shares unless we meet the applicable asset coverage ratios at the time of the distribution or repurchase. We may also borrow amounts up to 5.0% of the value of our total assets for temporary or emergency purposes without regard to asset coverage. Regulations governing our operations as a BDC will affect our ability to raise, and the method of raising, additional capital, which may expose us to risks.

Code of Ethics

        We have adopted a Code of Ethics pursuant to Rule 17j-1 under the 1940 Act and we have also approved our investment adviser's Code of Ethics that it adopted in accordance with Rule 17j-1 and Rule 204A-1 under the Advisers Act. These Codes of Ethics establish, among other things, procedures for personal investments and restrict certain personal securities transactions, including transactions in securities that are held by us. Personnel subject to each code may invest in securities for their personal investment accounts, so long as such investments are made in accordance with the code's requirements. The Codes of Ethics are also available on the EDGAR Database on the SEC's Internet site at http://www.sec.gov. Copies may also be obtained after paying a duplicating fee by electronic request to publicinfo@sec.gov.

Proxy Voting Policies and Procedures

        We have delegated our proxy voting responsibility to the Adviser. A summary of the Proxy Voting Policies and Procedures of the Adviser are set forth below. These policies and procedures will be reviewed periodically by the Adviser and, subsequent to our election to be regulated as a BDC, our non-interested directors, and, accordingly, are subject to change. For purposes of these Proxy Voting Policies and Procedures described below, "we" "our" and "us" refers to the Adviser.

        An investment adviser registered under the Advisers Act has a fiduciary duty to act solely in the best interests of its clients. As part of this duty, we recognize that we must vote the Company's securities in a timely manner free of conflicts of interest and in the best interests of the Company and its stockholders.

        These policies and procedures for voting proxies for our investment advisory clients are intended to comply with Section 206 of, and Rule 206(4)-6 under, the Advisers Act.

        We will vote proxies relating to our portfolio securities in what we believe to be the best interest of our stockholders. To ensure that our vote is not the product of a conflict of interest, we will require that: (1) anyone involved in the decision making process disclose to our chief compliance officer any potential conflict that he or she is aware of and any contact that he or she has had with any interested party regarding a proxy vote; and (2) employees involved in the decision making process or vote administration are prohibited from revealing how we intend to vote on a proposal in order to reduce any attempted influence from interested parties.

        You may obtain information about how we voted proxies by making a written request for proxy voting information to: c/o First Eagle Investment Management, LLC, 1345 Avenue of the Americas, New York, NY 10105, Attention: General Counsel.

Privacy Principles

        We are committed to maintaining the privacy of our investors and to safeguarding their non-public personal information. The following information is provided to help you understand what personal information we collect, how we protect that information and why, in certain cases, we may share information with select other parties.

        We do not disclose any non-public personal information about our stockholders or a former stockholder to anyone, except as permitted by law or as is necessary in order to service stockholder accounts (for example, to a transfer agent or third party administrator).

        We restrict access to non-public personal information about our stockholders to employees of the Adviser and its affiliates with a legitimate business need for the information. We will maintain physical, electronic and procedural safeguards designed to protect the non-public personal information of our stockholders.

Other

        We will be prohibited under the 1940 Act from knowingly participating in certain transactions with our affiliates without the prior approval of our independent directors and, in some cases, prior approval by the SEC.

        We will be periodically examined by the SEC for compliance with the 1940 Act.

        We will be required to provide and maintain a bond issued by a reputable fidelity insurance company to protect us against larceny and embezzlement. Furthermore, as a BDC, we will be prohibited from protecting any director or officer against any liability to us or our stockholders arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person's office.

        We, the Adviser and the Sub-Adviser will each be required to adopt and implement written policies and procedures reasonably designed to prevent violation of the federal securities laws, review these policies and procedures annually for their adequacy and the effectiveness of their implementation, and designate a chief compliance officer to be responsible for administering the policies and procedures.

Sarbanes-Oxley Act

        The Sarbanes-Oxley Act of 2002, as amended (the "Sarbanes Oxley Act") imposes a variety of regulatory requirements on companies with a class of securities registered under the Exchange Act and their insiders. Many of these requirements affect us. For example:

  •
  pursuant to Rule 13a-14 under the Exchange Act our principal executive officer and principal financial officer must certify the accuracy of the financial statements contained in our periodic reports;

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  pursuant to Item 307 under Regulation S-K under the Securities Act our periodic reports must disclose our conclusions about the effectiveness of our disclosure controls and procedures;

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  pursuant to Rule 13a-15 under the Exchange Act, beginning with our fiscal year ending December 31, 2019, our management must prepare an annual report regarding its assessment of our internal control over financial reporting; and

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  pursuant to Item 308 of Regulation S-K under the Securities Act and Rule 13a-15 under the Exchange Act, our periodic reports must disclose whether there were significant changes in our internal controls over financial reporting or in other factors that could significantly affect these controls subsequent to the date of their evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

        The Sarbanes-Oxley Act requires us to review our current policies and procedures to determine whether we comply with the Sarbanes-Oxley Act and the regulations promulgated under such act. We will continue to monitor our compliance with all regulations that are adopted under the Sarbanes-Oxley Act and will take actions necessary to ensure that we comply with that act in the future.

JOBS Act

        We currently are, and expect to remain, an "emerging growth company," as defined in the Jumpstart Our Business Startups Act ("JOBS Act"), until the earliest of:

  •
  the last day of our fiscal year in which the fifth anniversary of the date of the first sale of common equity securities pursuant to an effective registration statement;

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  the end of the fiscal year in which our total annual gross revenues first equal or exceed $1.07 billion;

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  the date on which we have, during the prior three-year period, issued more than $1.0 billion in non-convertible debt; and

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  the last day of a fiscal year in which we (1) have an aggregate worldwide market value of shares of our Common Stock held by non-affiliates of $700.0 million or more, computed at the end of each fiscal year as of the last business day of our most recently completed second fiscal quarter and (2) have been an Exchange Act reporting company for at least one year (and filed at least one annual report under the Exchange Act).

        Under the JOBS Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank"), we are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act, which would require that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting, until such time as we cease to be an emerging growth company and become an accelerated filer as defined in Rule 12b-2 under the Exchange Act. This may increase the risk that material weaknesses or other deficiencies in our internal control over financial reporting go undetected.

        Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We currently intend to take advantage of this extension of time to comply with new or revised accounting standards so long as we qualify as an emerging growth company.

Reporting Obligations

        Subsequent to the effectiveness of this Registration Statement, we will be required to file annual reports, quarterly reports and current reports with the SEC. This information will be available on the SEC's website at www.sec.gov.

Material U.S. Federal Income Tax Considerations

        The following discussion is a general summary of the material U.S. federal income tax considerations applicable to us and to an investment in shares of our Common Stock. This summary does not purport to be a complete description of the income tax considerations applicable to such an investment. For example, we have not described certain considerations that may be relevant to certain types of holders subject to special treatment under U.S. federal income tax laws, including stockholders subject to the alternative minimum tax, tax-exempt organizations, insurance companies, dealers in securities, traders in securities that elect to mark-to-market their securities holdings, pension plans and trusts, persons that have a functional currency (as defined in Section 985 of the Code) other than the U.S. dollar and financial institutions. This summary assumes that investors hold shares of our Common Stock as capital assets (within the meaning of Section 1221 of the Code). The discussion is based upon the Code, Treasury regulations, and administrative and judicial interpretations, each as of the date of the filing of this Registration Statement and all of which are subject to change, possibly retroactively, which could affect the continuing validity of this discussion. We have not sought and will not seek any ruling from the Internal Revenue Service (the "IRS"), regarding any offering of our securities. This summary does not discuss any aspects of U.S. estate or gift tax or foreign, state or local tax. It does not discuss the special treatment under U.S. federal income tax laws that could result if we invested in tax-exempt securities or certain other investment assets.

        For purposes of this discussion, a "U.S. stockholder" is a beneficial owner of shares of our Common Stock that is, for U.S. federal income tax purposes:

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  a citizen or individual resident of the United States;

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  a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

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  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust if either a U.S. court can exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or the trust was in existence on August 20, 1996, was treated as a U.S. person prior to that date, and has made a valid election to be treated as a U.S. person.

        A "non-U.S. stockholder" is a beneficial owner of shares of our Common Stock that is not a U.S. stockholder.

        If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds shares of our Common Stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A prospective investor that is a partner in a partnership that will hold shares of our Common Stock should consult its tax advisors with respect to the purchase, ownership and disposition of shares of our Common Stock.

        Tax matters are very complicated and the tax consequences to an investor of an investment in shares of our Common Stock will depend on the facts of his, her or its particular situation. We encourage investors to consult their own tax advisors regarding the specific consequences of such an investment, including tax reporting requirements, the applicability of U.S. federal, state, local and foreign tax laws, eligibility for the benefits of any applicable tax treaty, and the effect of any possible changes in the tax laws.

Election to be Treated as a RIC

        We intend to elect to be treated as a RIC under Subchapter M of the Code. As a RIC, we generally will not have to pay corporate-level U.S. federal income taxes on any net ordinary income or capital gains that we timely distribute to our stockholders as dividends. To qualify as a RIC, we must, among other things, meet certain source-of-income and asset diversification requirements (as described below). In addition, we must distribute to our stockholders, for each taxable year, dividends of an amount at least equal to 90.0% of our "investment company taxable income," which is generally our net ordinary income plus the excess of realized net short-term capital gains over realized net long-term capital losses and determined without regard to any deduction for dividends paid (the "Annual Distribution Requirement"). Although not required for us to maintain our RIC tax status, in order to preclude the imposition of a 4.0% nondeductible federal excise tax imposed on RICs, we must distribute to our stockholders in respect of each calendar year dividends of an amount at least equal to the sum of (1) 98.0% of our net ordinary income (taking into account certain deferrals and elections) for the calendar year, (2) 98.2% of the excess (if any) of our realized capital gains over our realized capital losses, or capital gain net income (adjusted for certain ordinary losses), generally for the one-year period ending on October 31 of the calendar year and (3) the sum of any net ordinary income plus capital gains net income for preceding years that were not distributed during such years and on which we paid no federal income tax (the "Excise Tax Avoidance Requirement").

Taxation as a RIC

        If we:

  •
  qualify as a RIC; and

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  satisfy the Annual Distribution Requirement;

then we will not be subject to U.S. federal income tax on the portion of our investment company taxable income and net capital gain we distribute to stockholders. As a RIC, we will be subject to U.S. federal income tax at regular corporate rates on any net income or net capital gain not distributed as dividends to our stockholders.

        In order to qualify as a RIC for U.S. federal income tax purposes, we must, among other things:

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  qualify to be regulated as a BDC under the 1940 Act at all times during each taxable year;

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  derive in each taxable year at least 90.0% of our gross income from dividends, interest, payments with respect to certain securities loans, gains from the sale of stock or other securities, or other income derived with respect to our business of investing in such stock or securities, and net income derived from interests in "qualified publicly traded partnerships" (partnerships that are traded on an established securities market or tradable on a secondary market, other than partnerships that derive 90.0% of their income from interest, dividends and other permitted RIC income) (the "90% Income Test"); and

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  diversify our holdings so that at the end of each quarter of the taxable year:

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  at least 50.0% of the value of our assets consists of cash, cash equivalents, U.S. government securities, securities of other RICs, and other securities if such other securities of any one issuer do not represent more than 5.0% of the value of our assets or more than 10.0% of the outstanding voting securities of the issuer; and

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  no more than 25.0% of the value of our assets is invested in the securities, other than U.S. government securities or securities of other RICs, of one issuer or of two or more issuers that are controlled, as determined under applicable tax rules, by us and that are engaged in the same or similar or related trades or businesses or in the securities of one or more qualified publicly traded partnerships.

        We refer to these above two requirements as the "Diversification Requirements."

        We may invest in partnerships, including qualified publicly traded partnerships, which may result in our being subject to state, local or foreign income, franchise or other tax liabilities.

        In addition, as a RIC we are subject to ordinary income and capital gain distribution requirements under U.S. federal excise tax rules for each calendar year. If we do not meet the required distributions we will be subject to a 4.0% nondeductible federal excise tax on the undistributed amount. The failure to meet U.S. federal excise tax distribution requirements will not cause us to lose our RIC status. Although we currently intend to make sufficient distributions each taxable year to satisfy the U.S. federal excise tax requirements, there can be no assurance that we will be able to avoid entirely the imposition of this tax. In that case, we will be liable for the tax only on the amount by which we do not meet the federal excise tax distribution requirements.

        A RIC is limited in its ability to deduct expenses in excess of its investment company taxable income. If our deductible expenses in a given taxable year exceed our investment company taxable income, we may incur a net operating loss for that taxable year. However, a RIC is not permitted to carry forward net operating losses to subsequent taxable years and such net operating losses do not pass through to its stockholders. In addition, deductible expenses can be used only to offset investment company taxable income, not net capital gain. A RIC may not use any net capital losses (that is, the excess of realized capital losses over realized capital gains) to offset its investment company taxable income, but may carry forward such net capital losses, and use them to offset future capital gains, indefinitely. Due to these limits on deductibility of expenses and net capital losses, we may, for tax purposes, have aggregate taxable income for several taxable years that we are required to distribute and that is taxable to our stockholders even if such taxable income is greater than the net income we actually earn during those taxable years.

        Any underwriting fees paid by us are not deductible. We may be required to recognize taxable income in circumstances in which we do not receive cash. For example, if we hold debt obligations that are treated under applicable tax rules as having OID (such as debt instruments with PIK interest or, in certain cases, with increasing interest rates or issued with warrants), we must include in income each year a portion of the OID that accrues over the life of the obligation, regardless of whether cash representing such income is received by us in the same taxable year. Because any OID accrued will be included in our investment company taxable income for the taxable year of accrual, we may be required to make a distribution to our stockholders in order to satisfy the Annual Distribution Requirement, even though we will not have received any corresponding cash amount. Furthermore, a portfolio company in which we hold equity or debt instruments may face financial difficulty that requires us to work out, modify, or otherwise restructure such equity or debt instruments. Any such restructuring could, depending upon the terms of the restructuring, cause us to incur unusable or nondeductible losses or recognize future non-cash taxable income.

        Certain of our investment practices may be subject to special and complex U.S. federal income tax provisions that may, among other things, (1) treat dividends that would otherwise constitute qualified dividend income as non-qualified dividend income, (2) treat dividends that would otherwise be eligible for the corporate dividends received deduction as ineligible for such treatment, (3) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (4) convert lower-taxed long-term capital gain into higher-taxed short-term capital gain or ordinary income, (5) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited), (6) cause us to recognize income or gain without a corresponding receipt of cash, (7) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (8) adversely alter the characterization of certain complex financial transactions and (9) produce income that will not be qualifying income for purposes of the 90% Income Test. We intend to monitor our transactions and may make certain tax elections to mitigate the effect of these provisions and prevent our ability to be subject to tax as a RIC.

        Gain or loss realized by us from warrants acquired by us as well as any loss attributable to the lapse of such warrants generally will be treated as capital gain or loss. Such gain or loss generally will be long term or short term, depending on how long we held a particular warrant.

        Although we do not presently expect to do so, we are authorized to borrow funds and to sell assets in order to satisfy distribution requirements. However, under the 1940 Act, we are not permitted to make distributions to our stockholders while our debt obligations and other senior securities are outstanding unless certain "asset coverage" tests are met. See "Item 1. Business—Regulation as a Business Development Company—Senior Securities." Moreover, our ability to dispose of assets to meet our distribution requirements may be limited by (1) the illiquid nature of our portfolio and/or (2) other requirements relating to our qualification as a RIC, including the Diversification Tests. If we dispose of assets in order to meet the Annual Distribution Requirement or the Excise Tax Avoidance Requirement, we may make such dispositions at times that, from an investment standpoint, are not advantageous.

        Some of the income and fees that we may recognize, such as fees for providing managerial assistance, certain fees earned with respect to our investments, income recognized in a work-out or restructuring of a portfolio investment, or income recognized from an equity investment in an operating partnership, will not satisfy the 90% Income Test. In order to manage the risk that such income and fees might disqualify us as a RIC for a failure to satisfy the 90% Income Test, we may be required to recognize such income and fees indirectly through one or more entities treated as corporations for U.S. federal income tax purposes. Such corporations will be required to pay U.S. corporate income tax on their earnings, which ultimately will reduce our return on such income and fees.

Failure to Qualify as a RIC

        If we were unable to qualify for treatment as a RIC and are unable to cure the failure, for example, by disposing of certain investments quickly or raising additional capital to prevent the loss of RIC status, we would be subject to tax on all of our taxable income at regular corporate rates. The Code provides some relief from RIC disqualification due to failures to comply with the 90% Income Test and the Diversification Tests, although there may be additional taxes due in such cases. We cannot assure you that we would qualify for any such relief should we fail the 90% Income Test or the Diversification Tests.

        Should failure occur, not only would all our taxable income be subject to tax at regular corporate rates, we would not be able to deduct dividend distributions to stockholders, nor would they be required to be made. Distributions, including distributions of net long-term capital gain, would generally be taxable to our stockholders as ordinary dividend income to the extent of our current and accumulated earnings and profits. Subject to certain limitations under the Code, certain corporate stockholders would be eligible to claim a dividends received deduction with respect to such dividends and non-corporate stockholders would generally be able to treat such dividends as "qualified dividend income," which is subject to reduced rates of U.S. federal income tax. Distributions in excess of our current and accumulated earnings and profits would be treated first as a return of capital to the extent of the stockholder's tax basis, and any remaining distributions would be treated as a capital gain. If we fail to qualify as a RIC, we may be subject to regular corporate tax on any net built-in gains with respect to certain of our assets (i.e., the excess of the aggregate gains, including items of income, over aggregate losses that would have been realized with respect to such assets if we had been liquidated) that we elect to recognize on requalification or when recognized over the next five taxable years.

        The remainder of this discussion assumes that we qualify as a RIC and have satisfied the Annual Distribution Requirement.

Our Investments—General

        Certain of our investment practices may be subject to special and complex U.S. federal income tax provisions that may, among other things, (1) treat dividends that would otherwise constitute qualified dividend income as non-qualified dividend income, (2) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (3) convert lower-taxed long-term capital gain into higher-taxed short-term capital gain or ordinary income, (4) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited), (5) cause us to recognize income or gain without receipt of a corresponding cash payment, (6) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (7) adversely alter the characterization of certain complex financial transactions and (8) produce income that will not be qualifying income for purposes of the 90% Income Test. We intend to monitor our transactions and may make certain tax elections to mitigate the potential adverse effect of these provisions, but there can be no assurance that we will be eligible for any such tax elections or that any adverse effects of these provisions will be mitigated.

        Gain or loss recognized by us from warrants or other securities acquired by us, as well as any loss attributable to the lapse of such warrants, generally will be treated as capital gain or loss. Such gain or loss generally will be long-term or short-term depending on how long we held a particular warrant or security.

        A portfolio company in which we invest may face financial difficulties that require us to work-out, modify or otherwise restructure our investment in the portfolio company. Any such transaction could, depending upon the specific terms of the transaction, result in unusable capital losses and future non-cash income. Any such transaction could also result in our receiving assets that give rise to non-qualifying income for purposes of the 90% Income Test or otherwise would not count toward satisfying the Diversification Requirements.

        Our investment in non-U.S. securities may be subject to non-U.S. income, withholding and other taxes. In that case, our yield on those securities would be decreased. Stockholders generally will not be entitled to claim a U.S. foreign tax credit or deduction with respect to non-U.S. taxes paid by us.

        If we purchase shares in a "passive foreign investment company" (a "PFIC"), we may be subject to U.S. federal income tax on a portion of any "excess distribution" received on, or any gain from the disposition of, such shares even if we distribute such income as a taxable dividend to our stockholders. Additional charges in the nature of interest generally will be imposed on us in respect of deferred taxes arising from any such excess distribution or gain. If we invest in a PFIC and elect to treat the PFIC as a "qualified electing fund" under the Code (a "QEF"), in lieu of the foregoing requirements, we will be required to include in income each year our proportionate share of the ordinary earnings and net capital gain of the QEF, even if such income is not distributed by the QEF. Alternatively, we will generally be able to elect to mark-to-market at the end of each taxable year our shares in a PFIC; in this case, we will recognize as ordinary income any increase in the value of such shares, and as ordinary loss any decrease in such value to the extent that any such decrease does not exceed prior increases included in our income. Our ability to make a QEF election will depend on factors beyond our control, and is subject to restrictions which may limit the availability of the benefit of these elections. Under either election, we may be required to recognize in a year income in excess of any distributions we receive from PFICs and any proceeds from dispositions of PFIC stock during that year, and such income will nevertheless be subject to the Annual Distribution Requirement and will be taken into account for purposes of determining whether we satisfy the Excise Tax Avoidance Requirement. See "Taxation as a RIC" above.

        Under Section 988 of the Code, gains or losses attributable to fluctuations in exchange rates which occur between the time we accrue receivables or liabilities denominated in a foreign currency or determined with reference to one or more foreign currencies and the time we actually collect such receivables or pay such liabilities, are generally treated as ordinary income or loss. Similarly, gains or losses on foreign currency forward contracts and the disposition of debt obligations denominated in a foreign currency or determined with reference to one or more foreign currencies, to the extent attributable to fluctuations in in the value of foreign currency between the date of acquisition of the security or contract and disposition dates, are also treated as ordinary income or loss.

        Some of the income that we might otherwise earn, such as fees for providing managerial assistance, certain fees earned with respect to our investments, income recognized in a work-out or restructuring of a portfolio investment or income recognized from an equity investment in an operating partnership, may not satisfy the 90% Income Test. To manage the risk that such income might disqualify us as a RIC for failure to satisfy the 90% Income Test, one or more subsidiary entities treated as U.S. corporations for U.S. federal income tax purposes may be employed to earn such income and (if applicable) hold the related asset. Such subsidiary entities will be required to pay U.S. federal income tax on their earnings, which ultimately will reduce the yield to our stockholders on such fees and income.

        The remainder of this discussion assumes that we qualify as a RIC for each taxable year.

Taxation of U.S. Stockholders

        The following discussion only applies to U.S. stockholders. Prospective stockholders that are not U.S. stockholders should refer to "—Taxation of Non-U.S. Stockholders" below.

Distributions

        Distributions by us generally are taxable to U.S. stockholders as ordinary income or capital gains. Distributions of our "investment company taxable income" will be taxable as ordinary income to U.S. stockholders to the extent of our current or accumulated earnings and profits, whether paid in cash or reinvested in additional shares. To the extent such distributions paid by us to non-corporate stockholders (including individuals) are attributable to dividends from U.S. corporations and certain qualified foreign corporations and if certain holding period requirements are met, such distributions generally will be treated as qualified dividend income and generally eligible for a maximum U.S. federal tax rate of either 15.0% or 20.0%, depending on whether the individual stockholder's income exceeds certain threshold amounts, and if other applicable requirements are met, such distributions generally will be eligible for the corporate dividends received deduction to the extent such dividends have been paid by a U.S. corporation. In this regard, it is anticipated that distributions paid by us will generally not be attributable to dividends and, therefore, generally will not qualify for the preferential maximum U.S. federal tax rate applicable to non-corporate stockholders as well as will not be eligible for the corporate dividends received deduction.

        Distributions of our net capital gains (which is generally our realized net long-term capital gains in excess of realized net short-term capital losses) properly reported by us as "capital gain dividends" will be taxable to a U.S. stockholder as long-term capital gains (currently generally at a maximum rate of either 15.0% or 20.0%, depending on whether the individual stockholder's income exceeds certain threshold amounts) in the case of individuals, trusts or estates, regardless of the U.S. stockholder's holding period for his, her or its shares of our Common Stock and regardless of whether paid in cash or reinvested in additional shares. Distributions in excess of our earnings and profits will first reduce the adjusted tax basis of such U.S stockholder's shares and, after such adjusted tax basis is reduced to zero, will constitute capital gains to such U.S. stockholder. A stockholder's basis for determining gain or loss upon the sale of shares received in a distribution from us will generally be equal to the cash that would have been received if the stockholder had received the distribution in cash, unless we issue new shares that are trading at or above NAV, in which case the stockholder's basis in the new shares will generally be equal to its fair market value.

        Although we currently intend to distribute any net capital gains at least annually, we may in the future decide to retain some or all of our net capital gains but designate the retained amount as a "deemed distribution." In that case, among other consequences, we will pay tax on the retained amount, each U.S. stockholder will be required to include their share of the deemed distribution in income as if it had been distributed to the U.S. stockholder, and the U.S. stockholder will be entitled to claim a credit equal to their allocable share of the tax paid on the deemed distribution by us. The amount of the deemed distribution net of such tax will be added to the U.S. stockholder's tax basis for their shares of our Common Stock. Since we expect to pay tax on any retained net capital gains at our regular corporate tax rate, and since that rate is in excess of the maximum rate currently payable by individuals on long-term capital gains, the amount of tax that individual stockholders will be treated as having paid and for which they will receive a credit will exceed the tax they owe on the retained net capital gain. Such excess generally may be claimed as a credit against the U.S. stockholder's other U.S. federal income tax obligations or may be refunded to the extent it exceeds a stockholder's liability for U.S. federal income tax. A stockholder that is not subject to U.S. federal income tax or otherwise required to file a U.S. federal income tax return would be required to file a U.S. federal income tax return on the appropriate form in order to claim a refund for the taxes we paid. In order to utilize the deemed distribution approach, we must provide written notice to our stockholders prior to the expiration of 60 days after the close of the relevant taxable year. We cannot treat any of our investment company taxable income as a deemed distribution.

        For purposes of determining (1) whether the Annual Distribution Requirement is satisfied for any tax year and (2) the amount of capital gain dividends paid for that tax year, we may, under certain circumstances, elect to treat a dividend that is paid during the following tax year as if it had been paid during the tax year in question. If we make such an election, the U.S. stockholder will still be treated as receiving the dividend in the tax year in which the distribution is made. However, any dividend declared by us in October, November or December of any calendar year, payable to stockholders of record on a specified date in such a month and actually paid during January of the following calendar year, will be treated as if it had been received by our U.S. stockholders on December 31 of the calendar year in which the dividend was declared.

        If an investor purchases shares of our Common Stock shortly before the record date of a distribution, the price of the shares will include the value of the distribution and the investor will be subject to tax on the distribution even though it represents a return of their investment.

        We will send to each of our U.S. stockholders, as promptly as possible after the end of each calendar year, a notice detailing, on a per share and per distribution basis, the amounts includible in such U.S. stockholder's taxable income for such year as ordinary income and as long-term capital gain. In addition, the U.S. federal tax status of each calendar year's distributions generally will be reported to the IRS. Distributions may also be subject to additional state, local and foreign taxes depending on a U.S. stockholder's particular situation. Dividends distributed by us generally will not be eligible for the dividends-received deduction or the lower tax rates applicable to certain qualified dividends.

        We do not expect to be treated initially as a "publicly offered regulated investment company." Until and unless we are treated as a "publicly offered regulated investment company" (within the meaning of Section 67 of the Code) as a result of either (1) shares of our Common Stock and our preferred stock collectively being held by at least 500 persons at all times during a taxable year, (2) our shares being continuously offered pursuant to a public offering (within the meaning of Section 4 of the Securities Act) or (3) shares of our Common Stock being treated as regularly traded on an established securities market for any taxable year. For purposes of computing the taxable income of U.S. stockholders that are individuals, trusts or estates, (1) our earnings will be computed without taking into account such U.S. stockholders' allocable shares of the management and incentive fees paid to our investment adviser and certain of our other expenses, (2) each such U.S. stockholder will be treated as having received or accrued a dividend from us in the amount of such U.S. stockholder's allocable share of these fees and expenses for such taxable year, (3) each such U.S. stockholder will be treated as having paid or incurred such U.S. stockholder's allocable share of these fees and expenses for the calendar year and (4) each such U.S. stockholder's allocable share of these fees and expenses will be treated as miscellaneous itemized deductions by such U.S. stockholder. For taxable years beginning before 2026, miscellaneous itemized deductions generally are not deductible by a U.S. stockholder that is an individual, trust or estate. For taxable years beginning in 2026 or later, miscellaneous itemized deductions generally are deductible by a U.S. stockholder that is an individual, trust or estate only to the extent that the aggregate of such U.S. stockholder's miscellaneous itemized deductions exceeds 2.0% of such U.S. stockholder's adjusted gross income for U.S. federal income tax purposes, are not deductible for purposes of the alternative minimum tax and are subject to the overall limitation on itemized deductions under Section 68 of the Code. In addition, if we are not treated as a "publicly offered regulated investment company", we will be subject to limitations on the deductibility of certain "preferential dividends" that are distributed to U.S. stockholders on a non-pro-rata basis.

Dispositions

        A U.S. stockholder generally will recognize taxable gain or loss if the U.S. stockholder sells or otherwise disposes of his, her or its shares of our Common Stock. The amount of gain or loss will be measured by the difference between such stockholder's adjusted tax basis in the common stock sold and the amount of the proceeds received in exchange. Any gain or loss arising from such sale or disposition generally will be treated as long-term capital gain or loss if the U.S. stockholder has held his, her or its shares of our Common Stock for more than one year; otherwise, any such gain or loss will be classified as short-term capital gain or loss. However, any capital loss arising from the sale or disposition of shares of our Common Stock held for six months or less will be treated as long-term capital loss to the extent of the amount of capital gain dividends received, or undistributed capital gain deemed received, with respect to such shares. In addition, all or a portion of any loss recognized upon a disposition of shares of our Common Stock may be disallowed if other shares of our Common Stock are purchased (whether through reinvestment of distributions or otherwise) within 30 days before or after the disposition. In such a case, the basis of shares acquired will be increased to reflect the disallowed loss.

        In general, non-corporate U.S. stockholders (including individuals) currently are subject to a maximum U.S. federal income tax rate of either 15.0% or 20.0% (depending on whether the individual U.S. stockholder's income exceeds certain threshold amounts) on their net capital gain (i.e., the excess of realized net long-term capital gains over realized net short-term capital losses), including any long-term capital gain derived from an investment in shares of our Common Stock. Such rate is lower than the maximum rate on ordinary income currently payable by individuals. Corporate U.S. stockholders currently are subject to U.S. federal income tax on net capital gain at the maximum 21.0% rate also applied to ordinary income. Non-corporate U.S. stockholders (including individuals) with net capital losses for a year (i.e., capital losses in excess of capital gains) generally may deduct up to $3,000 of such losses against their ordinary income each year; any net capital losses of a non-corporate U.S. stockholder (including an individual) in excess of $3,000 generally may be carried forward and used in subsequent years as provided in the Code. Corporate U.S. stockholders generally may not deduct any net capital losses for a year, but may carry back such losses for three years or carry forward such losses for five years.

        Legislation requires reporting of adjusted cost basis information for covered securities, which generally include shares of a RIC, to the IRS and to taxpayers. Stockholders should contact their financial intermediaries with respect to reporting of cost basis and available elections for their accounts.

Medicare Tax

        A U.S. stockholder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will generally be subject to a 3.8% tax on the lesser of (i) the U.S. stockholder's "net investment income" for a taxable year and (ii) the excess of the U.S. stockholder's modified adjusted gross income for such taxable year over $200,000 ($250,000 in the case of joint filers). For these purposes, "net investment income" will generally include taxable distributions and deemed distributions paid with respect to stock, including our Common Stock, and net gain attributable to the disposition of stock, including our Common Stock (in each case, unless such stock is held in connection with certain trades or businesses), but will be reduced by any deductions properly allocable to such distributions or net gain.

Tax Shelter Reporting Regulations

        Under applicable Treasury regulations, if a U.S. stockholder recognizes a loss with respect to our Common Stock of $2 million or more for a non-corporate U.S. stockholder or $10 million or more for a corporate U.S. stockholder in any single taxable year (or a greater loss over a combination of years), the U.S. stockholder must file with the IRS a disclosure statement on Form 8886. Direct U.S. stockholders of portfolio securities are in many cases excepted from this reporting requirement, but, under current guidance, U.S. stockholders of a RIC are not excepted. Future guidance may extend the current exception from this reporting requirement to U.S. stockholders of most or all RICs. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer's treatment of the loss is proper. Significant monetary penalties apply to a failure to comply with this reporting requirement. States may also have a similar reporting requirement. U.S. stockholders should consult their own tax advisors to determine the applicability of these Treasury regulations in light of their individual circumstances.

Backup Withholding

        Backup withholding, currently at a rate of 24.0%, may be applicable to all taxable distributions to any non-corporate U.S. stockholder (1) who fails to furnish us with a correct taxpayer identification number or a certificate that such stockholder is exempt from backup withholding or (2) with respect to whom the IRS notifies us that such stockholder has failed to properly report certain interest and dividend income to the IRS and to respond to notices to that effect. An individual's taxpayer identification number is his or her social security number. Any amount withheld under backup withholding is allowed as a credit against the U.S. stockholder's U.S. federal income tax liability and may entitle such stockholder to a refund, provided that proper information is timely provided to the IRS.

        If a U.S. stockholder recognizes a loss with respect to shares of our Common Stock of $2 million or more for an individual stockholder or $10 million or more for a corporate stockholder, the stockholder must file with the IRS a disclosure statement on Form 8886. Direct stockholders of portfolio securities are in many cases exempted from this reporting requirement, but under current guidance, stockholders of a RIC are not exempted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer's treatment of the loss is proper. U.S. stockholders should consult their tax advisors to determine the applicability of these regulations in light of their specific circumstances.

Taxation of Non-U.S. Stockholders

        The following discussion applies only to non-U.S. stockholders.

Distributions; Dispositions

        Whether an investment in shares of our Common Stock is appropriate for a non-U.S. stockholder will depend upon that person's particular circumstances. An investment in shares of our Common Stock by a non-U.S. stockholder may have adverse tax consequences. Non-U.S. stockholders should consult their tax advisors before investing in shares of our Common Stock.

        Subject to the discussion below, distributions of our investment company taxable income to non-U.S. stockholders (including interest income, net short-term capital gain or foreign-source dividend and interest income, which generally would be free of withholding if paid to non-U.S. stockholders directly) will be subject to withholding of U.S. federal tax at a 30.0% rate (or lower rate provided by an applicable treaty) to the extent of our current and accumulated earnings and profits unless the distributions are effectively connected with a U.S. trade or business of the non-U.S. stockholder, in which case the distributions will generally be subject to U.S. federal income tax at the rates applicable to U.S. persons. In that case, we will not be required to withhold U.S. federal tax if the non-U.S. stockholder complies with applicable certification and disclosure requirements. Special certification requirements apply to a non-U.S. stockholder that is a foreign partnership or a foreign trust, and such entities are urged to consult their own tax advisors.

        Certain properly designated dividends received by a non-U.S. stockholder generally are exempt from U.S. federal withholding tax when they (1) are paid in respect of our "qualified net interest income" (generally, our U.S. source interest income, other than certain contingent interest and interest from obligations of a corporation or partnership in which we are at least a 10.0% stockholder, reduced by expenses that are allocable to such income), or (2) are paid in connection with our "qualified short-term capital gains" (generally, the excess of our net short-term capital gain over our long-term capital loss for a tax year) as well as if certain other requirements are satisfied. Nevertheless, it should be noted that in the case of shares of our Common Stock held through an intermediary, the intermediary may withhold U.S. federal income tax even if we designate a payment as an interest-related dividend or short-term capital gain dividend. Moreover, no assurance can be given as to whether any of our distributions will be eligible for this exemption from U.S. withholding tax and depending on the circumstances, we may designate all, some or none of our potentially eligible dividends as derived from such qualified net interest income or as qualified short-term capital gains, or treat such dividends, in whole or in part, as ineligible for this exemption from withholding.

        Actual or deemed distributions of our net capital gains to a non-U.S. stockholder, and gains realized by a non-U.S. stockholder upon the sale of shares of our Common Stock, will not be subject to federal withholding tax and generally will not be subject to U.S. federal income tax unless the distributions or gains, as the case may be, are effectively connected with a U.S. trade or business of the non-U.S. stockholder and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the non-U.S. stockholder in the United States or, in the case of an individual non-U.S. stockholder, the stockholder is present in the United States for 183 days or more during the year of the sale or capital gain dividend and certain other conditions are met.

        If we distribute our net capital gains in the form of deemed rather than actual distributions (which we may do in the future), a non-U.S. stockholder will be entitled to a U.S. federal income tax credit or tax refund equal to the stockholder's allocable share of the tax we pay on the capital gains deemed to have been distributed. In order to obtain the refund, the non-U.S. stockholder must obtain a U.S. taxpayer identification number and file a U.S. federal income tax return even if the non-U.S. stockholder would not otherwise be required to obtain a U.S. taxpayer identification number or file a U.S. federal income tax return. For a corporate non-U.S. stockholder, distributions (both actual and deemed), and gains realized upon the sale of shares of our Common Stock that are effectively connected with a U.S. trade or business may, under certain circumstances, be subject to an additional "branch profits tax" at a 30.0% rate (or at a lower rate if provided for by an applicable treaty).

        A non-U.S. stockholder who is a non-resident alien individual, and who is otherwise subject to withholding of U.S. federal income tax, may be subject to information reporting and backup withholding of U.S. federal income tax on dividends unless the non-U.S. stockholder provides us or the dividend paying agent with a U.S. non-resident withholding tax certification (e.g., an IRS Form W-8BEN, IRS Form W-8BEN-E, or an acceptable substitute form) or otherwise meets documentary evidence requirements for establishing that it is a non-U.S. stockholder or otherwise establishes an exemption from backup withholding.

Withholding and Information Reporting on Foreign Financial Accounts

        Under the Code and recently issued Treasury regulations, the applicable withholding agent generally will be required to withhold 30.0% of the dividends on our Common Stock paid to (i) a non-U.S. financial institution (whether such financial institution is the beneficial owner or an intermediary) unless such non-U.S. financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a non-financial non-U.S. entity (whether such entity is the beneficial owner or an intermediary) unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements. If payment of this withholding tax is made, non-U.S. stockholders that are otherwise eligible for an exemption from, or a reduction in, withholding of U.S. federal income taxes with respect to such dividends or proceeds will be required to seek a credit or refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

        Non-U.S. stockholders should consult their own tax advisors with respect to the U.S. federal income and withholding tax consequences, and state, local and non-U.S. tax consequences, of an investment in shares of our Common Stock.

ITEM 1A.    RISK FACTORS

        Investing in shares of our Common Stock involves a number of significant risks. Before you invest in shares of our Common Stock, you should be aware of various risks, including those described below. The risks set out below are not the only risks we face. Additional risks and uncertainties not presently known to us or not presently deemed material by us may also impair our operations and performance. If any of the following events occur, our business, financial condition, results of operations and cash flows could be materially and adversely affected. In such case, our NAV could decline, and you may lose all or part of your investment. The risk factors described below are the principal risk factors associated with an investment in us as well as those factors generally associated with an investment company with investment objectives, investment policies, capital structure or trading markets similar to ours.

Risks Relating to Our Business and Structure

We are a new company with no operating history.

        We were formed on August 20, 2018 and have not yet commenced operations. We are subject to all of the business risks and uncertainties associated with any new business, including the risk that we will not achieve our investment objective, that we will not qualify or maintain our qualification to be treated as a RIC, and that the value of your investment could decline substantially.

        The 1940 Act and the Code impose numerous constraints on the operations of BDCs and RICs that do not apply to certain of the other investment vehicles managed by the Adviser, Sub-Adviser and their respective affiliates. BDCs are required, for example, to invest at least 70.0% of their total assets primarily in securities of eligible portfolio companies, cash, cash equivalents, U.S. government securities and other high-quality debt instruments that mature in one year or less from the date of investment. Moreover, qualification for taxation as a RIC requires satisfaction of source-of-income, asset diversification and distribution requirements. Each of the Adviser and Sub-Adviser has a limited operating history under these constraints, which may hinder our ability to take advantage of attractive investment opportunities and to achieve our investment objective.

Our strategy involves the use of leverage. We intend to finance a portion of our investments with borrowed money, which will magnify the potential for gain or loss on amounts invested and may increase the risk of investing in us. The risks of investment in a leveraged fund include volatility and possible distribution restrictions.

        Our strategy involves the use of leverage, including the issuance of senior securities, subscription lines and credit facilities, which magnifies the potential for gain or loss on amounts invested. We may borrow from, and issue senior securities, to banks, insurance companies and other lenders. The use of leverage is generally considered a speculative investment technique and increases the risks associated with investing in our securities. The risks of investing in a leveraged fund include volatility and possible distribution restrictions. Holders of these senior securities will have fixed dollar claims on our assets that are superior to the claims of our common stockholders, and we would expect such holders to seek recovery against our assets in the event of a default. We may pledge up to 100.0% of our assets and may grant a security interest in all of our assets under the terms of any debt instruments into which we may enter. In addition, under the terms of any credit facility or other debt instrument we enter into, we are likely to be required by its terms to use the net proceeds of any investments that we sell to repay a portion of the amount borrowed under such facility or instrument before applying such net proceeds to any other uses.

        If the value of our assets decreases, leverage would cause NAV to decline more sharply than it otherwise would have had we not leveraged, thereby magnifying losses or eliminating our equity stake in a leveraged investment. Similarly, any decrease in our revenue will cause our net income to decline more sharply than it would have had we not borrowed. Such a decline would also negatively affect our ability to make distributions on our Common Stock or preferred stock. Our ability to service our debt will depend largely on our financial performance and will be subject to prevailing economic conditions and competitive pressures. In addition, our common stockholders will bear the burden of any increase in our expenses as a result of our use of leverage, including interest expenses and any increase in the management fee payable to the Adviser.

        We are required to have asset coverage, as defined in the 1940 Act, of at least 150.0%, meaning that for every $1 of net assets we hold, we may raise $2 from borrowing and issuing senior securities. If our asset coverage ratio declines below 150.0%, we cannot incur additional debt and could be required to sell a portion of our investments to repay certain types of debt when it is disadvantageous to do so. This could have a material adverse effect on our operations, and we may not be able to make distributions to our stockholders.

        The Small Business Credit Availability Act, which was signed into law in March 2018, modified the applicable section of the 1940 Act and decreases the asset coverage requirements applicable to BDCs from 200% to 150% (subject to either stockholder approval or approval of both a majority of the board of directors and a majority of directors who are not interested persons). On [                ], 2019, our board of directors and our sole stockholder approved the application of these reduced asset coverage requirements to us. As a result, subject to compliance with certain disclosure requirements, the asset coverage requirements applicable to us are 150.0%.

        The amount of leverage that we employ will depend on the Adviser's and/or Sub-Adviser's and our board of directors' assessment of market and other factors at the time of any proposed borrowing. We cannot assure you that we will be able to obtain credit at all or on terms acceptable to us. We may also borrow amounts up to 5.0% of the value of our total assets for temporary purposes without regard to asset coverage.

        In addition, the terms governing any indebtedness that we incur in the future could impose financial and operating covenants that restrict our business activities, including limitations that may hinder our ability to finance additional loans and investments or make distributions to stockholders, including distributions required to maintain our status as a RIC under Subchapter M of the Code. Moreover, the financing costs of any such indebtedness will reduce cash available for any such distributions.

We are subject to risks associated with the current interest rate environment and to the extent we use debt to finance our investments, changes in interest rates will affect our cost of capital and net investment income.

        Since the economic downturn that began in mid-2007, interest rates have remained low. After a period of rising rates resulting from monetary policy used to combat inflationary pressure, rates have begun to fall as monetary policy has been eased again in the face of economic weakness. Despite the current environment and a forward rate curve that reflects market expectations for a continued decrease in interest rates, we will likely experience rising interest rates again at some point in the future.

        To the extent we borrow money or issue debt securities or preferred stock to make investments, our net investment income will depend, in part, upon the difference between the rate at which we borrow funds or pay interest or distributions on such debt securities or preferred stock and the rate at which we invest these funds. In addition, we anticipate that many of our debt investments and borrowings will have floating interest rates that reset on a periodic basis, and many of our investments will be subject to interest rate floors. As a result, a significant change in market interest rates could have a material adverse effect on our net investment income. In periods of rising interest rates, our cost of funds will increase because we expect that the interest rates on the majority of amounts we borrow will be floating, which could reduce our net investment income to the extent any debt investments have fixed interest rates.

        An increase in interest rates available to investors could make an investment in shares of our Common Stock less attractive if we are not able to increase our distribution rate, which could reduce the value of shares of our Common Stock.

        In July 2017, the head of the United Kingdom Financial Conduct Authority announced the intention to phase out the use of the London Interbank Offered Rate ("LIBOR") by the end of 2021. Because the statements made by the head of the United Kingdom Financial Conduct Authority are recent in nature, there is no definitive information regarding the future of LIBOR or of any particular replacement index rate. We are currently monitoring the transition and cannot assure you whether there will be a new standard rate for variable rate debt. However, we expect we will need to renegotiate certain loan documents with our portfolio companies that utilize LIBOR as a factor in determining the interest rate to replace LIBOR with the new standard that is established.

        As such, the potential effect of any such event on our cost of capital and net investment income cannot yet be determined. If LIBOR ceases to exist, we may need to renegotiate any credit or similar agreements extending beyond 2021 with our portfolio companies that utilize LIBOR as a factor in determining the interest rate and our subscription facilities to replace LIBOR with the new standard that is established. If the agreements with our portfolio companies are unable to be renegotiated, our investments may bear interest at a lower rate, which would decrease investment income and potentially the value of such investments. If we are unable to renegotiate our subscription facilities or leverage facilities, amounts drawn under our subscription facilities may bear interest at a higher rate, which would increase the cost of our borrowings and, in turn, affect our results of operations.

        You should also be aware that a change in the general level of interest rates can be expected to lead to a change in the interest rate we receive on many of our debt investments. Accordingly, a change in the interest rate could make it easier for us to meet or exceed the performance threshold and may result in a substantial increase in the amount of incentive fees payable to our investment adviser with respect to the portion of the incentive fee based on income.

Global capital markets could enter a period of severe disruption and instability. These conditions have historically affected and could again materially and adversely affect debt and equity capital markets in the United States and around the world and our business.

        The U.S. and global capital markets have in the past and may in the future experience periods of extreme volatility and disruption during economic downturns and recessions. Increases to budget deficits or direct and contingent sovereign debt, may create concerns about the ability of certain nations to service their sovereign debt obligations, and risks resulting from any such debt crisis in Europe, the United States or elsewhere could have a detrimental impact on the global economy, sovereign and non-sovereign debt in certain countries and the financial condition of financial institutions generally. Austerity measures that certain countries may agree to as part of any debt crisis or disruptions to major financial trading markets may adversely affect world economic conditions and have an adverse impact on our business and that of our portfolio companies. In June 2016, the United Kingdom held a referendum in which voters approved an exit from the European Union, and the implications of the United Kingdom's pending withdrawal from the European Union are unclear at present. Market and economic disruptions, which may be caused by political trends and government actions in the United States or elsewhere, have in the past and may in the future affect, the U.S. capital markets. Any such disruptions could adversely affect our business and that of our portfolio companies and the broader financial and credit markets and reduce the availability of debt and equity capital for the market as a whole and to financial firms, in particular. At various times, such disruptions have resulted in, and may in the future result, a lack of liquidity in parts of the debt capital markets, significant write-offs in the financial services sector and the repricing of credit risk. Such conditions may occur for a prolonged period of time again and may materially worsen in the future, including as a result of U.S. government shutdowns or further downgrades to the U.S. government's sovereign credit rating or the perceived credit worthiness of the United States or other large global economies. Unfavorable economic conditions, including future recessions, also could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. We may in the future have difficulty accessing debt and equity capital on attractive terms, or at all, and a severe disruption and instability in the global financial markets or deteriorations in credit and financing conditions may cause us to reduce the volume of loans we originate and/or fund, adversely affect the value of our portfolio investments or otherwise have a material adverse effect on our business, financial condition, results of operations and cash flows.

We depend upon the Adviser and Sub-Adviser for our success and upon their access to the investment professionals and partners of First Eagle.

        We do not have any internal management capacity or employees. We depend on the diligence, skill and network of business contacts of the senior investment professionals of the Adviser and the Sub-Adviser to achieve our investment objective. The Adviser and the Sub-Adviser have no prior experience advising or administering a BDC. We expect that the Adviser, with the assistance of the Sub-Adviser, will evaluate, negotiate, structure, close and monitor our investments in accordance with the terms of the Investment Advisory Agreement and Investment Sub-Advisory Agreement, as applicable. We can offer no assurance, however, that the senior investment professionals of the Adviser and/or Sub-Adviser will continue to provide investment advice to us.

        The loss of any member of the Adviser's investment committee or of other senior investment professionals of the Adviser and/or Sub-Adviser and their affiliates would limit our ability to achieve our investment objective and operate as we anticipate. This could have a material adverse effect on our financial condition, results of operations and cash flows.

We may make investments that could give rise to conflicts of interest.

        We do not expect to invest in, or hold securities of, companies that are controlled by our affiliates' other clients. However, our affiliates' other clients may invest in, and gain control over, one of our portfolio companies. If our affiliates' other client or clients gain control over one of our portfolio companies, this may create conflicts of interest and subject us to certain restrictions under the 1940 Act. As a result of these conflicts and restrictions the Adviser and/or Sub-Adviser may be unable to implement our investment strategies as effectively as they could have in the absence of such conflicts or restrictions. For example, as a result of a conflict or restriction, the Adviser and/or Sub-Adviser may be unable to engage in certain transactions that they would otherwise pursue. In order to avoid these conflicts and restrictions, the Adviser and/or Sub-Adviser may choose to exit these investments prematurely and, as a result, we may forego positive returns associated with such investments. In addition, to the extent that another client holds a different class of securities than us as a result of such transactions, our interests may not be aligned. Our ability to enter into transactions with our affiliates may be restricted.

        In situations where co-investment with our affiliates' other clients is not permitted under the 1940 Act and related rules, existing or future staff guidance or the terms and conditions of exemptive relief that may be granted to the Adviser and its affiliates by the SEC, the Adviser will need to decide which client or clients will proceed with the investment. Generally, we will not have an entitlement to make a co-investment in these circumstances and, to the extent that another client elects to proceed with the investment, we will not be permitted to participate. Moreover, except in certain circumstances, we will be unable to invest in any issuer in which an affiliates' other client holds a controlling interest. These restrictions may limit the scope of investment opportunities that would otherwise be available to us.

        The Adviser and its affiliates have filed an application with the SEC seeking exemptive relief that, if granted, would permit us to invest alongside them subject to certain conditions. There is no assurance that such relief will be granted.

Our business model depends to a significant extent upon strong referral relationships with investment firms. Any inability of the Adviser and/or Sub-Adviser to maintain or develop these relationships, or the failure of these relationships to generate investment opportunities, could adversely affect our business.

        We depend upon the Adviser's, the Sub-Adviser and their affiliates' relationships with private equity and similar investment firms, and we intend to rely to a significant extent upon these relationships to provide us with potential investment opportunities. If the Adviser and/or Sub-Adviser fails to maintain such relationships, or to develop new relationships with other sponsors or sources of investment opportunities, we will not be able to grow our investment portfolio. In addition, individuals with whom the principals of the Adviser, the Sub-Adviser and their affiliates have relationships are not obligated to provide us with investment opportunities. Therefore, we can offer no assurance that these relationships will generate investment opportunities for us in the future.

We may not replicate the historical results achieved by First Eagle.

        Our investments may differ from those of existing accounts that are or have been sponsored or managed by First Eagle. Investors in our securities are not acquiring an interest in any accounts that are or have been sponsored or managed by First Eagle. Subject to the requirements of the 1940 Act, we may consider co-investing in portfolio investments with other accounts sponsored or managed by our affiliates. Any such investments are subject to regulatory limitations and approvals by directors who are not "interested persons," as defined in the 1940 Act. We can offer no assurance, however, that we will obtain such approvals or develop opportunities that comply with such limitations. We also cannot assure you that we will replicate the historical results achieved for other First Eagle funds, and we caution you that our investment returns could be substantially lower than the returns achieved by them in prior periods. Additionally, all or a portion of the prior results may have been achieved in particular market conditions which may never be repeated. Moreover, current or future market volatility and regulatory uncertainty may have an adverse impact on our future performance.

Our financial condition, results of operations and cash flows depend on our ability to manage our business and future growth effectively.

        Our ability to achieve our investment objective depends on our ability to manage our business and to grow. This depends, in turn, on the ability of the Adviser, with the assistance of the Sub-Adviser, to identify, invest in and monitor companies that meet our investment criteria. The achievement of our investment objective on a cost-effective basis depends upon the Adviser's and/or Sub-Adviser's execution of our investment process, ability to provide competent, attentive and efficient services to us and, to a lesser extent, our access to financing on acceptable terms. We can offer no assurance that any current or future employees of the Adviser and/or Sub-Adviser will contribute effectively to the work of, or remain associated with, the Adviser and/or Sub-Adviser, as applicable. We caution you that the principals of the Adviser, the Sub-Adviser or Administrator may also be called upon to provide managerial assistance to portfolio companies and other investment vehicles, including other BDCs, which are managed by the Adviser or the Sub-Adviser. The personnel of the Administrator and its affiliates may be called upon to provide managerial assistance to our portfolio companies. These activities may distract them or slow our rate of investment. Any failure to manage our business and our future growth effectively could have a material adverse effect on our business, financial condition, results of operations and cash flows.

There are significant actual or potential conflicts of interest that could affect our investment returns.

        As a result of our arrangements with the Adviser and its affiliates, there may be times when the Adviser or such persons (including the Sub-Adviser) have interests that differ from those of our stockholders, giving rise to conflicts of interest.

Conflicts related to obligations of the Adviser, the Sub-Adviser or their affiliates have to other clients and conflicts related to fees and expenses of such other clients.

        The Adviser's and/or Sub-Adviser's investment professionals serve or may serve as officers, directors or principals of entities that operate in the same or a related line of business as we do or of accounts sponsored or managed by our affiliates. First Eagle (including the Sub-Adviser) currently manages, and may in the future have, other clients with similar or competing investment objectives. In serving in these multiple capacities, they may have obligations to other clients or investors in those entities, the fulfillment of which may not be in the best interests of us or our stockholders. Our investment objective may overlap with the investment objectives of such affiliated accounts. For example, each of First Eagle Investment Management, LLC and FEPC currently manages several private funds, some of which may seek additional capital from time to time, that are pursuing an investment strategy similar to ours, and we may compete with these and other accounts sponsored or managed by First Eagle Investment Management, LLC, FEPC and their affiliates for capital and investment opportunities. As a result, those individuals may face conflicts in the allocation of investment opportunities among us and other accounts advised by or affiliated with First Eagle. Moreover, the Adviser's and/or Sub-Adviser's investment professionals may give advice and recommend securities to other clients which may differ from advice given to, or securities recommended or bought for, us even though such other clients' investment objectives may be similar to ours. In addition, certain of these accounts may provide for higher management fees, greater expense reimbursements or overhead allocations, or permit our affiliates to receive higher origination and other transaction fees, all of which may contribute to this conflict of interest and create an incentive for the Adviser's and/or Sub-Adviser's investment professionals to favor such other accounts. For example, the 1940 Act restricts the Adviser and its affiliates from receiving more than a 1.0% fee in connection with loans that we acquire, or originate, a limitation that does not exist for certain other accounts. Each of the Adviser and Sub-Adviser seeks to allocate investment opportunities among eligible accounts in a manner that is fair and equitable over time and consistent with its allocation policy. However, we can offer no assurance that such opportunities will be allocated to us fairly or equitably in the short-term or over time, and there can be no assurance that we will be able to participate in all investment opportunities that are suitable to us.

The Adviser's and the Sub-Adviser's investment professionals are engaged in other investment activity on behalf of other clients.

        Certain investment professionals who are involved in our activities remain responsible for the investment activities of other clients and investment vehicles managed by our affiliates, and they will devote time to the management of such investments and other newly created client portfolios (whether in the form of funds, separate accounts or other vehicles), as well as their own investments. In addition, in connection with the management of investments for other funds, separate accounts and other vehicles, the Adviser's and/or Sub-Adviser's investment professionals may serve on the boards of directors of or advise companies which may compete with our portfolio investments. Moreover, these other funds, separate accounts and other vehicles managed by the Adviser or the Sub-Adviser and their affiliates may pursue investment opportunities that may also be suitable for us.

The Adviser, the Sub-Adviser or their affiliates may, from time to time, possess material non-public information, limiting our investment discretion.

        Principals of the Adviser, the Sub-Adviser and their affiliates and certain of the Adviser's and/or Sub-Adviser's investment professionals may serve as directors of, or in a similar capacity with, companies in which we invest, the securities of which are purchased or sold on our behalf. In the event that material nonpublic information is obtained with respect to such companies, or we become subject to trading restrictions under the internal trading policies of those companies or as a result of applicable law or regulations, we could be prohibited for a period of time from purchasing or selling the securities of such companies, and this prohibition may have an adverse effect on us.

Our management and incentive fee structure may create incentives for the Adviser and/or Sub-Adviser that are not fully aligned with the interests of our stockholders and may induce the Adviser and/or Sub-Adviser to make speculative investments.

        In the course of our investing activities, we pay management and incentive fees to the Adviser. The base management fee is based on our average adjusted gross assets and the income incentive fee is computed and paid on income and capital gains, both of which include leverage. As a result, investors in our Shares will invest on a "gross" basis and receive distributions on a "net" basis after expenses, resulting in a lower rate of return than one might achieve through direct investments. Because management fees are based on our average adjusted gross assets, the Adviser and Sub-Adviser benefit when we incur debt or use leverage. Under certain circumstances, the use of leverage may increase the likelihood of default, which would disfavor or our stockholders.

        Additionally, the incentive fee payable by us to the Adviser may create an incentive for the Adviser and/or Sub-Adviser to cause us to realize capital gains or losses that may not be in the best interests of us or our stockholders. Under the incentive fee structure, the Adviser and Sub-Adviser benefit when we recognize capital gains and, because the Adviser and/or Sub-Adviser determines when an investment is sold, the Adviser and/or Sub-Adviser controls the timing of the recognition of such capital gains. Our board of directors is charged with protecting our stockholders' interests by monitoring how the Adviser and Sub-Adviser address these and other conflicts of interest associated with their respective management services and compensation.

        The part of the management and incentive fees payable to Adviser that relates to our net investment income is computed and paid on income that may include interest income that has been accrued but not yet received in cash, such as market discount, debt instruments with PIK interest, preferred stock with PIK dividends, zero-coupon securities, and other deferred interest instruments and may create an incentive for the Adviser to make investments on our behalf that are riskier or more speculative than would be the case in the absence of such compensation arrangement. This fee structure may be considered to give rise to a conflict of interest for the Adviser and Sub-Adviser to the extent that it may encourage the Adviser and/or Sub-Adviser to favor debt financings that provide for deferred interest, rather than current cash payments of interest. Under these investments, we will accrue the interest over the life of the investment but we will not receive the cash income from the investment until the end of the term. Our net investment income used to calculate the income portion of our investment fee, however, includes accrued interest. The Adviser and/or Sub-Adviser may have an incentive to invest in deferred interest securities in circumstances where it would not have done so but for the opportunity to continue to earn the fees even when the issuers of the deferred interest securities would not be able to make actual cash payments to us on such securities. This risk could be increased because the Adviser is not obligated to reimburse us for any fees received even if we subsequently incur losses or never receive in cash the deferred income that was previously accrued.

Conflicts related to other arrangements with the Adviser or its affiliates.

        We have entered into a license agreement with First Eagle Investment Management, LLC under which First Eagle Investment Management, LLC has granted us a non-exclusive, royalty-free license to use the name "First Eagle." See "Item 7. Certain Relationships and Related Transactions, and Director Independence—License Agreement" and "Item 7. Certain Relationships and Related Transactions, and Director Independence—Investment Advisory Agreement." These arrangements create conflicts of interest that our board of directors must monitor.

The Investment Advisory Agreement was not negotiated on an arm's-length basis with an unaffiliated third party.

        The Investment Advisory Agreement was negotiated between related parties, and those relationships will present conflicts of interest initially and over time. For example, we may choose not to enforce, or to enforce less vigorously, our rights and remedies under these agreements because of our desire to maintain our ongoing relationship with the Adviser and its affiliates. Any such decision, however, would be subject to and must not be inconsistent with our obligations to our stockholders.

Our ability to enter into transactions with our affiliates will be restricted.

        As a BDC, we will be prohibited under the 1940 Act from participating in certain transactions with certain of our affiliates without the prior approval of a majority of our independent directors and, in some cases, the SEC. Any person that owns, directly or indirectly, 5.0% or more of our outstanding voting securities will be our affiliate for purposes of the 1940 Act, and we will generally be prohibited from buying or selling any securities from or to such affiliate on a principal basis, absent the prior approval of our board of directors and, in some cases, the SEC. The 1940 Act also prohibits certain "joint" transactions with certain of our affiliates, which in certain circumstances could include investments in the same portfolio company (whether at the same or different times to the extent the transaction involves a joint investment), without prior approval of our board of directors and, in some cases, the SEC. If a person acquires more than 25.0% of our voting securities, we will be prohibited from buying or selling any security from or to such person or certain of that person's affiliates, or entering into prohibited joint transactions with such persons, absent the prior approval of the SEC. Similar restrictions limit our ability to transact business with our officers or directors or their affiliates.

        The SEC has interpreted the BDC regulations governing transactions with affiliates to prohibit certain joint transactions involving entities that share a common investment adviser. As a result of these restrictions, we may be prohibited from buying or selling any security from or to any portfolio company that is controlled by a fund managed by the Adviser, the Sub-Adviser or their respective affiliates without the prior approval of the SEC, which may limit the scope of investment opportunities that would otherwise be available to us. We have applied for exemptive relief with the SEC to co-invest with affiliates of the Adviser and the Sub-Adviser in privately negotiated transactions. There is no assurance that such relief will be granted.

        In situations when co-investment with affiliates' other clients is not permitted under the 1940 Act and related rules, existing or future staff guidance, or the terms and conditions of exemptive relief granted to us by the SEC (as discussed above), the Adviser will need to decide which client or clients will proceed with the investment. Generally, we will not have an entitlement to make a co-investment in these circumstances and, to the extent that another client elects to proceed with the investment, we will not be permitted to participate. Moreover, except in certain circumstances, we will not invest in any issuer in which an affiliate's other client holds a controlling interest.

The Adviser and/or Sub-Adviser may be required to make investment analyses and decisions on an expedited basis in order to take advantage of investment opportunities, and the Adviser and/or Sub-Adviser may not have knowledge of all circumstances that could impact an investment by the Company.

        Investment analyses and decisions by the Adviser and/or Sub-Adviser may be required to be undertaken on an expedited basis to take advantage of investment opportunities, and the Adviser and/or Sub-Adviser may not have knowledge of all circumstances that could adversely affect an investment by us. Moreover, there can be no assurance that our due diligence processes will uncover all relevant facts that would be material to an investment decision. Before making an investment, we will assess the strength of the underlying assets and other factors that we believe are material to the performance of the investment. In making the assessment and otherwise conducting customary due diligence, we will rely on the resources available to it and, in some cases, an investigation by third parties. This process is particularly important and highly subjective.

We may face increasing competition for investment opportunities, which could delay further deployment of our capital, reduce returns and result in losses.

        We may compete for investments with other business development companies and investment funds (including registered investment companies, private equity funds and mezzanine funds), including clients of the Sub-Adviser and/or its affiliates, as well as traditional financial services companies such as commercial banks and other sources of funding. Moreover, alternative investment vehicles, such as hedge funds, continue to increase their investment focus in our target market of privately-owned U.S. companies. We may experience increased competition from banks and investment vehicles who may continue to lend to the middle market. Additionally, the Federal Reserve and other bank regulators may periodically provide incentives to U.S. commercial banks to originate more loans to U.S. middle market private companies. As a result of these market participants and regulatory incentives, competition for investment opportunities in privately owned U.S. companies is strong and may intensify. Many of our competitors are substantially larger and have considerably greater financial, technical, and marketing resources than we do. For example, some competitors may have a lower cost of capital and access to funding sources that are not available to us. In addition, some competitors may have higher risk tolerances or different risk assessments than us. These characteristics could allow our competitors to consider a wider variety of investments, establish more relationships and offer better pricing and more flexible structuring than we are able to do.

        We may lose investment opportunities if we do not match our competitors' pricing, terms, and investment structure criteria. If we are forced to match these competitors' investment terms criteria, we may not be able to achieve acceptable returns on our investments or may bear substantial risk of capital loss. A significant increase in the number and/or the size of our competitors in our target market could force us to accept less attractive investment terms. Furthermore, many competitors are not subject to the regulatory restrictions that the 1940 Act imposes on us as a business development company or the source of income, asset diversification and distribution requirements we must satisfy to maintain our RIC tax treatment. The competitive pressures we face, and the manner in which we react or adjust to competitive pressures, may have a material adverse effect on our business, financial condition, results of operations, effective yield on investments, investment returns, leverage ratio, and cash flows. As a result of this competition, we may not be able to take advantage of attractive investment opportunities from time to time. Also, we may not be able to identify and make investments that are consistent with our investment objective.

Limitations of investment due diligence expose us to investment risk.

        Our due diligence may not reveal all of an investment's liabilities and may not reveal other weaknesses in its business. There can be no assurance that our due diligence processes will uncover all relevant facts that would be material to an investment decision. Before making an investment in, or a loan to, a company, the Adviser, with the assistance of the Sub-Adviser, intends to assess the strength and skills of the company's management and other factors that it believes are material to the performance of the investment.

        In making the assessment and otherwise conducting customary due diligence, the Adviser will rely on the resources available to it, through the assistance of the Sub-Adviser or otherwise, and, in some cases, an investigation by third parties. This process is particularly important and highly subjective with respect to newly organized entities because there may be little or no information publicly available about the entities.

        We may make investments in, or loans to, companies which are not subject to public company reporting requirements including requirements regarding preparation of financial statements and will, therefore, depend upon the compliance by investment companies with their contractual reporting obligations. As a result, the evaluation of potential investments and the ability to perform due diligence on and effective monitoring of investments may be impeded, and we may not realize the returns which we expect on any particular investment. In the event of fraud by any company in which we invest or with respect to which we make a loan, we may suffer a partial or total loss of the amounts invested in that company.

We may be the target of litigation.

        We may be the target of securities litigation in the future, particularly if the value of shares of our Common Stock fluctuates significantly. We could also generally be subject to litigation, including derivative actions by our stockholders. Any litigation could result in substantial costs and divert management's attention and resources from our business and cause a material adverse effect on our business, financial condition and results of operations.

We operate in a highly competitive market for investment opportunities, which could reduce returns and result in losses.

        There will be competition for investments from numerous other potential investors, many of which will have significant financial resources. As a result, there can be no guarantee that a sufficient quantity of suitable investment opportunities for us will be found, that investments on favorable terms can be negotiated, or that we will be able to fully realize the value of our investments. Competition for investments may have the effect of increasing our costs and expenses, thereby reducing our investment returns.

        A number of entities compete with us to make the types of investments that we plan to make. We compete with public and private funds, commercial and investment banks, commercial financing companies and, to the extent they provide an alternative form of financing, private equity and hedge funds. Many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. For example, we believe some of our competitors may have access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. Furthermore, many of our competitors are not subject to the regulatory restrictions that the 1940 Act imposes on us as a BDC or the source of income, asset diversification and distribution requirements we must satisfy to qualify and maintain our qualification as a RIC. The competitive pressures we face may have a material adverse effect on our business, financial condition, results of operations and cash flows. As a result of this competition, we may not be able to take advantage of attractive investment opportunities from time to time, and we may not be able to identify and make investments that are consistent with our investment objective.

        With respect to the investments we make, we do not seek to compete based primarily on the interest rates we offer, and we believe that some of our competitors may make loans with interest rates that will be lower than the rates we offer. In the secondary market for acquiring existing loans, we compete generally on the basis of pricing terms. With respect to all investments, we may lose some investment opportunities if we do not match our competitors' pricing, terms, covenants and structure. However, if we match our competitors' pricing, terms, covenants and structure, we may experience decreased net interest income, lower yields and increased risk of credit loss. We may also compete for investment opportunities with accounts managed or sponsored by our affiliates. Although the Adviser and Sub-Adviser allocate opportunities in accordance with their respective allocation policies, allocations to such other accounts would reduce the amount and frequency of opportunities available to us and may not be in the best interests of us and our stockholders. Moreover, the performance of investments will not be known at the time of allocation.

The Adviser will be paid a management fee even if the value of your investment declines and the Adviser's incentive fees may create incentives for them to make certain kinds of investments.

        Even in the event the value of your investment declines, the management fee will still be payable. The management fee is calculated as a percentage of the average value of our gross assets including borrowed funds (excluding cash or cash equivalents) at the end of the prior two completed calendar quarters. Accordingly, the management fee is payable regardless of whether the value of our gross assets and/or your investment has decreased and creates an incentive for the Adviser and/or Sub-Adviser to incur leverage.

        In addition, the incentive fees payable by us to the Adviser following an Exchange Listing may create an incentive for the Adviser and/or Sub-Adviser to make investments on our behalf that are risky or more speculative than would be the case in the absence of such a compensation arrangement and also to incur leverage. The Adviser receives the incentive fees based, in part, upon income and capital gains realized on our investments. As a result, the Adviser and/or Sub-Adviser may have an incentive to invest more in companies whose securities are likely to yield capital gains, as compared to income producing securities. Such a practice could result in our investing in more speculative securities than would otherwise be the case, which could result in higher investment losses, particularly during cyclical economic downturns.

        The incentive fees payable by us to the Adviser also may create an incentive for the Adviser and/or Sub-Adviser to invest on our behalf in instruments that have a deferred interest feature. Under these investments, we accrue the interest over the life of the investment but do not receive the cash income from the investment until the end of the term. Our net investment income used to calculate the income portion of our incentive fee, however, includes accrued interest. Thus, a portion of this incentive fee is based on income that we have not yet received in cash. This risk could be increased because the Adviser is not obligated to reimburse us for any incentive fees received even if we subsequently incur losses or never receive in cash the accrued income (including accrued income with respect to OID, PIK interest and zero-coupon securities).

We will be subject to corporate-level income tax if we are unable to qualify as a RIC.

        In order to be subject to tax as a RIC under Subchapter M of the Code, we must meet certain source-of-income, asset diversification and distribution requirements. The distribution requirement for a RIC is satisfied if we distribute to our stockholders dividends for U.S. federal income tax purposes of an amount generally at least equal to 90.0% of our investment company taxable income to our stockholders on an annual basis. We are subject, to the extent we use debt financing, to certain asset coverage ratio requirements under the 1940 Act and financial covenants under loan and credit agreements that could, under certain circumstances, restrict us from making distributions necessary to qualify as a RIC. If we are unable to obtain cash from other sources, we may fail to be subject to tax as a RIC and, thus, may be subject to corporate-level income tax. To be subject to tax as a RIC, we must also meet certain asset diversification requirements at the end of each quarter of our taxable year, including the first fiscal quarter after we elect RIC status. Failure to meet these requirements may result in our having to dispose of certain investments quickly in order to prevent the loss of our qualification as a RIC. Because most of our investments are in private or thinly traded public companies, any such dispositions could be made at disadvantageous prices and may result in substantial losses. If we fail to qualify as a RIC for any reason and become subject to corporate-level income tax, the resulting corporate taxes could substantially reduce our net assets, the amount of income available for distributions to stockholders and the amount of our distributions and the amount of funds available for new investments. Such a failure would have a material adverse effect on us and our stockholders. See "Item 1. Business—Material U.S. Federal Income Tax Considerations—Taxation as a RIC."

We may need to raise additional capital to grow because we must distribute substantially all of our net taxable income.

        We may need additional capital to fund new investments and grow our portfolio of investments. We intend to access the capital markets periodically to issue debt or equity securities or borrow from financial institutions in order to obtain such additional capital. Unfavorable economic conditions could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. A reduction in the availability of new capital could limit our ability to grow. In addition, we will be required to distribute each taxable year an amount at least equal to 90.0% of the investment company taxable income to our stockholders to maintain our ability to be subject to tax as a RIC. As a result, these earnings are not available to fund new investments. An inability to access the capital markets successfully could limit our ability to grow our business and execute our business strategy fully and could decrease our earnings, if any, which may have an adverse effect on the value of our securities. If we are not able to raise capital and are at or near our targeted leverage ratios, we may receive smaller allocations, if any, on new investment opportunities under the Adviser's and/or Sub-Adviser's allocation policy.

We may have difficulty paying our required distributions if we recognize income before, or without, receiving cash representing such income.

        For U.S. federal income tax purposes, we include in income certain amounts that we have not yet received in cash, such as the accretion of OID. This may arise if we receive warrants in connection with the making of a loan and in other circumstances, or through contracted PIK interest, which represents contractual interest added to the loan balance and due at the end of the loan term. Such OID, which could be significant relative to our overall investment activities, or increases in loan balances as a result of contracted PIK arrangements, is included in income before we receive any corresponding cash payments. We also may be required to include in income certain other amounts that we do not receive in cash.

        Since in certain cases we may recognize income before or without receiving cash representing such income, we may have difficulty meeting the requirement in a given taxable year to distribute to our stockholders dividends for U.S. federal income tax purposes an amount at least equal to 90.0% of our investment company taxable income, determined without regard to any deduction for dividends paid, to our stockholders to qualify and maintain our ability to be subject to tax as a RIC. In such a case, we may have to sell some of our investments at times we would not consider advantageous, raise additional debt or equity capital or reduce new investment originations to meet these distribution requirements. If we are not able to obtain such cash from other sources, we may fail to qualify as a RIC and thus be subject to corporate-level income tax. See "Item 1. Business—Material U.S. Federal Income Tax Considerations—Taxation as a RIC."

If we are not treated as a "publicly offered regulated investment company," as defined in the Code, U.S. stockholders that are individuals, trusts or estates will be taxed as though they received a distribution of some of our expenses

        We do not expect to be treated initially as a "publicly offered regulated investment company." Until and unless we are treated as a "publicly offered regulated investment company" as a result of either (1) our common shares and our preferred stock collectively being held by at least 500 persons at all times during a taxable year, (2) our shares being continuously offered pursuant to a public offering (within the meaning of Section 4 of the Securities Act) or (3) our shares being treated as regularly traded on an established securities market, each U.S. stockholder that is an individual, trust or estate will be treated as having received a dividend for U.S. federal income tax purposes from us in the amount of such U.S. stockholder's allocable share of the management and incentive fees paid to our investment adviser and certain of our other expenses for the calendar year, and these fees and expenses will be treated as miscellaneous itemized deductions of such U.S. stockholder. For taxable years beginning before 2026, miscellaneous itemized deductions generally are not deductible by a U.S. stockholder that is an individual, trust or estate. For taxable years beginning in 2026 or later, miscellaneous itemized deductions generally are deductible by a U.S. stockholder that is an individual, trust or estate only to the extent that the aggregate of such U.S. stockholder's miscellaneous itemized deductions exceeds 2.0% of such U.S. stockholder's adjusted gross income for U.S. federal income tax purposes, are not deductible for purposes of the alternative minimum tax and are subject to the overall limitation on itemized deductions under the Code. See "Item 1. Business—Material U.S. Federal Income Tax Considerations—Taxation of U.S. Stockholders."

We may enter into reverse repurchase agreements, which are another form of leverage.

        We may enter into reverse repurchase agreements as part of our management of our temporary investment portfolio. Under a reverse repurchase agreement, we will effectively pledge our assets as collateral to secure a short-term loan. Generally, the other party to the agreement makes the loan in an amount equal to a percentage of the fair value of the pledged collateral. At the maturity of the reverse repurchase agreement, we will be required to repay the loan and correspondingly receive back our collateral. While used as collateral, the assets continue to pay principal and interest which are for the benefit of us.

        Our use of reverse repurchase agreements, if any, involves many of the same risks involved in our use of leverage, as the proceeds from reverse repurchase agreements generally will be invested in additional assets. There is a risk that the market value of the assets acquired in the reverse repurchase agreement may decline below the price of the assets that we have pledged but remain obligated to purchase. In addition, there is a risk that the market value of the assets retained by us may decline. If a buyer of assets under a reverse repurchase agreement were to file for bankruptcy or experience insolvency, we may be adversely affected. Also, in entering into reverse repurchase agreements, we would bear the risk of loss to the extent that the proceeds of such agreements at settlement are less than the fair value of the underlying assets being pledged. In addition, due to the interest costs associated with reverse repurchase agreements, our NAV would decline, and, in some cases, we may be worse off than if we had not used such agreements.

Adverse developments in the credit markets may impair our ability to enter into new debt financing arrangements.

        During the economic downturn in the United States that began in mid-2007, many commercial banks and other financial institutions stopped lending or significantly curtailed their lending activity. In addition, in an effort to stem losses and reduce their exposure to segments of the economy deemed to be high risk, some financial institutions limited routine refinancing and loan modification transactions and even reviewed the terms of existing facilities to identify bases for accelerating the maturity of existing lending facilities. To the extent these circumstances arise again in the future, it may be difficult for us to finance the growth of our investments on acceptable economic terms, or at all and one or more of our leverage facilities could be accelerated by the lenders.

Our ability to invest in public companies may be limited in certain circumstances. If we do not invest a sufficient portion of our assets in qualifying assets, we could fail to qualify as a BDC or be precluded from investing according to our current business strategy.

        To maintain our status as a BDC, we are not permitted to acquire any assets other than "qualifying assets" specified in the 1940 Act unless, at the time the acquisition is made, at least 70.0%

of our total assets are qualifying assets (with certain limited exceptions). Subject to certain exceptions for follow-on investments and investments in distressed companies, an investment in an issuer that has outstanding securities listed on a national securities exchange may be treated as qualifying assets only if such issuer has a common equity market capitalization that is less than $250.0 million at the time of such investment.

        As a BDC, we may not acquire any assets other than "qualifying assets" unless, at the time of and after giving effect to such acquisition, at least 70.0% of our total assets are qualifying assets. See "Item 1. Business—Regulation as a Business Development Company—Qualifying Assets."

        In the future, we believe that most of our investments will constitute qualifying assets. However, we may be precluded from investing in what we believe are attractive investments if such investments are not qualifying assets for purposes of the 1940 Act. If we do not invest a sufficient portion of our assets in qualifying assets, we could violate the 1940 Act provisions applicable to BDCs. As a result of such violation, specific rules under the 1940 Act could prevent us, for example, from making follow-on investments in existing portfolio companies (which could result in the dilution of our position) or could require us to dispose of investments at inappropriate times in order to come into compliance with the 1940 Act. If we need to dispose of such investments quickly, it could be difficult to dispose of such investments on favorable terms. We may not be able to find a buyer for such investments and, even if we do find a buyer, we may have to sell the investments at a substantial loss. Any such outcomes would have a material adverse effect on our business, financial condition, results of operations and cash flows.

Failure to qualify as a BDC would decrease our operating flexibility.

        If we do not maintain our status as a BDC, we would be subject to regulation as a registered closed-end investment company under the 1940 Act. As a registered closed-end investment company, we would be subject to substantially more regulatory restrictions under the 1940 Act which would significantly decrease our operating flexibility.

The majority of our portfolio investments will be recorded at fair value as determined in good faith by our board of directors and, as a result, there may be uncertainty as to the value of our portfolio investments.

        We currently expect that the majority of our portfolio investments will take the form of securities for which no market quotations are readily available. The fair value of securities and other investments that are not publicly traded may not be readily determinable, and we value these securities at fair value as determined in good faith by our board of directors, including to reflect significant events affecting the value of our securities. As discussed in more detail under "Item 2. Financial Information—Discussion of Management's Expected Operating Plans—Critical Accounting Policies," we currently expect that most, if not all, of our investments (other than cash and cash equivalents) are classified as Level 3 under ASC 820. This means that our portfolio valuations will be based on unobservable inputs and our own assumptions about how market participants would price the asset or liability in question. Inputs into the determination of fair value of our portfolio investments will require significant management judgment or estimation. Even if observable market data are available, such information may be the result of consensus pricing information or broker quotes, which may include a disclaimer that the broker would not be held to such a price in an actual transaction. The non-binding nature of consensus pricing and/or quotes accompanied by disclaimers materially reduces the reliability of such information.

        We intend to retain the services of one or more independent service providers to review the valuation of these securities upon our investment portfolio reaching a certain size as determined by the Adviser and/or Sub-Adviser. At least once annually, the valuation for each portfolio investment for which a market quote is not readily available, and that constitutes a material portion of the portfolio, will be reviewed by an independent valuation firm. The types of factors that the board of directors may take into account in determining the fair value of our investments generally include, as appropriate, comparison to publicly traded securities, including such factors as yield, seniority, maturity, company size, industry, measures of credit quality, the enterprise value of a portfolio company, the nature and realizable value of any collateral, the portfolio company's ability to make payments and its earnings and discounted cash flow, the markets in which the portfolio company does business and other relevant factors. Because such valuations, and particularly valuations of private securities and private companies, are inherently uncertain, may fluctuate over short periods of time and may be based on estimates, our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. Our NAV could be adversely affected if our determinations regarding the fair value of our investments were materially higher than the values that we ultimately realize upon the disposal of such investments.

        We intend to adjust quarterly (or as otherwise may be required by the 1940 Act in connection with the issuance of shares of our Common Stock) the valuation of our portfolio to reflect our board of directors' determination of the fair value of each investment in our portfolio. Any changes in fair value are recorded in our consolidated statement of operations as net change in unrealized appreciation or depreciation.

We may experience fluctuations in our quarterly operating results.

        We could experience fluctuations in our quarterly operating results due to a number of factors, including the interest rate payable on the debt securities we acquire, the default rate on such securities, the number and size of investments we originate or acquire, the level of our expenses, variations in and the timing of the recognition of realized and unrealized gains or losses, the degree to which we encounter competition in our markets and general economic conditions. In light of these factors, results for any period should not be relied upon as being indicative of our performance in future periods.

New or modified laws or regulations governing our operations may adversely affect our business.

        We and our portfolio companies are subject to regulation by laws at the U.S. federal, state and local levels. These laws and regulations, as well as their interpretation, may change from time to time, including as the result of interpretive guidance or other directives from the U.S. President and others in the executive branch, and new laws, regulations and interpretations may also come into effect. Any such new or changed laws or regulations could have a material adverse effect on our business. In particular, Dodd-Frank impacts many aspects of the financial services industry, and it requires the development and adoption of many implementing regulations over the next several years. The effects of Dodd-Frank on the financial services industry will depend, in large part, upon the extent to which regulators exercise the authority granted to them and the approaches taken in implementing regulations. President Trump has indicated that he may seek to amend or repeal portions of Dodd-Frank, among other federal laws, which may create regulatory uncertainty in the near term. While the impact of Dodd-Frank on us and our portfolio companies may not be known for an extended period of time, Dodd-Frank, including future rules implementing its provisions and the interpretation of those rules, along with other legislative and regulatory proposals directed at the financial services industry or affecting taxation that are proposed or pending in the U.S. Congress, may negatively impact the operations, cash flows or financial condition of us or our portfolio companies, impose additional costs on us or our portfolio companies, intensify the regulatory supervision of us or our portfolio companies or otherwise adversely affect our business or the business of our portfolio companies. In addition, if we do not comply with applicable laws and regulations, we could lose any licenses that we then hold for the conduct of our business and may be subject to civil fines and criminal penalties.

        Additionally, changes to the laws and regulations governing our operations, including those associated with RICs, may cause us to alter our investment strategy in order to avail ourselves of new or different opportunities or result in the imposition of corporate-level taxes on us. Such changes could result in material differences to our strategies and plans and may shift our investment focus from the areas of expertise of the Adviser to other types of investments in which the Adviser may have little or no expertise or experience. Any such changes, if they occur, could have a material adverse effect on our results of operations and the value of your investment. If we invest in commodity interests in the future, the Adviser may determine not to use investment strategies that trigger additional regulation by the U.S. Commodity Futures Trading Commission ("CFTC") or may determine to operate subject to CFTC regulation, if applicable. If we or the Adviser were to operate subject to CFTC regulation, we may incur additional expenses and would be subject to additional regulation.

        In addition, certain regulations applicable to debt securitizations implementing credit risk retention requirements that have taken effect or will take effect in both the U.S. and in Europe may adversely affect or prevent us from entering into any future securitization transaction. The impact of these risk retention rules on the loan securitization market are uncertain, and such rules may cause an increase in our cost of funds under or may prevent us from completing any future securitization transactions. On October 21, 2014, U.S. risk retention rules adopted pursuant to Section 941 of Dodd-Frank (the "U.S. Risk Retention Rules") were issued. The U.S. Risk Retention Rules require the sponsor (directly or through a majority-owned affiliate) of a debt securitization subject to such rules, such as CLOs, in the absence of an exemption, to retain an economic interest in the credit risk of the assets being securitized in the form of an eligible horizontal residual interest, an eligible vertical interest, or a combination thereof, in accordance with the requirements of the U.S. Risk Retention Rules. The U.S. Risk Retention Rules became effective December 24, 2016. Given the more attractive financing costs associated with these types of debt securitization as opposed to other types of financing available (such as traditional senior secured facilities), this would, in turn, increase our financing costs. Any associated increase in financing costs would ultimately be borne by our common stockholders.

        Over the last several years, there also has been an increase in regulatory attention to the extension of credit outside of the traditional banking sector, raising the possibility that some portion of the non-bank financial sector will be subject to new regulation. While it cannot be known at this time whether any regulation will be implemented or what form it will take, increased regulation of non-bank credit extension could negatively impact our operations, cash flows or financial condition, impose additional costs on us, intensify the regulatory supervision of us or otherwise adversely affect our business, financial condition and results of operations.

Our board of directors may change our investment objective, operating policies and strategies without prior notice or stockholder approval.

        Our board of directors has the authority, except as otherwise provided in the 1940 Act, to modify or waive our investment objective and certain of our operating policies and strategies without prior notice and without stockholder approval. However, absent stockholder approval, we may not change the nature of our business so as to cease to be, or withdraw our election as, a BDC. We cannot predict the effect any changes to our current investment objective, operating policies and strategies would have on our business, operating results and the price value of our Common Stock. Nevertheless, any such changes could adversely affect our business and impair our ability to make distributions.

Provisions of the Delaware General Corporation Law and of our certificate of incorporation and bylaws could deter takeover attempts and have an adverse effect on the price of shares of our Common Stock.

        Our certificate of incorporation and bylaws, as well as the General Corporation Law of the State of Delaware (the "DGCL") contain provisions that may have the effect of discouraging, delaying or making more difficult a change in control of us or the removal of our directors, including in circumstances that could give our stockholders the opportunity to realize a premium of the NAV of shares of our Common Stock. Among other things, our certificate of incorporation and bylaws:

  •
  provide that our board of directors is classified, which may delay the ability of our stockholders to change the membership of a majority of our board of directors;

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  do not provide for cumulative voting;

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  provide that our directors may be removed only for cause;

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  provide that stockholders may only take action at an annual or special meeting of stockholders or by unanimous written consent;

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  restrict stockholders' ability to call special meetings; and

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  require stockholders to provide advance notice of new business proposals and director nominations under specific procedures.

        Our certificate of incorporation and bylaws also contain provisions that limit liability and provide for indemnification of our directors and officers. These provisions and others also may have the effect of deterring hostile takeovers or delaying changes in control or management. In addition, if we issue preferred stock, such securities would rank "senior" to Common Stock in our capital structure, resulting in preferred stockholders having separate voting rights, dividend and liquidation rights, and possibly other rights, preferences or privileges more favorable than those granted to holders of our Common Stock.

        We are subject to Section 203 of the DGCL, the application of which is subject to any applicable requirements of the 1940 Act. This section generally prohibits us from engaging in mergers and other business combinations with stockholders that beneficially own 15.0% or more of our voting stock, either individually or together with their affiliates, unless our directors or stockholders approve the business combination in the prescribed manner. Our board of directors will adopt a resolution exempting from Section 203 of the DGCL any business combination between us and any other person, subject to prior approval of such business combination by our board of directors, including approval by a majority of our directors who are not "interested persons." If our board of directors does not adopt, or adopts but later repeals such resolution exempting business combinations, or if our board of directors does not approve a business combination, Section 203 of the DGCL may discourage third parties from trying to acquire control of us and increase the difficulty of consummating such an offer. See "Item 11. Description of Registrant's Securities to be Registered" for more information.

Our certificate of incorporation and bylaws contain exclusive forum provisions that could limit a stockholder's ability to choose a judicial forum that it finds favorable for certain disputes with us or our directors, officers or employees, and may discourage lawsuits with respect to such claims.

        Our certificate of incorporation and bylaws provide that, to the fullest extent permitted by law, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for

  (1)
  any derivative action or proceeding brought on behalf of the Company,

  (2)
  any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company's stockholders,

  (3)
  any action asserting a claim arising pursuant to any provision of the DGCL, our certificate of incorporation or bylaws or the securities, antifraud, unfair trade practices or similar laws of any international, national, state, provincial, territorial, local or other governmental or regulatory authority, including, in each case, the applicable rules and regulations promulgated thereunder, or

  (4)
  any action asserting a claim governed by the internal affairs doctrine will be a federal or state court located in the state of Delaware.

        These exclusive forum provisions may limit a stockholder's ability to bring a claim in a judicial forum that it finds favorable for such disputes and may discourage these types of lawsuits. Alternatively, if a court were to find the exclusive forum provisions inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions.

        However, these exclusive forum provisions do not preclude or narrow the scope of exclusive federal or concurrent jurisdiction for any actions brought under the Securities Act or the Exchange Act. Accordingly, our exclusive forum provision will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations.

The Adviser and/or Sub-Adviser can resign on 60 days' notice, and we may not be able to find a suitable replacement within that time, resulting in a disruption in our operations that could adversely affect our financial condition, business and results of operations.

        The Adviser and the Sub-Adviser has the right to resign under the Investment Advisory Agreement and Investment Sub-Advisory Agreement, respectively, at any time upon not less than 60 days' written notice, whether we have found a replacement or not. If the Adviser and/or Sub-Adviser resigns, we may not be able to find a new investment adviser or sub-adviser or hire internal management with similar expertise and ability to provide the same or equivalent services on acceptable terms within 60 days, or at all. If we are unable to do so quickly, our operations are likely to experience a disruption, our business, financial condition, results of operations and cash flows as well as our ability to pay distributions are likely to be adversely affected and the value of shares of our Common Stock may decline. In addition, the coordination of our internal management and investment activities is likely to suffer if we are unable to identify and reach an agreement with a single institution or group of executives having the expertise possessed by the Adviser and/or Sub-Adviser and its affiliates. Even if we are able to retain comparable management, whether internal or external, the integration of such management and their lack of familiarity with our investment objective may result in additional costs and time delays that may adversely affect our business, financial condition, results of operations and cash flows.

The Administrator can resign prior to the renewal of the term under the Administration Agreement, and we may not be able to find a suitable replacement, resulting in a disruption in our operations that could adversely affect our financial condition, business and results of operations.

        The Administrator has the right to resign pursuant to the terms of the Administration Agreement whether we have found a replacement or not. If the Administrator resigns, we may not be able to find a new administrator or hire internal management with similar expertise and ability to provide the same or equivalent services on acceptable terms, or at all. If we are unable to do so quickly, our operations are likely to experience a disruption, our financial condition, business and results of operations as well as our ability to pay distributions are likely to be adversely affected and the value of shares of our Common Stock may decline. In addition, the coordination of our internal management and administrative activities is likely to suffer if we are unable to identify and reach an agreement with a service provider or individuals with the expertise possessed by the Administrator. Even if we are able to retain a comparable service provider or individuals to perform such services, whether internal or external, their integration into our business and lack of familiarity with our investment objective may result in additional costs and time delays that may adversely affect our business, financial condition, results of operations and cash flows.

We are an "emerging growth company," and we do not know if such status will make shares of our Common Stock less attractive to investors.

        We are an "emerging growth company," as defined in the JOBS Act, until the earliest of:

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  the last day of the fiscal year ending after the fifth anniversary of any initial public offer of Shares;

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  the year in which our total annual gross revenues first equals or exceeds $1.07 billion;

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  the date on which we have, during the prior three-year period, issued more than $1.0 billion in non-convertible debt; and

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  the last day of a fiscal year in which we (1) have an aggregate worldwide market value of shares of our Common Stock held by non-affiliates of $700.0 million or more, computed at the end of each fiscal year as of the last business day of our most recently completed second fiscal quarter, and (2) have been a reporting company under the Exchange Act for at least one year (and filed at least one annual report under the Exchange Act).

        We may take advantage of some or all of the reduced regulatory and disclosure requirements permitted by the JOBS Act and, as a result, some investors may consider shares of our Common Stock less attractive. For example, while we are an emerging growth company and/or a non-accelerated filer within the meaning of the Exchange Act, we may take advantage of exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting and an extended transition period available to emerging growth companies to comply with "new or revised accounting standards" until those standards are applicable to private companies. We currently intend to take advantage of this extension of time to comply with new or revised accounting standards so long as we qualify as an emerging growth company. This may increase the risk that material weaknesses or other deficiencies in our internal control over financial reporting go undetected.

We will incur significant costs as a result of being registered under the Exchange Act and required to comply with the Sarbanes-Oxley Act, and non-compliance would adversely affect us and the value of shares of our Common Stock.

        Upon registering shares of our Common Stock under the Exchange Act, we will be subject to reporting requirements applicable to a company whose securities are registered under the Exchange Act, as well as additional corporate governance requirements, including requirements under the Sarbanes-Oxley Act and other rules implemented by the SEC. Our management will be required to report on our internal control over financial reporting pursuant to Section 404(a) of the Sarbanes-Oxley Act. We will be required to review on an annual basis our internal control over financial reporting, and on a quarterly and annual basis to evaluate and disclose changes in our internal control over financial reporting. As a result of these additional compliance requirements, we expect to incur significant additional expenses that may negatively impact our financial performance and our ability to make distributions. Moreover, the additional focus on compliance matters will result in a diversion of management's time and attention from our business. In addition, we may be unable to ensure that our internal control over financial reporting is or will be effective. In the event that we are unable to come into and maintain compliance, we and the value of our securities would be adversely affected.

We are highly dependent on information systems, and systems failures could significantly disrupt our business, which may, in turn, negatively affect the value of shares of our Common Stock and our ability to pay distributions.

        Our business depends on the communications and information systems of the Adviser and its affiliates. These systems are subject to potential attacks, including through adverse events that threaten the confidentiality, integrity or availability of our information resources (i.e., cyber incidents). These attacks could involve gaining unauthorized access to our information systems for purposes of misappropriating assets, stealing confidential information, corrupting data or causing operational disruption and result in disrupted operations, misstated or unreliable financial data, liability for stolen assets or information, increased cybersecurity protection and insurance costs, litigation and damage to our business relationships, any of which could, in turn, have a material adverse effect on our operating results and negatively affect the value of our securities and our ability to pay distributions to our stockholders. As our reliance on technology has increased, so have the risks posed to our information systems, both internal and those provided by the Adviser and third-party service providers.

Risks Related to Our Investments

Economic recessions or downturns could impair our portfolio companies and defaults by our portfolio companies will harm our operating results.

        The portfolio companies in which we invest may be susceptible to economic slowdowns or recessions and may be unable to repay our loans during these periods. In this event, our non-performing assets are likely to increase and the value of our portfolio is likely to decrease during these periods. Adverse economic conditions may decrease the value of collateral securing some of our loans and the value of our equity investments. Economic slowdowns or recessions could lead to financial losses in our portfolio and a decrease in revenues, net income and assets. Unfavorable economic conditions also could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. These events could prevent us from increasing our investments and harm our operating results.

        A portfolio company's failure to satisfy financial or operating covenants imposed by us or other lenders could lead to defaults and, potentially, termination of its loans and foreclosure on its assets, which could trigger cross-defaults under other agreements and jeopardize our portfolio company's ability to meet its obligations under the debt securities that we hold. We may incur expenses to the extent necessary to seek recovery upon default or to negotiate new terms with a defaulting portfolio company. In addition, lenders in certain cases can be subject to lender liability claims for actions taken by them when they become too involved in the borrower's business or exercise control over a borrower. It is possible that we could become subject to a lender's liability claim, including as a result of actions taken if we render managerial assistance to the borrower.

Our debt investments may be risky, and we could lose all or part of our investments.

        We may invest in debt that are generally not expected to be rated by any rating agency, but we believe that if such investments were rated, they would be below investment grade (e.g., rated "B1," "B2" or "B3" by Moody's Investors Service), which under the guidelines established by these entities is an indication of having predominantly speculative characteristics with respect to the issuer's capacity to pay interest and repay principal. Bonds that are rated below investment grade are sometimes referred to as "high yield bonds" or "junk bonds." Therefore, our investments may result in an above average amount of risk and volatility or loss of principal.

We may hold the debt securities of leveraged companies that may, due to the significant volatility of such companies, enter into bankruptcy proceedings.

        Leveraged companies may experience bankruptcy or similar financial distress. The bankruptcy process has a number of significant inherent risks. Many events in a bankruptcy proceeding are the product of contested matters and adversary proceedings and are beyond the control of the creditors. A bankruptcy filing by an issuer may adversely and permanently affect the issuer. If the proceeding is converted to a liquidation, the value of the issuer may not equal the liquidation value that was believed to exist at the time of the investment. The duration of a bankruptcy proceeding is also difficult to predict, and a creditor's return on investment can be adversely affected by delays until the plan of reorganization or liquidation ultimately becomes effective. The administrative costs of a bankruptcy proceeding are frequently high and would be paid out of the debtor's estate prior to any return to creditors. Because the standards for classification of claims under bankruptcy law are vague, our influence with respect to the class of securities or other obligations we own may be lost by increases in the number and amount of claims in the same class or by different classification and treatment. In the early stages of the bankruptcy process, it is often difficult to estimate the extent of, or even to identify, any contingent claims that might be made. In addition, certain claims that have priority by law (for example, claims for taxes) may be substantial.

        Depending on the facts and circumstances of our investments and the extent of our involvement in the management of a portfolio company, upon the bankruptcy of a portfolio company, a bankruptcy court may recharacterize our debt investments as equity interests and subordinate all or a portion of our claim to that of other creditors. This could occur even though we may have structured our investment as senior debt.

Subordinated liens on collateral securing debt investments that we will make to our portfolio companies may be subject to control by senior creditors with first priority liens. If there is a default, the value of the collateral may not be sufficient to repay in full both the first priority creditors and us.

        Certain debt investments that we make in portfolio companies will be secured on a second priority basis by the same collateral securing senior debt of such companies. The first priority liens on the collateral will secure the portfolio company's obligations under any outstanding senior debt and may secure certain other future debt that may be permitted to be incurred by the portfolio company under the agreements governing the debt. The holders of obligations secured by the first priority liens on the collateral will generally control the liquidation of and be entitled to receive proceeds from any realization of the collateral to repay their obligations in full before us. In addition, the value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. There can be no assurance that the proceeds, if any, from the sale or sales of all of the collateral would be sufficient to satisfy the debt obligations secured by the second priority liens after payment in full of all obligations secured by the first priority liens on the collateral. If such proceeds are not sufficient to repay amounts outstanding under the debt obligations secured by the second priority liens, then we, to the extent not repaid from the proceeds of the sale of the collateral, will only have an unsecured claim against the portfolio company's remaining assets, if any.

        We may also make unsecured debt investments in portfolio companies, meaning that such investments will not benefit from any interest in collateral of such companies. Liens on such portfolio companies' collateral, if any, will secure the portfolio company's obligations under its outstanding secured debt and may secure certain future debt that is permitted to be incurred by the portfolio company under its secured debt agreements. The holders of obligations secured by such liens will generally control the liquidation of, and be entitled to receive proceeds from, any realization of such collateral to repay their obligations in full before us. In addition, the value of such collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. There can be no assurance that the proceeds, if any, from sales of such collateral would be sufficient to satisfy our unsecured debt obligations after payment in full of all secured debt obligations. If such proceeds were not sufficient to repay the outstanding secured debt obligations, then our unsecured claims would rank equally with the unpaid portion of such secured creditors' claims against the portfolio company's remaining assets, if any.

        The rights we may have with respect to the collateral securing the debt investments we make in our portfolio companies with senior debt outstanding may also be limited pursuant to the terms of one or more inter-creditor agreements that we enter into with the holders of senior debt. Under such an inter-creditor agreement, at any time that obligations that have the benefit of the first priority liens are outstanding, any of the following actions that may be taken in respect of the collateral will be at the direction of the holders of the obligations secured by the first priority liens: the ability to cause the commencement of enforcement proceedings against the collateral; the ability to control the conduct of such proceedings; the approval of amendments to collateral documents; releases of liens on the collateral; and waivers of past defaults under collateral documents. We may not have the ability to control or direct such actions, even if our rights are adversely affected.

The lack of liquidity in our investments may adversely affect our business.

        We may invest in companies that are experiencing financial difficulties, which difficulties may never be overcome. Our investments will be illiquid in most cases, and there can be no assurance that we will be able to realize on such investments in a timely manner. A substantial portion of our investments in leveraged companies are and will be subject to legal and other restrictions on resale or will otherwise be less liquid than more broadly traded public securities. The illiquidity of these investments may make it difficult for us to sell such investments if the need arises. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we have previously recorded our investments. We may also face other restrictions on our ability to liquidate an investment in a portfolio company to the extent that we, the Adviser or any of its affiliates have material nonpublic information regarding such portfolio company.

We may be subject to loss resulting from the default of the issuers of securities.

        We may be affected by force majeure events (i.e., events beyond the control of the party claiming that the event has occurred, including, without limitation, acts of God, fire, flood, earthquakes, war, terrorism and labor strikes). Some force majeure events may adversely affect the ability of a party to perform its obligations until it is able to remedy the force majeure event. In addition, our cost of repairing or replacing damaged assets resulting from such force majeure event could be considerable. Additionally, a major governmental intervention into industry, including the nationalisation of an industry or the assertion of control over one or more companies or its assets, could result in a loss, including if our investment in such issuer is cancelled, unwound or acquired (which could be without what our investment adviser considers to be adequate compensation). To the extent we are exposed to investments in issuers that as a group are exposed to such force majeure events, our risks and potential losses are enhanced.

Price declines and illiquidity in the corporate debt markets may adversely affect the fair value of our portfolio investments, reducing our NAV through increased net unrealized depreciation.

        As a BDC, we will be required to carry our investments at market value or, if no market value is ascertainable, at fair value as determined in good faith by our board of directors. As part of the valuation process, we may take into account the following types of factors, if relevant, in determining the fair value of our investments:

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  a comparison of the portfolio company's securities to publicly traded securities;

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  the enterprise value of the portfolio company;

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  the nature and realizable value of any collateral;

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  the portfolio company's ability to make payments and its earnings and discounted cash flow;

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  the markets and industry in which the portfolio company does business;

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  changes in the interest rate environment and the credit markets generally that may affect the price at which similar investments may be made in the future and other relevant factors; and

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  other relevant measures of investment performance and credit quality.

        We record decreases in the market values or fair values of our investments as unrealized depreciation. Declines in prices and liquidity in the corporate debt markets may result in significant net unrealized depreciation in our portfolio. The effect of all of these factors on our portfolio may reduce our NAV by increasing net unrealized depreciation in our portfolio. Depending on market conditions, we could incur substantial realized losses and may suffer additional unrealized losses in future periods, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our prospective portfolio companies may prepay loans, which may reduce our yields if capital returned cannot be invested in transactions with equal or greater expected yields.

        The loans in our investment portfolio may be prepaid at any time, generally with little advance notice. Whether a loan is prepaid will depend both on the continued positive performance of the portfolio company and the existence of favorable financing market conditions that allow such company the ability to replace existing financing with less expensive capital. As market conditions change, we do not know when, and if, prepayment may be possible for each portfolio company. In some cases, the prepayment of a loan may reduce our achievable yield if the capital returned cannot be invested in transactions with equal or greater expected yields, which could have a material adverse effect on our business, financial condition and results of operations.

Our investments in portfolio companies may expose us to environmental risks.

        We may invest in companies engaged in the ownership (direct or indirect), operation, management or development of real properties that may contain hazardous or toxic substances, and, therefore, may be potentially liable for removal or remediation costs, as well as certain other costs, including governmental fines and liabilities for injuries to persons and property. The existence of any such material environmental liability could have a material adverse effect on the results of operations, cash flow and share price of any such portfolio company. As a result, our investment performance could suffer substantially.

Our prospective portfolio companies may be unable to repay or refinance outstanding principal on their loans at or prior to maturity, and rising interest rates may make it more difficult for portfolio companies to make periodic payments on their loans.

        The portfolio companies in which we expect to invest may be unable to repay or refinance outstanding principal on their loans at or prior to maturity. This risk and the risk of default is increased to the extent that the loan documents do not require the portfolio companies to pay down the outstanding principal of such debt prior to maturity. In addition, if general interest rates rise, there is a risk that our portfolio companies will be unable to pay escalating interest amounts, which could result in a default under their loan documents with us. Rising interest rates could also cause portfolio companies to shift cash from other productive uses to the payment of interest, which may have a material adverse effect on their business and operations and could, over time, lead to increased defaults. Any failure of one or more portfolio companies to repay or refinance its debt at or prior to maturity or the inability of one or more portfolio companies to make ongoing payments following an increase in contractual interest rates could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We have not yet identified the portfolio company investments we will acquire.

        We have not yet identified potential investments for our portfolio that we expect to acquire. Privately negotiated investments in illiquid securities or private companies require substantial due diligence and structuring, and we cannot assure you that we will achieve our anticipated investment pace or that we will find sufficient suitable investment opportunities to deploy all capital commitments successfully. The Adviser selects all of our investments, and our stockholders will have no input with respect to such investment decisions. These factors increase the uncertainty, and thus the risk, of investing in our securities. Until such appropriate investment opportunities can be found, we may also invest the net proceeds in cash, cash equivalents, U.S. government securities and high-quality debt investments that mature in one year or less from the date of investment. We expect these temporary investments to earn yields substantially lower than the income that we expect to receive in respect of our targeted investment types. As a result, any distributions we make during this period may be substantially smaller than the distributions that we expect to pay when our portfolio is fully invested.

We are a non-diversified investment company within the meaning of the 1940 Act, and therefore we are subject to risks of concentration in our investment portfolio.

        We are classified as a non-diversified investment company within the meaning of the 1940 Act, which means that we are not limited by the 1940 Act with respect to the proportion of our assets that we may invest in securities of a single issuer. As a result, our portfolio may be concentrated in a limited number of portfolio companies and industries. To the extent that we assume large positions in the securities of a small number of issuers, our NAV may fluctuate to a greater extent than that of a diversified investment company as a result of changes in the financial condition or the market's assessment of the issuers. We may also be more susceptible to any single economic or regulatory occurrence than a diversified investment company. Aggregate returns we realize may be significantly and adversely affected if a small number of investments perform poorly or if we need to write down the value of any one investment.

        Additionally, while we are not targeting any specific industries, our investments may be concentrated in relatively few industries. For example, although we may classify the industries of our portfolio companies by end-market (such as health market or business services) and not by the products or services (such as software) directed to those end-markets, some of our portfolio companies may principally provide software products or services, which exposes us to downturns in that sector. As a result, a downturn in any particular industry in which we are invested could also significantly impact the aggregate returns we realize.

        We intend to qualify as a RIC under Subchapter M of the Code and, accordingly, will be required to diversify our holdings and meet certain diversification requirements as of end of each quarter of the taxable year, including the first fiscal quarter after we elect RIC status. See "Item 1. Business—Material U.S. Federal Income Tax Considerations."

Our failure to make follow-on investments in our portfolio companies could impair the value of our portfolio.

        Following an initial investment in a portfolio company, we may make additional investments in that portfolio company as "follow-on" investments, in seeking to:

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  increase or maintain in whole or in part our position as a creditor or equity ownership percentage in a portfolio company;

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  exercise warrants, options or convertible securities that were acquired in the original or subsequent financing; or

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  preserve or enhance the value of our investment.

        We have discretion to make follow-on investments, subject to the availability of capital resources. Failure on our part to make follow-on investments may, in some circumstances, jeopardize the continued viability of a portfolio company and our initial investment, or may result in a missed opportunity for us to increase our participation in a successful portfolio company. Even if we have sufficient capital to make a desired follow-on investment, we may elect not to make a follow-on investment because we may not want to increase our level of risk, because we prefer other opportunities or because of regulatory or other considerations. Our ability to make follow-on investments may also be limited by the Adviser's and/or Sub-Adviser's allocation policy.

Because we generally do not hold controlling equity interests in our portfolio companies, we may not be able to exercise control over our portfolio companies or to prevent decisions by management of our portfolio companies that could decrease the value of our investments.

        To the extent that we do not hold controlling equity interests in portfolio companies, we will have a limited ability to protect our position in such portfolio companies. We may also co-invest with third parties through partnerships, joint ventures or other entities. Such investments may involve risks in connection with such third-party involvement, including the possibility that a third-party co-investor may have economic or business interests or goals that are inconsistent with ours or may be in a position to take (or block) action in a manner contrary to our investment objective. In those circumstances where such third parties involve a management group, such third parties may receive compensation arrangements relating to such investments, including incentive compensation arrangements.

There is no assurance that portfolio company management will be able to operate their companies in accordance with our expectations.

        The day-to-day operations of each portfolio company in which we invest will be the responsibility of that portfolio company's management team. Although we will be responsible for monitoring the performance of each investment and generally intends to invest in portfolio companies operated by strong management, there can be no assurance that the existing management team, or any successor, will be able to operate any such portfolio company in accordance with our expectations. There can be no assurance that a portfolio company will be successful in retaining key members of its management team, the loss of whom could have a material adverse effect on us. Although we generally intend to invest in companies with strong management, there can be no assurance that the existing management of such companies will continue to operate a company successfully.

Our portfolio companies may incur debt that ranks equally with, or senior to, our investments in such companies and such portfolio companies may not generate sufficient cash flow to service their debt obligations to us.

        We may invest a portion of our capital in second lien and subordinated loans issued by our portfolio companies. Our portfolio companies may have, or be permitted to incur, other debt that ranks equally with, or senior to, the debt securities in which we invest. Such subordinated investments are subject to greater risk of default than senior obligations as a result of adverse changes in the financial condition of the obligor or in general economic conditions. If we make a subordinated investment in a portfolio company, the portfolio company may be highly leveraged, and its relatively high debt-to-equity ratio may create increased risks that its operations might not generate sufficient cash flow to service all of its debt obligations. By their terms, such debt instruments may provide that the holders are entitled to receive payment of interest or principal on or before the dates on which we are entitled to receive payments in respect of the securities in which we invest. These debt instruments would usually prohibit the portfolio companies from paying interest on or repaying our investments in the event of and during the continuance of a default under such debt. Also, in the event of insolvency, liquidation, dissolution, reorganization or bankruptcy of a portfolio company, holders of securities ranking senior to our investment in that portfolio company would typically be entitled to receive payment in full before we receive any distribution in respect of our investment. After repaying senior creditors, the portfolio company may not have any remaining assets to use for repaying its obligation to us where we are junior creditor. In the case of debt ranking equally with debt securities in which we invest, we would have to share any distributions on an equal and ratable basis with other creditors holding such debt in the event of an insolvency, liquidation, dissolution, reorganization or bankruptcy of the relevant portfolio company.

        Additionally, certain loans that we make to portfolio companies may be secured on a second priority basis by the same collateral securing senior secured debt of such companies. The first priority liens on the collateral will secure the portfolio company's obligations under any outstanding senior debt and may secure certain other future debt that may be permitted to be incurred by the portfolio company under the agreements governing the loans. The holders of obligations secured by first priority liens on the collateral will generally control the liquidation of, and be entitled to receive proceeds from, any realization of the collateral to repay their obligations in full before us. In addition, the value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. There can be no assurance that the proceeds, if any, from sales of all of the collateral would be sufficient to satisfy the loan obligations secured by the second priority liens after payment in full of all obligations secured by the first priority liens on the collateral. If such proceeds were not sufficient to repay amounts outstanding under the loan obligations secured by the second priority liens, then we, to the extent not repaid from the proceeds of the sale of the collateral, will only have an unsecured claim against the portfolio company's remaining assets, if any.

        We may make unsecured loans to portfolio companies, meaning that such loans will not benefit from any interest in collateral of such companies. Liens on a portfolio company's collateral, if any, will secure the portfolio company's obligations under its outstanding secured debt and may secure certain future debt that is permitted to be incurred by the portfolio company under its secured loan agreements. The holders of obligations secured by such liens will generally control the liquidation of, and be entitled to receive proceeds from, any realization of such collateral to repay their obligations in full before us. In addition, the value of such collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. There can be no assurance that the proceeds, if any, from sales of such collateral would be sufficient to satisfy our unsecured loan obligations after payment in full of all loans secured by collateral. If such proceeds were not sufficient to repay the outstanding secured loan obligations, then our unsecured claims would rank equally with the unpaid portion of such secured creditors' claims against the portfolio company's remaining assets, if any.

        The rights we may have with respect to the collateral securing any junior priority loans we make to our portfolio companies may also be limited pursuant to the terms of one or more intercreditor agreements that we enter into with the holders of senior debt. Under a typical intercreditor agreement, at any time that obligations that have the benefit of the first priority liens are outstanding, any of the following actions that may be taken in respect of the collateral will be at the direction of the holders of the obligations secured by the first priority liens:

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  the ability to cause the commencement of enforcement proceedings against the collateral;

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  the ability to control the conduct of such proceedings;

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  the approval of amendments to collateral documents;

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  releases of liens on the collateral; and

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  waivers of past defaults under collateral documents.

        We may not have the ability to control or direct such actions, even if our rights as junior lenders are adversely affected.

The disposition of our investments may result in contingent liabilities.

        A significant portion of our investments will involve private securities. In connection with the disposition of an investment in private securities, we may be required to make representations about the business and financial affairs of the portfolio company typical of those made in connection with the sale of a business. We may also be required to indemnify the purchasers of such investment to the extent that any such representations turn out to be inaccurate or with respect to potential liabilities. These arrangements may result in contingent liabilities that ultimately result in funding obligations that we must satisfy through our return of distributions previously made to us.

The Adviser's liability is limited, and we have agreed to indemnify the Adviser and the Sub-Adviser against certain liabilities, which may lead the Adviser and/or Sub-Adviser to act in a riskier manner on our behalf than it would when acting for its own account.

        Under the Investment Advisory Agreement, the Adviser and the Sub-Adviser does not assume any responsibility to us other than to render the services called for under that agreement, and it is not responsible for any action of our board of directors in following or declining to follow the Adviser's advice or recommendations. Under the terms of the Investment Advisory Agreement, the Adviser, any sub-adviser, each of their directors, trustees, officers, shareholders or members (and their shareholders or members, including the owners of their shareholders or members), agents, employees, controlling persons and any other person or entity affiliated with, or acting on behalf of, the Adviser or sub-adviser (collectively Indemnified Parties) are not liable to us for acts or omissions performed in accordance with and pursuant to the Investment Advisory Agreement or sub-advisory agreement, except those resulting from acts constituting gross negligence, willful misfeasance, bad faith or reckless disregard of the Adviser's duties under the Investment Advisory Agreement or the sub-adviser's duties under the sub-advisory agreement. In addition, we have agreed to indemnify the Adviser and each of the other Indemnified Parties from and against any losses, including reasonable attorneys' fees, arising out of or otherwise based upon the performance of any of the Indemnified Parties' duties or obligations under the Investment Advisory Agreement, any sub-advisory agreement, or otherwise as an investment adviser of the Company, except where attributable to gross negligence, willful misfeasance, bad faith or reckless disregard of such person's duties under the Investment Advisory Agreement or sub-advisory agreement. These protections may lead the Adviser and/or Sub-Adviser to act in a riskier manner when acting on our behalf than it would when acting for its own account.

It is possible that "lender liability" or "equitable subordination" claims affecting our investments could arise without the direct involvement of the Company.

        In recent years, a number of judicial decisions in the United States have upheld the right of borrowers to sue lending institutions on the basis of various evolving legal theories (collectively termed "lender liability"). Generally, lender liability is founded upon the premise that an institutional lender has violated a duty (whether implied or contractual) of good faith and fair dealing owed to the borrower or has assumed a degree of control over the borrower resulting in a creation of a fiduciary duty owed to the borrower or its other creditors or shareholders. Because of the nature of certain of our investments, we could be subject to allegations of lender liability.

        In addition, under common law principles that in some cases form the basis for lender liability claims, if a lending institution (1) intentionally takes an action that results in the undercapitalization of a borrower to the detriment of other creditors of such borrower, (2) engages in other inequitable conduct to the detriment of such other creditors, (3) engages in fraud with respect to, or makes misrepresentations to, such other creditors or (4) uses its influence as a stockholder to dominate or control a borrower to the detriment of other creditors of such borrower, a court may elect to subordinate the claim of the offending lending institution to the claims of the disadvantaged creditor or creditors, a remedy called "equitable subordination." Because of the nature of certain of our investments, we could be subject to claims from creditors of an obligor that our investments issued by such obligor should be equitably subordinated. A significant number of our investments will involve investments in which we would not be the lead creditor. It is, accordingly, possible that lender liability or equitable subordination claims affecting our investments could arise without our direct involvement.

We may enter into "covenant lite" loans, under which we would have limited or no recourse in the event of a borrower's adverse financial performance.

        Generally, the loans in which we intend to invest will have financial maintenance covenants, which are used to proactively address materially adverse changes in a borrower's financial performance. However, in the future, we may invest in "covenant-lite" loans. We use the term "covenant-lite" to refer generally to loans that do not have a complete set of financial maintenance covenants and, therefore, may not trigger any default upon a deterioration in the borrower's financial condition. Accordingly, to the extent we invest in "covenant-lite" loans, we may have fewer rights against a borrower and may have a greater risk of loss on such investments as compared to investments in or exposure to loans with financial maintenance covenants.

Risks Relating to Our Common Stock

We may in the future determine to issue preferred stock, which could adversely affect the market value of our Common Stock.

        The issuance of shares of preferred stock with dividend or conversion rights, liquidation preferences or other economic terms favorable to the holders of preferred stock could adversely affect the market price for our Common Stock by making an investment in the Common Stock less attractive. In addition, the dividends on any preferred stock we issue must be cumulative. Payment of dividends and repayment of the liquidation preference of preferred stock must take preference over any distributions or other payments to our common stockholders, and holders of preferred stock are not subject to any of our expenses or losses and are not entitled to participate in any income or appreciation in excess of their stated preference (other than convertible preferred stock that converts into common stock). In addition, under the 1940 Act, participating preferred stock and preferred stock constitutes a "senior security" for purposes of the asset coverage test.

There is a risk that you may not receive distributions or that our distributions may not grow over time and a portion of our distributions may be a return of capital.

        We intend to make periodic distributions to our stockholders out of assets legally available for distribution. We cannot assure you that we will achieve investment results that will allow us to make a specified level of cash distributions or year-to-year increases in cash distributions. Our ability to pay distributions might be adversely affected by the impact of one or more of the risk factors described in this Registration Statement. Due to the asset coverage test applicable to us under the 1940 Act as a BDC, we may be limited in our ability to make distributions. If we declare a distribution and if more stockholders opt to receive cash distributions rather than participate in our dividend reinvestment plan we may be forced to sell some of our investments in order to make cash distribution payments. To the extent we make distributions to stockholders that include a return of capital, such portion of the distribution essentially constitutes a return of the stockholder's investment. Although such return of capital may not be taxable, such distributions may increase an investor's tax liability for capital gains upon the future sale of our Common Stock. A return of capital distribution may cause a stockholder to recognize a capital gain from the sale of our Common Stock even if the stockholder sells its shares for less than the original purchase price.

Investing in our Common Stock may involve an above average degree of risk.

        The investments we make in accordance with our investment objective may result in a higher amount of risk than alternative investment options and a higher risk of volatility or loss of principal. Our investments in portfolio companies involve higher levels of risk, and therefore, an investment in shares of our Common Stock may not be suitable for someone with lower risk tolerance. In addition, our Common Stock is intended for long-term investors who can accept the risks of investing primarily in illiquid loans and other debt or debt-like instruments and should not be treated as a trading vehicle.

Our stockholders may experience dilution in their ownership percentage.

        Our stockholders do not have preemptive rights to any shares of our Common Stock we issue in the future. To the extent that we issue additional equity interests at or below NAV your percentage ownership interest in us may be diluted. In addition, depending upon the terms and pricing of any future and the value of our investments, you may also experience dilution in the book value and fair value of your shares of our Common Stock.

        Under the 1940 Act, we generally are prohibited from issuing or selling shares of our Common Stock at a price below NAV per Share, which may be a disadvantage as compared with certain public companies. We may, however, sell shares of our Common Stock, or warrants, options, or rights to acquire shares of our Common Stock, at a price below the current NAV of shares of our Common Stock if our board of directors determines that such sale is in our best interests and the best interests of our stockholders, and our stockholders, including a majority of those stockholders that are not affiliated with us, approve such sale. In any such case, the price at which our securities are to be issued and sold may not be less than a price that, in the determination of our board of directors, closely approximates the fair value of such securities (less any distributing commission or discount). If we raise additional funds by issuing shares of our Common Stock or senior securities convertible into, or exchangeable for, shares of our Common Stock, then the percentage ownership of our stockholders at that time will decrease and you will experience dilution.

Our stockholders may receive shares of our Common Stock as dividends, which could result in adverse tax consequences to them.

        In order to satisfy the annual distribution requirement applicable to RICs, we will have the ability to declare a large portion of a dividend in shares of our Common Stock instead of in cash. As long as a portion of such dividend is paid in cash (which portion may be as low as 20.0% of such dividend) and certain requirements are met, the entire distribution will be treated as a dividend for U.S. federal income tax purposes. As a result, a stockholder generally would be subject to tax on 100.0% of the fair market value of the dividend on the date the dividend is received by the stockholder in the same manner as a cash dividend, even though most of the dividend was paid in shares of our Common Stock. We currently do not intend to pay dividends in shares of our Common Stock.

Our stockholders that do not opt out of our dividend reinvestment plan should generally expect to have current tax liabilities without receiving cash to pay such liabilities.

        Under our dividend reinvestment plan, if we declare a cash distribution, our stockholders who have not elected to "opt out" will have their cash distributions automatically reinvested in additional shares of our Common Stock, rather than receiving the cash distributions. Stockholders who receive distributions in the form of shares of common stock generally are subject to the same U.S. federal, state and local tax consequences as stockholders who elect to receive their distributions in cash; however, since their distributions will be reinvested, those stockholders will not receive cash with which to pay any applicable taxes on such reinvested distributions. As a result, stockholders that have not opted out of our dividend reinvestment plan may have to use funds from other sources to pay any tax liabilities imposed upon them with respect to common stock received under our dividend reinvestment plan.

Impact of recently enacted U.S. federal tax legislation.

        Significant U.S. federal tax reform legislation was recently enacted that, among other things, permanently reduces the maximum federal corporate income tax rate, reduces the maximum individual income tax rate (effective for taxable years 2018 through 2025), restricts the deductibility of business interest expense, changes the rules regarding the calculation of net operating loss deductions that may be used to offset taxable income, and, under certain circumstances, requires accrual method taxpayers to recognize income for U.S. federal income tax purposes no later than the income is taken into account as revenue in an applicable financial statement. The impact of this new legislation on us, our stockholders and entities in which we may invest is uncertain. Prospective investors are urged to consult their tax advisors regarding the effects of the new legislation on an investment in the Company.

ITEM 2.    FINANCIAL INFORMATION

Discussion of Management's Expected Operating Plans

        The information in this section contains forward-looking statements that involve risks and uncertainties. See "Risk Factors" and "Forward-Looking Statements" for a discussion of the uncertainties, risks and assumptions associated with these statements. You should read the following discussion in conjunction with the financial statements and related notes and other financial information appearing elsewhere in this Registration Statement.

Overview

        We are an externally managed specialty finance company that is a non-diversified, closed-end management investment company that has elected to be regulated as a BDC, under the 1940 Act. In addition, for U.S. federal income tax purposes, we intend to elect to be treated as a RIC under Subchapter M of the Code. We were formed on August 20, 2018 to invest primarily in middle market companies in the United States.

        Our investment objective is to generate attractive, consistent total returns through current income from a portfolio consisting primarily of proprietary, or privately negotiated, investments in first lien senior secured bank loans, and to a lesser extent, unitranche loans and second lien loans made to middle market companies either originated or sourced by the Adviser or the Sub-Adviser.

Revenues

        We plan to generate revenue in the form of interest on the debt securities that we hold in our portfolio companies. We expect that the senior debt we invest in will generally have stated terms of five to seven years. Our senior debt investments are generally expected to bear interest at a floating rate. Interest on debt securities is generally payable quarterly or semi-annually. In some cases, some of our investments may provide for deferred interest payments or PIK interest. The principal amount of the debt securities and any accrued but unpaid interest generally will become due at the maturity date. In addition, we may, to a lesser extent, generate revenue in the form of commitment and other fees in connection with transactions. OIDs and market discounts or premiums will be capitalized, and we will accrete or amortize such amounts as interest income. We will record prepayment premiums received on loans and debt securities when earned for U.S. financial reporting purposes.

Expenses

        We expect some of our primary annual operating expenses to be the payment of adviser, sub-adviser and administrator fees and/or the reimbursement of expenses under our Investment Advisory Agreement, Investment Sub-Advisory Agreement, our Administration Agreement and our Administrative Support Agreement, respectively. We will bear other expenses, which may include but are not limited to:

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  our initial organization costs and operating costs incurred prior to the filing of our election to be regulated as a BDC;

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  the costs associated with any offerings of our securities;

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  costs of obtaining ratings on our investments, calculating individual asset values and our NAV (including the cost and expenses of any third-party valuation services);

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  out-of-pocket expenses, including travel expenses, incurred by the Adviser and/or the Sub-Adviser, or members of their investment teams, or payable to third parties in performing due diligence on prospective portfolio companies and, if necessary, enforcing our rights;

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  certain costs and expenses relating to distributions paid on our shares;

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  debt service and other costs of borrowings or other financing arrangements, including structuring expenses, legal costs and rating agency fees;

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  amounts payable to third parties relating to, or associated with, making or holding investments, including placement fees, structuring expenses and legal costs;

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  cost and expenses relating to any special purpose vehicles held by the Company;

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  transfer agent and custodial fees;

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  costs of hedging;

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  commissions and other compensation payable to brokers or dealers;

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  federal and state registration fees;

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  U.S. federal, state and local taxes, to the extent we do not qualify as a RIC under Subchapter M of the Code;

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  independent director fees and expenses;

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  fees and expenses of directors that are not affiliated with the Adviser;

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  costs of preparing financial statements and maintaining books and records, costs of preparing tax returns, costs of compliance with the Sarbanes-Oxley Act, and attestation and costs of filing reports or other documents with the SEC (or other regulatory bodies) and other reporting and compliance costs, including registration and listing fees, and the compensation of professionals responsible for the preparation or review of the foregoing; the costs of any reports, proxy statements or other notices to our shareholders (including printing and mailing costs), the costs of any shareholders' meetings and the compensation of investor relations personnel responsible for the preparation of the foregoing and related matters;

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  the costs of specialty and custom software expense for monitoring risk, compliance and overall investments;

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  our fidelity bond;

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  any necessary insurance premiums;

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  costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or dispute in connection with our business and the amount of any judgment or settlement paid in connection therewith, or the enforcement of our rights against any person and indemnification or contribution expenses payable by us to any person and other extraordinary expenses not incurred in the ordinary course of our business; and

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  direct fees and expenses associated with independent audits, agency, consulting, information technology and legal costs.

        From time to time, the Adviser, the Administrator or First Eagle Investment Management, LLC may pay certain expenses on our behalf, and we will reimburse that entity for those expenses. We expect our general and administrative expenses to be relatively stable or may decline as a percentage of total assets during periods of asset growth and may increase during periods of asset declines. We will not reimburse our Administrator and First Eagle Investment Management, LLC for any services for which it receives a separate fee.

Financial Condition, Liquidity and Capital Resources

        We intend to generate cash primarily from the net proceeds of any offering of shares of our Common Stock and from cash flows from interest and fees earned from our investments and principal repayments and proceeds from sales of our investments. Our primary use of cash will be investments in portfolio companies, payments of our expenses and payment of cash distributions to our stockholders.

Critical Accounting Policies

        This discussion of our expected operating plans is based upon our expected financial statements, which will be prepared in accordance with GAAP. The preparation of these financial statements will require our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Changes in the economic environment, financial markets and any other parameters used in determining such estimates could cause actual results to differ. In addition to the discussion below, we will describe our critical accounting policies in the notes to our future financial statements.

Fair Value Measurements

        We will measure the value of our investments in accordance with fair value accounting guidance promulgated under GAAP, which establishes a hierarchical disclosure framework that prioritizes and ranks the level of market price observability used in measuring investments at fair value. Market price observability is affected by a number of factors, including the type of investment and the characteristics specific to the investment. Investments with readily available actively quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

        Investments measured and reported at fair value will be classified and disclosed in one of the following categories:

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  Level 1—inputs to the valuation methodology are quoted prices available in active markets for identical financial instruments as of the measurement date. The types of financial instruments in this category include unrestricted securities, including equities and derivatives, listed in active markets.

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  Level 2—inputs to the valuation methodology are quoted prices in markets that are not active or for which all significant inputs are either directly or indirectly observable as of the measurement date. The types of financial instruments in this category include less liquid and restricted securities listed in active markets, securities traded in markets that are not active, government and agency securities, and certain over-the-counter derivatives where the fair value is based on observable inputs.

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  Level 3—inputs to the valuation methodology are unobservable and significant to the overall fair value measurement, and include situations where there is little, if any, market activity for the investment. The inputs into the determination of fair value require significant management judgment or estimation. The types of financial instruments in this category include investments in privately held entities, non-investment grade residual interests in securitizations, CLOs, and certain over-the-counter derivatives where the fair value is based on unobservable inputs.

        In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment's level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and we consider factors specific to the investment.

Valuation of Investments

        Level 1 assets and liabilities are valued using quoted market prices. Level 2 assets and liabilities are valued using market consensus prices that are corroborated by observable market data and quoted market prices for similar assets and liabilities. Level 3 assets and liabilities are valued at fair value as determined in good faith by our board of directors, based on input from a valuation committee comprised of members of the Adviser's portfolio management and treasury team, the Audit Committee and independent valuation firms that have been engaged at the direction of our board of directors to assist in the valuation of each portfolio investment without a readily available market quotation at least once during a rolling twelve-month period under a valuation policy and a consistently applied valuation process.

        When valuing Level 3 debt and equity investments and secured borrowing liabilities, we may take into account the following factors, where relevant: the enterprise value of a portfolio company, the nature and realizable value of any collateral, the portfolio company's ability to make payments and its earnings and discounted cash flows, the markets and industry in which the portfolio company does business, comparisons to publicly traded securities and changes in the interest rate environment and the credit markets generally that may affect the price at which similar investments may be made and other relevant factors. Generally, if debt investments are credit impaired, we intend to use an enterprise value analysis, discounted cash flow or a liquidation basis analysis to determine fair value. For debt investments that are not determined to be credit impaired, we intend to primarily use a credit rating and market yields-based discounted cash flow analysis to determine fair value.

        In addition, for certain debt and equity investments and secured borrowing liabilities, we may base our valuation on evaluated bid and ask prices provided by an independent third party pricing service. Bid prices reflect the highest price that we and others may be willing to pay. Ask prices represent the lowest price that we and others may be willing to accept. We generally use the evaluated bid as our best estimate of fair value of such investment.

        Due to the inherent uncertainty of determining the fair value of Level 3 assets and liabilities that do not have a readily available market value, the fair value of the investments may differ significantly from the values that would have been used had a ready market existed for such investments and may differ materially from the values that may ultimately be received or settled. Further, such investments are generally subject to legal and other restrictions or otherwise are less liquid than publicly traded instruments. If we were required to liquidate a portfolio investment in a forced or liquidation sale, we may realize significantly less than the value at which such investment had previously been recorded.

        Our investments are subject to market risk. Market risk is the potential for changes in the value due to market changes. Market risk is directly impacted by the volatility and liquidity in the markets in which the investments are traded.

Revenue Recognition

        We will record interest income on an accrual basis to the extent that we expect to collect such amounts. For loans and debt securities with contractual PIK interest, which represents contractual interest accrued and added to the principal balance, we generally will not accrue PIK interest for accounting purposes if the portfolio company valuation indicates that such PIK interest is not collectible. We do not accrue as a receivable interest on loans and debt securities for accounting purposes if we have reason to doubt our ability to collect such interest. Loan origination fees, OIDs, market discounts or premiums are accreted or amortized, respectively, using the effective interest method as interest income. We record prepayment premiums received on loans and debt securities when earned.

Net Realized Gains or Losses and Net Change in Unrealized Appreciation or Depreciation

        We will measure net realized gains or losses by the difference between the net proceeds from the repayment or sale and the amortized cost basis of the investment, without regard to unrealized appreciation or depreciation previously recognized, but considering unamortized upfront fees and prepayment premiums. Net change in unrealized appreciation or depreciation will reflect the change in portfolio investment values during the reporting period, including any reversal of previously recorded unrealized appreciation or depreciation, when gains or losses are realized.

PIK Interest

        We may have investments in our portfolio that contain a PIK interest provision. Any PIK interest will be added to the principal balance of such investments and is recorded as income, if the portfolio company valuation indicates that such PIK interest is collectible. In order to maintain our status as a RIC, substantially all of this income must be included in the amounts paid out by us to stockholders in the form of dividends, even if we have not collected any cash.

Organizational Expenses and Offering Costs

        In general, for accounting purposes, organizational expenses will be charged to expenses as they are incurred and offering costs will be accounted for as deferred charges until operations begin and thereafter amortized to expense over 12 months on a 12-month period straight-line basis, if applicable to the BDC.

U.S. Federal Income Taxes

        We intend to elect to be treated as a RIC under Subchapter M of the Code. As a RIC, we generally will not have to pay corporate-level federal income taxes on any net ordinary income or net capital gains that we distribute to our stockholders from our tax earnings and profits. To obtain and maintain our RIC tax treatment, we must meet certain source-of-income and asset diversification requirements as well as distribute at least 90.0% of our investment company annual net taxable income in respect of each taxable year to the holders of shares of our Common Stock. See "Item 1. Business—Material U.S. Federal Income Tax Considerations."

Contractual Obligations

        We intend to enter into certain contracts under which we have material future commitments. We have entered into an Investment Advisory Agreement with the Adviser. The Adviser agrees to serve as our investment adviser in accordance with the terms of our Investment Advisory Agreement. Under our Investment Advisory Agreement, we have agreed to pay the Adviser an annual base management fee as well as an incentive fee based on our investment performance.

        We have entered into an Administration Agreement with the Administrator pursuant to which the Administrator will furnish us with administrative services necessary to conduct our day-to-day operations. Pursuant to the Administration Agreement, the Administrator has agreed to be responsible for, among other things, the financial and other records that we are required to maintain for coordinating the audit of our financial statements. In addition, the Administrator has agreed to assist us in determining our NAV, with the accounting for our investment transactions and other recordkeeping functions. Pursuant to the Administration Agreement, we shall pay the Administrator a fee for its services.

        In addition to the administrative services provided by the Administrator, we have also entered into an Administrative Support Agreement with First Eagle Investment Management, LLC and FEPC, pursuant to which each of First Eagle Investment Management, LLC and FEPC has agreed to provide us with certain additional administrative, accounting, operations, compliance and other services, including providing managerial assistance to those portfolio companies that request it. We have agreed to reimburse First Eagle Investment Management, LLC and FEPC for our allocable portion of the costs of these services (including costs related to personnel, overhead and other costs). Our allocable portion of such costs is determined by First Eagle Investment Management, LLC, which expects to use various methodologies such as allocation based on the percentage of time certain individuals devote, on an estimated basis, to our business and affairs, and is subject to oversight by our board of directors.

        If any of our contractual obligations discussed above is terminated, our costs may increase under any new agreements that we enter into as replacements. We would also likely incur expenses in locating alternative parties to provide the services we expect to receive under our Investment Advisory Agreement, Administration Agreement and Administrative Support Agreement.

Quantitative and Qualitative Disclosures About Market Risk

        We will be subject to financial market risks, including changes in interest rates. As a result, there can be no assurance that a significant change in market interest rates will not have a material adverse effect on our net investment income.

        In addition, any investments we make that are denominated in a foreign currency will be subject to risks associated with changes in currency exchange rates. These risks include the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the currency or currencies involved.

Related Parties

        We have entered into a number of business relationships with affiliated or related parties, including the following:

  •
  We have entered into an Investment Advisory Agreement with the Adviser.

  •
  We have entered into a Sub-Advisory Agreement with the Adviser and the Sub-Adviser.

  •
  We have entered into an Administration Agreement with the Administrator, pursuant to which the Administrator will provides administrative services necessary for us to operate.

  •
  We have entered into an Administrative Support Agreement with First Eagle Investment Management, LLC and FEPC, pursuant to which each of First Eagle Investment Management, LLC and FEPC has agreed to provide us with certain additional administrative services, including services of our officers.

  •
  We have entered into a license agreement with First Eagle Investment Management, LLC pursuant to which First Eagle Investment Management, LLC has granted us a non-exclusive, royalty-free license to use the name "First Eagle."

  •
  The Adviser and/or Sub-Adviser may in the future manage other accounts that have investment mandates that are similar, in whole and in part, with ours. The Adviser and/or Sub-Adviser and their respective affiliates may determine that an investment is appropriate for us and for one or more of those other accounts. In such event, depending on the availability of such investment and other appropriate factors, and pursuant to the Adviser and/or Sub-Adviser's allocation policy, the Adviser and/or Sub-Adviser or their respective affiliates may determine that we should invest side-by-side with one or more other accounts. Such investments will not be made when impermissible by applicable law and interpretive positions of the SEC and its staff, or inconsistent with the Adviser's and/or Sub-Adviser's allocation procedures.

        In addition, we have adopted a formal code of ethics that governs the conduct of our officers and directors. Our officers and directors also remain subject to the duties imposed by both the 1940 Act and the DGCL.

ITEM 3.    PROPERTIES.

        Our headquarters are located at 1345 Avenue of the Americas, New York, NY 10105. We believe that our office facilities are suitable and adequate for our business as it is contemplated to be conducted.

ITEM 4.    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain ownership information with respect to shares of our Common Stock for those persons who directly or indirectly own, control or hold with the power to vote five percent or more of our outstanding shares of Common Stock and all officers and directors, as a group.

Percentage of Common Stock outstanding
Name and address	Type of ownership	Shares owned	Percentage
[•](1)	Record/Beneficial	[•]	[•]	%
David P. O'Connor	Record/Beneficial	—	*
Timothy J. Conway	Record/Beneficial	—	*
Michael J. Eisenstein	Record/Beneficial	—	*
Robert K. Brown	Record/Beneficial	—	*
Joseph T. Malone	Record/Beneficial	—	*
All directors and officers as a group ([•] persons)	Record/Beneficial	—	*	%

*
Represents less than 1.0%.

(1)
In conjunction with our formation, [    •    ] purchased [    •    ] shares of Common Stock at a purchase price of $[    •    ] per share.

ITEM 5.    DIRECTORS AND EXECUTIVE OFFICERS

        Our board of directors oversees our management. Our board of directors currently consists of            members,             of whom are not "interested persons" as defined in Section 2(a)(19) of the 1940 Act. Our board of directors elects our officers, who serve at the discretion of our board of directors. The responsibilities of each director include the oversight of our investment activity, the quarterly valuation of our assets, and oversight of our financing arrangements. Our board of directors has also established an Audit Committee and a Nominating and Corporate Governance Committee

(the "Nominating and Corporate Governance Committee"), and may establish additional committees in the future.

Board of Directors and Executive Officers

Directors

        Under our certificate of incorporation, our directors are divided into three classes. At each annual meeting, directors are elected for a term expiring at the third succeeding annual meeting, with the term of office of only one of these three classes of directors expiring each year. Each director will hold office for the term to which he or she is elected and until his or her successor is duly elected and qualifies.

Name	Age	Position	Director Since	Expiration of Term
Interested Directors
Timothy J. Conway	[•]	Chief Executive Officer and Director	2019	[•]
David P. O'Connor	[•]	General Counsel and Director	2019	[•]
Independent Directors
[•]

        The address for each of our directors is c/o First Eagle Investment Management, LLC, 1345 Avenue of the Americas, New York, NY 10105.

Executive Officers Who Are Not Directors

Name	Age	Position
Michael J. Eisenstein	[•]	Chief Financial Officer
Robert K. Brown	[•]	Corporate Secretary
Joseph T. Malone	[•]	Treasurer

        The address for each of our officers is c/o First Eagle Investment Management, LLC, 1345 Avenue of the Americas, New York, NY 10105.

Biographical Information

Directors

        The board of directors has determined that each of the directors is qualified to serve as our director, based on a review of the experience, qualifications, attributes and skills of each director, including those described below. The board of directors has determined that each director has significant experience in the investment or financial services industries and has held management, board or oversight positions in other companies and organizations. Each of our directors has demonstrated high character and integrity and has expertise and diversity of experience to be able to offer advice and guidance to our management. For the purposes of this presentation, our directors have been divided into two groups—independent directors and interested directors. Interested directors are "interested persons" as defined in the 1940 Act.

Independent Directors

[    •    ]

Interested Directors

Timothy J. Conway

        See "Item 1. Business—Investment Committee—Key Personnel of the Sub-Adviser" for Mr. Conway's biography.

David P. O'Connor

        Mr. O'Connor has been our general counsel since 2019 and has served as one of our directors since 2018. He is also general counsel and head of Legal and Compliance at First Eagle Investment Management, LLC and FEPC. Prior to joining First Eagle Investment Management, LLC and FEPC in 2017 and 2018, respectively, he served as executive vice president and general counsel for Delaware Investments (now known as Macquarie Investment Management) and the Delaware Investments Family of Funds ("Delaware"), an asset management firm. He was also responsible for Strategic Investment Relationships & Initiatives and served as chairman of Delaware's Dublin-based UCITs fund group. In addition, Mr. O'Connor served on Delaware's Board of Directors, as well as a variety of its committees. Prior to joining Delaware in 1996, he was an associate in the business and finance department of the Philadelphia office of Ballard Spahr LLP, where his practice focused on mergers and acquisitions, contract negotiations, and investment company work. David is a member of the Board of Directors and Executive Committee of Philadelphia Futures, a nonprofit organization providing urban high school and college students with resources necessary to obtain a college degree. He received his Bachelor's degree with a double major in sociology and biblical studies from Gordon College and his J.D. degree with honors from Villanova University School of Law.

Executive Officers Who Are Not Directors

Michael J. Eisenstein

        See "Item 1. Business—Investment Committee—Key Personnel of the Sub-Adviser" for Mr. Eisenstein's biography.

Robert K. Brown

        See "Item 1. Business—Investment Committee—Key Personnel of the Sub-Adviser" for Mr. Brown's biography.

Joseph T. Malone

        Mr. Malone has been our Treasurer since 2019. He also serves as head of fund finance and chief financial officer of First Eagle Funds. Prior to joining First Eagle Funds in 2008, he was the chief financial officer and treasurer for Aberdeen Funds from 2007 to 2008. Prior thereto, he served as global fund treasurer at UBS Global Asset Management from 2001 to 2007. Previously, Mr. Malone held various positions in the public accounting and financial services industry with a focus in asset management. Mr. Malone is a certified public accountant and has a B.S. in public accounting from Pace University.

Board of Directors Leadership Structure

        Our board of directors monitors and performs an oversight role with respect to our business and affairs, including with respect to our investment practices and performance, compliance with regulatory requirements and the services, expenses and performance of our service providers. Among other things, our board of directors approves the appointment of the Adviser and officers, reviews and monitors the services and activities performed by the Adviser and executive officers and approves the engagement, and reviews the performance of, our independent public accounting firm.

        Under our bylaws, our board of directors may designate a Chairperson to preside over the meetings of our board of directors and meetings of the stockholders and to perform such other duties as may be assigned to him by the board of directors. We do not have a fixed policy as to whether the Chairperson of the board of directors should be an independent director and believe that we should maintain the flexibility to select the Chairperson and reorganize the leadership structure, from time to time, based on criteria that are in our best interests and our stockholders at such times.

        Presently, [                ] serves as the Chairperson of our board of directors. [                ] is an "interested person" as defined in Section 2(a)(19) of the 1940 Act. We believe that [                ]'s extensive knowledge of the financial services industry and capital markets in particular qualify him to serve as the Chairperson of our board of directors. We believe that we are best served through this existing leadership structure, as [            ]'s relationship with the Adviser provides an effective bridge and encourages an open dialogue between management and our board of directors, ensuring that both groups act with a common purpose.

        Our board of directors does not currently have a designated lead independent director. We are aware of the potential conflicts that may arise when a non-independent director is Chairperson of the board of directors, but believe these potential conflicts are offset by our strong corporate governance policies. Our corporate governance policies include regular meetings of the independent directors in executive session without the presence of interested directors and management, the establishment of Audit and Nominating and Corporate Governance Committees comprised solely of independent directors and the appointment of a chief compliance officer, with whom the independent directors meet regularly without the presence of interested directors and other members of management, for administering our compliance policies and procedures.

        We recognize that different board of directors' leadership structures are appropriate for companies in different situations. We intend to re-examine our corporate governance policies on an ongoing basis to ensure that they continue to meet our needs.

Committees of the Board of Directors

        An Audit Committee and a Nominating and Corporate Governance Committee have been established by our board of directors. All directors are expected to attend at least 75.0% of the aggregate number of meetings of our board of directors and of the respective committees on which they serve. We require each director to make a diligent effort to attend all board of directors and committee meetings as well as each annual meeting of our stockholders.

Audit Committee

        The Audit Committee is currently composed of [            ], [            ] and [            ], all of whom are not considered "interested persons" of the Company, as that term is defined in Section 2(a)(19) of the 1940 Act, and meet the independence requirements of Rule 10A(m)(3) of the Exchange Act. [            ] serves as Chairperson of the Audit Committee. Our board of directors has determined that [            ] is an "audit committee financial expert" as that term is defined under Item 407 of Regulation S-K, as promulgated under the Exchange Act. The Audit Committee operates pursuant to a charter approved by our board of directors, which sets forth the responsibilities of the Audit Committee. The Audit Committee's responsibilities include establishing guidelines and making recommendations to our board of directors regarding the valuation of certain of our loans and investments, selecting our independent registered public accounting firm, reviewing with such independent registered public accounting firm the planning, scope and results of their audit of our financial statements, pre-approving the fees for services performed, reviewing with the independent registered public accounting firm the adequacy of internal control systems, reviewing our annual financial statements and periodic filings and receiving our audit reports and financial statements.

Nominating and Corporate Governance Committee

        The members of the Nominating and Corporate Governance Committee are [            ], [            ] and [            ], all of whom are not considered "interested persons" of the Company, as that term is defined in Section 2(a)(19) of the 1940 Act. [            ] serves as Chairperson of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee operates pursuant to a charter approved by our board of directors. The Nominating and Corporate Governance Committee is responsible for selecting, researching and nominating qualified nominees to be elected to the board of directors by our stockholders at the annual stockholder meeting, selecting qualified nominees to fill any vacancies on our board of directors or a committee of the board of directors (consistent with criteria approved by our board of directors), developing and recommending to our board of directors a set of corporate governance principles applicable to us and overseeing the evaluation of our board of directors and our management.

        The Nominating and Corporate Governance Committee will consider stockholder recommendations for possible nominees for election as directors when such recommendations are submitted in accordance with our bylaws, the Nominating and Corporate Governance Committee Charter and any applicable law, rule or regulation regarding director nominations. Our bylaws provide that a stockholder who wishes to nominate a person for election as a director at a meeting of stockholders must deliver written notice to our Secretary. This notice must contain, as to each nominee, all information that would be required under applicable SEC rules to be disclosed in connection with election of a director and certain other information set forth in our Bylaws, including the following minimum information for each director nominee: name, age and address; principal occupation or employment during the past five years; directorships on publicly held companies and investment companies during the past five years; number of shares of our capital stock owned, if any; and a representation of the individual to stand for election if nominated by our Board and to serve if elected by our stockholders.

        The Nominating and Corporate Governance Committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. In determining whether to recommend a director nominee, the Nominating and Corporate Governance Committee considers and discusses director diversity, among other factors, with a view toward the needs of our board of directors as a whole. The Nominating and Corporate Governance Committee generally conceptualizes diversity expansively to include concepts such as race, gender, national origin, differences of viewpoint, professional experience, education, skill and other qualities that contribute to our board of directors, when identifying and recommending director nominees. The Nominating and Corporate Governance Committee believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the Nominating and Corporate Governance Committee's goal of creating a board of directors that best serves our needs and the interests of our stockholders.

Indemnification Agreements

        We have entered into indemnification agreements with our directors. The indemnification agreements are intended to provide our directors the maximum indemnification permitted under Delaware law and the 1940 Act. Each indemnification agreement provides that we will indemnify the director who is a party to the agreement (an "Indemnitee"), including the advancement of legal expenses, if, by reason of his or her corporate status, the Indemnitee is, or is threatened to be, made a party to or a witness in any threatened, pending, or completed proceeding, to the maximum extent permitted by Delaware law and the 1940 Act.

ITEM 6.    EXECUTIVE COMPENSATION

Compensation of Executive Officers

        None of our executive officers will receive direct compensation from us. Any compensation paid for services relating to our financial reporting and compliance functions will be paid by our Administrator, subject to reimbursement by us of an allocable portion of such compensation for services rendered to us. To the extent that the Administrator outsources any of its functions, we will pay the fees associated with such functions on a direct basis without profit to our Administrator.

Compensation of Directors

        The independent directors will receive an annual fee of $            for the fiscal year ending . They also receive $            plus reimbursement of reasonable out-of-pocket expenses incurred in connection with attending in person or telephonically each regular board of directors meeting and $            for each special telephonic meeting. They also receive $            plus reimbursement of reasonable out-of-pocket expenses incurred in connection with each committee meeting attended in person and $            for each telephonic committee meeting (provided that such compensation will only be paid if the committee meeting is not held on the same day as any regular meeting of the board of directors). The Chairperson of the Audit Committee receives an annual fee of $            . We have obtained directors' and officers' liability insurance on behalf of our directors and officers. We do not have a profit-sharing or retirement plan, and directors do not receive any pension or retirement benefits. No compensation is paid to directors who are "interested persons." The board of directors reviews and determines the compensation of independent directors.

ITEM 7.    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Advisory Agreements

        We have entered into the Investment Advisory Agreement with the Adviser and have agreed to pay it a base management fee and an incentive fee. We have also entered into the Investment Sub-Advisory Agreement with the Sub-Adviser. Members of our senior management also serve as principals of other investment managers affiliated with the Adviser and Sub-Adviser that manage, and may in the future manage, investment funds, accounts or other investment vehicles with investment objectives similar to ours. We intend to rely on investment professionals from the Sub-Adviser to value our portfolio investments. The existence of the Adviser's incentive fee may create an incentive for the Adviser and/or Sub-Adviser to make more speculative investments for the Company than it would have made in the absence of such performance-based compensation.

        In addition, members of our executive management team, employees of the Adviser and/or Sub-Adviser or their affiliates and members of the investment committee serve or may serve as officers, directors or principals of entities that operate in the same, or related, line of business as we do or of investment funds, accounts or other investment vehicles managed by our affiliates. These investment funds, accounts or other investment vehicles may have investment objectives similar to our investment objective. We will compete with entities managed by the Adviser, Sub-Adviser and their affiliates for capital and investment opportunities. As a result, we may not be given the opportunity to participate in certain investments made by investment funds, accounts or other investment vehicles managed by the Adviser, Sub-Adviser or their affiliates. However, in order to fulfill their fiduciary duties to each of their clients, including us, the Adviser and Sub-Adviser intend to allocate investment opportunities in a manner that is fair and equitable over time and is consistent with their allocation policy, investment objectives and strategies, so that we are not disadvantaged in relation to any other client of the Adviser, Sub-Adviser or their affiliates. We can offer no assurance that investment opportunities will be allocated to us fairly or equitably in the short-term or over time.

        The Adviser's and the Sub-Adviser's affiliates have other clients with similar or competing investment objectives, some of which may seek new capital from time to time. In serving these clients, the Adviser and/or Sub-Adviser may have obligations to other clients or investors in those entities. Our investment objective may overlap with such affiliated accounts. The Adviser's and the Sub-Adviser's allocation procedures are designed to allocate investment opportunities among the accounts sponsored or managed by Adviser and/or the Sub-Adviser or their affiliates, as applicable, in a manner consistent with their obligations under the Advisers Act. If two or more accounts with similar investment strategies are actively investing, the Adviser and/or Sub-Adviser, as applicable, will seek to allocate investment opportunities among eligible accounts in a manner that is fair and equitable over time and consistent with their allocation policy subject to the requirements of the 1940 Act. Our board of directors intends to regularly review the allocation policy and code of ethics of the Adviser and the Sub-Adviser.

        The existence of the Adviser's incentive fee may create an incentive for the Adviser and/or Sub-Adviser to make more speculative investments for the Company than it would have made in the absence of such performance-based compensation.

Policies and Procedures for Managing Conflicts

        Each of the Adviser, the Sub-Adviser and their affiliates have policies and procedures in place designed to manage the conflicts of interest between the Adviser's and the Sub-Adviser's fiduciary obligations to us and their similar fiduciary obligations to other clients. For example, such policies and procedures are designed to ensure that investment opportunities are generally allocated on a pro rata basis based on each account's target size subject to capital available for investment and other considerations including existing commitments, targeted leverage level, targeted asset mix, portfolio concentrations, limitations and measures, diversification requirements and other restrictions that may be contained in the respective governing documents of such investment fund. An investment opportunity that is suitable for multiple clients of the Adviser, Sub-Adviser and their affiliates may not be capable of being shared among some or all of such clients and affiliates due to the limited scale of the opportunity or other factors, including regulatory restrictions imposed by the 1940 Act. We can offer no assurance that the efforts of the Adviser and/or the Sub-Adviser and their affiliates to allocate any particular investment opportunity fairly among all clients for whom such opportunity is appropriate will result in an allocation of all or part of such opportunity to us. Our investors should not expect all conflicts of interest to be resolved in our favor.

Co-Investment Opportunities

        The principals of the Sub-Adviser have managed and expect to continue to manage investment vehicles with similar or overlapping investment strategies. In order to address these issues, each of the Adviser and the Sub-Adviser has adopted an investment allocation policy that addresses the co-investment restrictions set forth under the 1940 Act and seeks to ensure the equitable allocation of investment opportunities when we are able to co-invest with other accounts managed by affiliates of the Adviser or Sub-Adviser. Under the allocation policy, the Adviser and the Sub-Adviser have a duty to treat clients fairly and equitably over time in the allocation of investment opportunities. In making allocation decisions, the Adviser and Sub-Adviser will consider (i) each client's investment objectives and restrictions, (ii) the amount of capital available for each participating account and (iii) any other factors deemed to be appropriate by the Adviser and Sub-Adviser. The Adviser will not favor or disfavor any account in making available an investment opportunity or allocation on the basis of: (i) the impact of any fee or expense arrangements with respect to a participating account; (ii) the nature or amount of any leverage used by the participating account; (iii) the opportunity for the Adviser and/or Sub-Adviser to retain some or all of the servicing or other fees they receive in connection with a loan;

or (iv) any other interest the Adviser, the Sub-Adviser or their related persons may have in the account.

        As a general matter, the Adviser and/or Sub-Adviser will seek to dispose of loans that they had originated or underwritten and holds in multiple client accounts side-by-side and on the same material terms. Where necessary, or where deemed appropriate by the Adviser and/or Sub-Adviser, they may sell, or cause one or more clients to sell, a loan while they or other clients continue to hold the loan.

        As a BDC, however, we are substantially limited in our ability to co-invest in privately negotiated transactions with our affiliates' other clients unless and until we obtain an exemptive order from the SEC. We have submitted an exemptive relief application to the SEC that would allow us to participate in negotiated co-investments if the Adviser and/or Sub-Adviser determine that it would be advantageous for us to co-invest with other funds managed by the Adviser and/or Sub-Adviser or their affiliated advisers in a manner consistent with our investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors. If the exemptive relief is granted, and there can be no assurance that it will be, the Adviser, Sub-Adviser and their affiliates intend to make co-investment allocations in a manner consistent with the investment allocation policy.

        In situations where co-investment with other entities managed by the Adviser, the Sub-Adviser and their affiliates is not permitted or appropriate, such as when there is an opportunity to invest in different securities of the same issuer, the Adviser and/or Sub-Adviser will need to decide whether we or such other entity or entities will proceed with the investment. If we receive exemptive relief from the SEC and therefore are permitted to co-invest with our affiliates, each of the Adviser and Sub-Adviser intends to make these determinations based on its policies and procedures, which generally require that such opportunities be offered to eligible accounts on an alternating basis that will be fair and equitable over time.

Material Nonpublic Information

        Our senior management, the Adviser's and Sub-Adviser's investment professionals may serve as directors of, or in a similar capacity with, companies in which we invest or in which we are considering making an investment. Through these and other relationships with a portfolio company, these individuals may obtain material non-public information that might restrict our ability to buy or sell the securities of such company under the policies of the company or applicable law.

Administrative Support Agreement

        We have entered into an agreement with First Eagle Investment Management, LLC and FEPC, pursuant to which each of First Eagle Investment Management, LLC and FEPC has agreed to provide us with certain additional administrative, accounting, operations, compliance and other services, including providing managerial assistance to those portfolio companies that request it. We have agreed to reimburse First Eagle Investment Management, LLC and FEPC for our allocable portion of the costs of these services (including costs related to personnel, overhead and other costs). Our allocable portion of such costs is determined by First Eagle Investment Management, LLC, which expects to use various methodologies such as allocation based on the percentage of time certain individuals devote, on an estimated basis, to our business and affairs, and is subject to oversight by our board of directors.

License Agreement

        We have entered into a license agreement with First Eagle Investment Management, LLC under which First Eagle Investment Management, LLC has agreed to grant us a non-exclusive, royalty-free license to use the name "First Eagle" for specified purposes in our business. Under this agreement, we will have a right to use the name, subject to certain conditions, for so long as the Adviser or one of its affiliates remains our investment adviser. Other than with respect to this limited license, we will have no legal right to the name.

Appraisal and Compensation

        In connection with any transaction involving a merger, conversion or consolidation, either directly or indirectly, involving us and the issuance of securities of a surviving entity after the successful completion of such transaction, or "roll-up," we will obtain an appraisal of all our assets from one or more competent independent appraisers. This appraisal will be filed as an exhibit to the registration statement registering the roll-up transaction. Such appraisal will be based on all relevant information and will indicate the value of our assets as of a date just prior to the announcement of the proposed roll-up. The engagement of such independent appraiser will provide that the appraisal is being obtained for the exclusive benefit of our stockholders. We will include a summary of such appraisal in a report to our stockholders in connection with the proposed roll-up. Each stockholder will be afforded the opportunity to vote to approve such proposed roll-up and will be permitted to receive cash in an amount equal to his, her or its pro rata share of the appraised value of our net assets.

Restrictions on Transactions with the Adviser

        We will not purchase or lease assets in which the Adviser, the Sub-Adviser or their affiliates have an interest unless (1) we disclose the terms of the transaction to our stockholders, the terms are fair to us and at a price paid does not exceed the lesser of cost or fair market value, as determined by an independent expert, or (2) such purchase or lease of assets is consistent with the 1940 Act or an exemptive order under the 1940 Act issued by the SEC. We will not make any loans or other financing to the Adviser or Sub-Adviser. Each of the Adviser and the Sub-Adviser is prohibited from commingling our funds with the funds of any other entity or person for which it provides investment advisory or other services.

        We are generally prohibited from entering into "joint" transactions with our affiliates without prior approval of our independent directors and, in some cases, exemptive relief from the SEC. We may, however, invest alongside the Adviser's, the Sub-Adviser's and their affiliates' other clients in certain circumstances where doing so is consistent with applicable law and SEC staff interpretations. For example, we may invest alongside such accounts consistent with guidance promulgated by the staff of the SEC permitting us and such other accounts to purchase interests in a single class of privately placed securities so long as certain conditions are met, including that the Adviser, acting on our behalf and on behalf of other clients, negotiates no term other than price.

        We and the Adviser have filed an application seeking exemptive relief from the SEC to permit us to participate in privately negotiated co-investments with affiliates of the Adviser and the Sub-Adviser in a manner consistent with our investment objectives, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors. However, there can be no assurance that we will obtain any such exemptive relief.

Director Independence

        The 1940 Act requires that at least a majority of our directors not be "interested persons" (as defined in the 1940 Act) of the Company. On an annual basis, each member of our board of directors is required to complete an independence questionnaire designed to provide information to assist our board of directors in determining whether the director is independent under the 1940 Act and our corporate governance guidelines. Our board of directors has and determined that each of our directors, other than Timothy J. Conway and David P. O'Connor, is independent under the Exchange Act and the 1940 Act. Our governance guidelines require any director who has previously been determined to be independent to inform the Chairperson of the board of directors, the Chairperson of the Nominating and Corporate Governance Committee and our corporate secretary of any change in circumstance that may cause his or her status as an independent director to change. Our board of directors limits membership on the Audit Committee and the Nominating and Corporate Governance Committee to independent directors.

ITEM 8.    LEGAL PROCEEDINGS

        Neither we nor our Adviser, our Sub-Adviser or our Administrator is currently subject to any material legal proceedings, nor, to our knowledge, is any material legal proceeding threatened against us, or against our Adviser or Administrator.

        From time to time, we, our Adviser, our Sub-Adviser, or Administrator may be a party to certain legal proceedings in the ordinary course of business, including proceedings relating to the enforcement of our rights under contracts with our portfolio companies. While the outcome of these legal proceedings cannot be predicted with certainty, we do not expect that these proceedings will have a material effect upon our financial condition or results of operations.

        From time to time we are involved in various legal proceedings, lawsuits and claims incidental to the conduct of our business. Our businesses are also subject to extensive regulation, which may result in regulatory proceedings against us.

ITEM 9.    MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

        Until the completion of an Exchange Listing, if any, our outstanding shares of Common Stock will be offered and sold in private offerings exempt from registration under the Securities Act under Section 4(a)(2) and Regulation D. See "Item 10. Recent Sales of Unregistered Securities" for more information. There is no public market for shares of our Common Stock currently, nor can we give any assurance that one will develop.

        Because shares of Common Stock are being acquired by investors in one or more transactions "not involving a public offering," they are "restricted securities" and may be required to be held indefinitely. Shares of our Common Stock may not be sold, transferred, assigned, pledged or otherwise disposed of unless (1) our consent is granted, and (2) the shares of Common Stock are registered under applicable securities laws or specifically exempted from registration (in which case the stockholder may, at our option, be required to provide us with a legal opinion, in form and substance satisfactory to us, that registration is not required). Accordingly, an investor must be willing to bear the economic risk of investment in the shares of Common Stock until we are liquidated. No sale, transfer, assignment, pledge or other disposition, whether voluntary or involuntary, of shares of Common Stock may be made except by registration of the transfer on our books. Each transferee will be required to execute an instrument agreeing to be bound by these restrictions and the other restrictions imposed on the shares of Common Stock and to execute such other instruments or certifications as are reasonably required by us.

Holders

        Please see "Item 4. Security Ownership of Certain Beneficial Owners and Management" for disclosure regarding the holders of shares of our Common Stock.

Distribution Policy

        We intend to pay quarterly distributions to our stockholders, beginning after the first full quarter following the effectiveness of this Registration Statement. We intend to elect to be treated as a RIC under Subchapter M of the Code. To obtain and maintain our RIC tax status, we would have to distribute at least 90.0% of our investment company taxable income to our stockholders in respect of each taxable year, as well as satisfy other applicable requirements under the Code. In addition, we generally will be subject to a nondeductible U.S. federal excise tax equal to 4.0% of the amount by which our distributions for a calendar year are less than the sum of:

  •
  98.0% of our net ordinary income, taking into account certain deferrals and elections, recognized during a calendar year;

  •
  98.2% of our capital gain net income, adjusted for certain ordinary gains and losses, recognized for the one-year period ending on October 31 of such calendar year; and

  •
  100.0% of any undistributed amount by operation of such rule related to a prior calendar year.

        For these excise tax purposes, we will be deemed to have distributed any net ordinary taxable income or capital gain net income on which we have paid U.S. federal income tax. Depending on the level of taxable income earned in a calendar year, we may choose to carry forward taxable income for distribution in the following calendar year, and pay any applicable U.S. federal excise tax. We cannot assure you that we will achieve results that will permit the payment of any dividends. See "Item 1A. Risk Factors—Risks Relating to Our Business and Structure."

        We also intend to distribute net capital gains (that is, net long-term capital gains in excess of net short-term capital losses), if any, at least annually out of the assets legally available for such distributions. However, we may decide in the future to retain such net capital gains for investment and elect to treat such gains as deemed distributions to you. If this happens, you will be treated for U.S. federal income tax purposes as if you had received an actual distribution of the net capital gains that we retain and you reinvested the net after-tax proceeds in us. In this situation, you would be eligible to claim a tax credit (or, in certain circumstances, a tax refund) equal to your allocable share of the tax we paid on the capital gains deemed distributed to you. We cannot assure you that we will achieve results that will permit us to pay any distributions and we will be prohibited from making distributions if doing so would cause us to fail to maintain the asset coverage ratios stipulated by the 1940 Act.

        Unless you elect to receive your distributions in cash, we intend to make such distributions in additional shares of our Common Stock under our dividend reinvestment plan. Distributions paid in the form of additional shares of our Common Stock will generally be subject to U.S. federal, state and local taxes in the same manner as cash distributions and, for this purpose, investors receiving distributions in the form of stock will generally be treated as receiving distributions equal to the fair market value of the stock received through the plan; however, investors participating in our dividend reinvestment plan will not receive any corresponding cash with which to pay any such applicable taxes. If you hold shares of our Common Stock through a broker or financial intermediary, you may elect to receive distributions in cash by notifying your broker or financial intermediary of your election to receive distributions in cash in lieu of shares of our Common Stock. Any distributions reinvested through the issuance of shares through our dividend reinvestment plan will increase our assets on which the management fee and the incentive fee are determined and paid to the investment adviser. See "Dividend Reinvestment Plan" below.

Dividend Reinvestment Plan

        We have adopted an "opt out" dividend reinvestment plan that provides for the reinvestment of dividends and other distributions on behalf of our stockholders unless a stockholder elects to receive cash as provided below. As a result, if our board of directors authorizes, and we declare, a cash distribution, our stockholders who have not opted out of our dividend reinvestment plan will have their cash distributions automatically reinvested in shares of our Common Stock.

        No action would be required on the part of a registered stockholder to have his or her cash distribution reinvested in shares of our Common Stock. A registered stockholder may elect to receive an entire distribution in cash by notifying the plan administrator and our transfer agent and registrar in writing so that such notice is received by the plan administrator no later than the record date for distributions to stockholders. The plan administrator will set up an account for each stockholder to acquire shares in non-certificated form through the plan if such stockholders have not elected to receive their distributions in cash. Those stockholders who hold shares through a broker or other financial intermediary may receive distributions in cash by notifying their broker or other financial intermediary of their election.

        Prior to the pricing of an initial public offering of our Common Stock or an Exchange Listing, we will use newly issued shares of Common Stock to implement the plan issued at net asset value per share determined as of the valuation date fixed by our board of directors for such dividend or distribution. The number of shares of Common Stock to be issued to a stockholder prior to the pricing of an initial public offering of our Common Stock or an Exchange Listing would be determined by dividing the total dollar amount of the dividend or distribution payable to such stockholder by the net asset value per share.

        After the pricing of an initial public offering of our Common Stock or an Exchange Listing, if any, we may use primarily newly issued shares to implement the plan, whether our shares are trading at price per share at or above NAV. However, we reserve the right to purchase shares in the open market in connection with our implementation of the plan. In the event the price per share is trading at a discount to NAV, we intend to purchase shares in the open market rather than issue new shares. The number of shares to be issued to a stockholder is determined by dividing the total dollar amount of the distribution payable to such stockholder by the price per Share on the valuation date for such distribution. The number of shares to be outstanding after giving effect to payment of a distribution cannot be established until the value per share at which additional shares will be issued has been determined and the elections of our stockholders have been tabulated.

        There will be no brokerage or other charges to stockholders who participate in the plan. The dividend reinvestment plan administrator's fees under the plan will be paid by us. If a participant elects to sell part or all of his, her or its shares held by the plan administrator and have the proceeds remitted to the participant, such request must first be submitted to the participant's broker, who will coordinate with the plan administrator and is authorized to deduct a $[15.00] transaction fee plus a $[0.10] per share brokerage commission from the sale proceeds.

        Stockholders who receive distributions in the form of shares are generally subject to the same U.S. federal, state and local tax consequences as are stockholders who elect to receive their distributions in cash. However, since a participating stockholder's cash dividends would be reinvested in shares, such stockholder will not receive cash with which to pay applicable taxes on reinvested dividends. A stockholder's basis for determining gain or loss upon the sale of shares received in a distribution from us will generally be equal to the cash that would have been received if the stockholder had received the distribution in cash, unless we issue new shares that are trading at or above NAV, in which case the stockholder's basis in the new shares will generally be equal to its fair market value. Any shares received in a distribution will have a new holding period for tax purposes commencing on the day following the day on which such shares are credited to the U.S. holder's account.

        The dividend reinvestment plan will be terminable by us upon notice in writing mailed to each participant at least 30 days prior to any record date for the payment of any distribution by us.

        If a stockholder holds Common Stock with a brokerage firm that does not participate in the plan, such stockholder will not be able to participate in the plan and any distribution reinvestment may be effected on different terms than those described above. Stockholders are advised to consult their financial advisors for more information.

ITEM 10.    RECENT SALES OF UNREGISTERED SECURITIES

        In conjunction with our formation, [    •    ] purchased [    •    ] shares of Common Stock at an aggregate purchase price of $[    •    ], or $[    •    ] per share. The shares were sold in reliance upon the

available exemptions from registration requirements of Section 4(a)(2) of the Securities Act. [    •    ] was determined to be an accredited investor.

ITEM 11.    DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

        The following description of our capital stock is based on relevant portions of the DGCL and on our certificate of incorporation and bylaws. This summary is not necessarily complete, and we refer you to the DGCL and our certificate of incorporation and bylaws, forms of which are incorporated by reference to the exhibits to this Registration Statement for a more detailed description of the provisions summarized below. The description of our capital stock reflects the completion of the BDC Conversion that was effective as of                  , 2019.

General

        Prior to [                  ], 2019, we were a Delaware limited liability company and the rights and obligations of our members were governed by a limited liability company agreement. On [                  ], 2019, we effected the BDC Conversion pursuant to which we converted into a Delaware corporation and changed our name to First Eagle BDC, Inc. The rights and obligations set forth in the limited liability company agreement terminated immediately prior to the consummation of the BDC Conversion.

Capital Stock

        Our authorized stock consists of 201,000,000 shares of stock, par value $0.001 per share, 200,000,000 shares of which are designated as Common Stock and 1,000,000 shares of which are designated as preferred stock. There is currently no market for our Common Stock, and we can offer no assurances that a market for shares of our Common Stock will develop in the future. There are no outstanding options or warrants to purchase our stock. No stock has been authorized for issuance under any equity compensation plans. Under Delaware law, our stockholders generally are not personally liable for our debts or obligations.

        The following are our outstanding classes of securities as of , 2019:

(1) Title of Class	(2) Amount Authorized	(3) Amount Held by us or for Our Account	(4) Amount Outstanding Exclusive of Amounts Shown Under (3)
Common Stock	200,000,000	—
Preferred Stock	1,000,000	—	—

Common Stock

        All shares of our Common Stock have equal rights as to earnings, assets, dividends and voting and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of our Common Stock if, as and when authorized by the board of directors and declared by us out of funds legally available therefrom. Shares of our Common Stock have no preemptive, exchange, conversion or redemption rights and are freely transferable, except when their transfer is restricted by U.S. federal and state securities laws or by contract. In the event of our liquidation, dissolution or winding up, each share of our Common Stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Except as provided with respect to any series of preferred stock, (1) each share of our Common Stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors and (2) the holders of our Common Stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of Common Stock can elect all of our directors, and holders of less than a majority of such shares will not be able to elect any directors.

Preferred Stock

        Our certificate of incorporation authorizes the board of directors to classify and reclassify any unissued shares of preferred stock into other series of preferred stock without stockholder approval. Prior to issuance of shares of each class or series, the board of directors is required by Delaware law and by our certificate of incorporation to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our Common Stock or otherwise be in their best interest. You should note, however, that any issuance of preferred stock must comply with the requirements of the 1940 Act. The 1940 Act requires that (1) immediately after issuance and before any dividend or other distribution is made with respect to our Common Stock and before any purchase of Common Stock is made, such preferred stock together with all other senior securities must not exceed an amount equal to 50% of our total assets after deducting the amount of such dividend, distribution or purchase price, as the case may be, and (2) the holders of shares of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if dividends on such preferred stock are in arrears by two years or more. Some matters under the 1940 Act require the separate vote of the holders of any issued and outstanding preferred stock. For example, holders of preferred stock would vote separately from the holders of Common Stock on a proposal to cease operations as a BDC. We believe that the availability for issuance of preferred stock will provide us with increased flexibility in structuring future financings and acquisitions.

Transfer and Resale Restrictions

        We intend to sell shares of our Common Stock in private offerings in the United States under the exemption provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder, Regulation S under the Securities Act and other exemptions from the registration requirements of the Securities Act. Investors who acquire shares of our Common Stock in such private offerings will be required to complete, execute and deliver a subscription agreement and related documentation, which includes customary representations and warranties, certain covenants and restrictions and indemnification provisions. Additionally, such investors may be required to provide due diligence information to us for compliance with certain legal requirements. We may, from time to time, engage offering or distribution agents and incur offering or distribution fees or sales commissions in connection with the private offering of shares of our Common Stock in certain jurisdictions outside the United States. The cost of any such offering or distribution fees may be borne by an affiliate of the Adviser. We will not incur any such fees or commissions if our net proceeds received upon a sale of shares of our Common Stock after such costs would be less than the NAV per share.

        Prior to an Exchange Listing, no transfer of our investors' Capital Commitments or all or any portion of our investors' shares of Common Stock may be made without (1) registration of the transfer on our books and (2) our prior written consent. In any event, our consent to transfer shares of Common Stock may be withheld (1) if the creditworthiness of the proposed transferee, as determined by us in our sole discretion, is not sufficient to satisfy all obligations under the Subscription Agreement or (2) unless, in the opinion of counsel satisfactory in form and substance to us, such transfer would not violate the Securities Act or any state (or other jurisdiction) securities or "blue sky" laws applicable to us or the shares to be transferred.

        In addition, prior to an Exchange Listing sufficient to cause us to treat our Common Stock as a "publicly-offered security" for purposes of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), we will use commercially reasonable efforts to prevent our assets from being deemed to be "plan assets" for purposes of ERISA and Section 4975 of the Code. We may reject any transfer of our shares of Common Stock if such transfer could (1) result in our assets being considered to be "plan assets" for purposes of ERISA or Section 4975 of the Code or (2) constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a non-exempt violation of any laws similar to ERISA or Section 4975 of the Code.

        Any person that acquires all or any portion of our investors' shares of our Common Stock in a transfer permitted under the Subscription Agreement will be obligated to pay to us the appropriate portion of any amounts after the date of transfer becoming due in respect of the Capital Commitment committed to be made by its predecessor in interest. Our investors will remain liable for their Capital Commitments prior to the time, if any, when the purchaser, assignee or transferee of such shares, or fraction thereof, becomes a holder of such shares.

        Furthermore, should there be an Exchange Listing of shares of our Common Stock or listing of shares of our Common Stock on a national securities exchange, holders of shares of our Common Stock will be subject to lock-up restrictions pursuant to which they will be prohibited from selling shares of Common Stock for a minimum of 180 days after the pricing of such Exchange Listing. The specific terms of this restriction and any other limitations on the sale of shares of our Common Stock in connection with or following an Exchange Listing will be agreed in advance between our board of directors and our Adviser, acting on behalf of our investors, and the underwriters of the Exchange Listing or other similar institutions, acting on our behalf, in connection with a listing.

Provisions of the DGCL and Our Certificate of Incorporation and Bylaws

Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses

        The indemnification of our officers and directors is governed by Section 145 of the DGCL, our certificate of incorporation and bylaws. Subsection (a) of DGCL Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if (1) such person acted in good faith, (2) in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and (3) with respect to any criminal action or proceeding, such person had no reasonable cause to believe the person's conduct was unlawful.

        Subsection (b) of DGCL Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and except that no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

        DGCL Section 145 further provides that to the extent that a present or former director or officer is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with such action, suit or proceeding. In all cases in which indemnification is permitted under subsections (a) and (b) of Section 145 (unless ordered by a court), it will be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the applicable standard of conduct has been met by the party to be indemnified. Such determination must be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders. The statute authorizes the corporation to pay expenses incurred by an officer or director in advance of the final disposition of a proceeding upon receipt of an undertaking by or on behalf of the person to whom the advance will be made, to repay the advances if it is ultimately determined that he or she was not entitled to indemnification. DGCL Section 145 also provides that indemnification and advancement of expenses permitted under such Section are not to be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. DGCL Section 145 also authorizes the corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees and agents regardless of whether the corporation would have the statutory power to indemnify such persons against the liabilities insured.

        Our certificate of incorporation provides that our directors will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the current DGCL or as the DGCL may be amended. DGCL Section 102(b)(7) provides that the personal liability of a director to a corporation or its stockholders for breach of fiduciary duty as a director may be eliminated except for liability (1) for any breach of the director's duty of loyalty to the registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, relating to unlawful payment of dividends or unlawful stock purchases or redemption of stock or (4) for any transaction from which the director derives an improper personal benefit.

        Our certificate of incorporation and bylaws provide for the indemnification of any person to the full extent permitted, and in the manner provided, by the current DGCL or as the DGCL may be amended. In addition, we have entered into indemnification agreements with each of our directors and officers in order to effect the foregoing. We have also obtained directors and officers/errors and omissions liability insurance for our directors and officers.

        As a BDC, we are not permitted to and will not indemnify the Adviser, any of our executive officers and directors, or any other person against liability arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person's office, or by reason of reckless disregard of obligations and duties of such person arising under contract or agreement.

Delaware Anti-Takeover Law

        The DGCL and our certificate of incorporation and bylaws contain provisions that could make it more difficult for a potential acquirer to acquire us by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our board of directors. These measures may delay, defer or prevent a transaction or a change in control that might otherwise be in the best interests of our stockholders. These provisions could have the effect of depriving stockholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging a third party from seeking to obtain control over us. Such attempts could have the effect of increasing our expenses and disrupting our normal operations. We believe, however, that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because the negotiation of such proposals may improve their terms. Our board of directors has considered the provisions and determined that they are in the best interest of stockholders.

        We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, these provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

  •
  prior to such time, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

  •
  on or after the date the business combination is approved by the board of directors and authorized at a meeting of stockholders, by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        Section 203 defines "business combination" to include the following:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

  •
  any sale, transfer, pledge or other disposition (in one transaction or a series of transactions) of 10% or more of either the aggregate market value of all the assets of the corporation or the aggregate market value of all the outstanding stock of the corporation involving the interested stockholder;

  •
  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  •
  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation owned by the interested stockholder; or

  •
  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15.0% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

        The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Election of Directors

        Our bylaws provide that the affirmative vote of a majority of the total votes cast "for" or "against" a nominee for director at a duly called meeting of stockholders at which a quorum is present is required to elect a director in an uncontested election. In a contested election, directors are elected by a plurality of the votes cast at a meeting of stockholders duly called and at which is a quorum is present. Under our bylaws, our board of directors may amend the bylaws to alter the vote required to elect directors. Under Section 216 of the DGCL, however, a bylaw amendment adopted by stockholders which specifies the votes that will be necessary for the election of directors will not be further amended or repealed by the board of directors.

Classified Board of Directors

        Our board of directors is divided into three classes of directors serving staggered three-year terms, with the term of office of only one of the three classes expiring each year. At each annual meeting of stockholders, directors of the class of directors whose term expires at such meeting will be elected to hold office for a term expiring at the third succeeding annual meeting of stockholders following the meeting at which they were elected and until their successors are duly elected and qualified. A classified board of directors may render a change in control of us or removal of our incumbent management more difficult. This provision could delay for up to two years the replacement of a majority of our board of directors. We believe, however, that the longer time required to elect a majority of a classified board of directors helps to ensure the continuity and stability of our management and policies.

Number of Directors; Removal; Vacancies

        Our certificate of incorporation and bylaws provide that the number of directors will be set only by the board of directors. Our bylaws provide that a majority of our entire board of directors may at any time increase or decrease the number of directors. However, unless our bylaws are amended, the number of directors may never be less than the minimum number required by the DGCL. Under the DGCL, unless the certificate of incorporation provides otherwise (which our certificate of incorporation does not), directors on a classified board such as our board of directors may be removed only for cause by a majority vote of our stockholders. Under our certificate of incorporation, any vacancy on the board of directors, including a vacancy resulting from an enlargement of the board of directors, may be filled only by vote of a majority of the directors then in office. However, whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the certificate of incorporation, any such vacancies may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected. The limitations on the ability of our stockholders to remove directors and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of us.

Action by Stockholders

        Under our certificate of incorporation stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous written consent in lieu of a meeting. This may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

        Our bylaws provide that, at any meeting of stockholders, only such business will be conducted and only such nominations will be made if properly brought before such meeting in accordance with the bylaws. Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders may be made only (1) by or at the direction of the board of directors, (2) pursuant to our notice of meeting or (3) by a stockholder who was a stockholder of record at the date of provision of notice, at the record date for the determination of stockholders entitled to vote at the meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to the board of directors at a special meeting may be made only (1) by or at the direction of the board of directors or (2) provided that the special meeting has been called in accordance with our bylaws for the purposes of electing directors, by a stockholder who was a stockholder of record at the date of provision of notice, at the record date for the determination of stockholders entitled to vote at the meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

        The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

Calling of Special Meetings of Stockholders

        Our bylaws provide that special meetings of stockholders may be called by our board of directors and certain of our officers. Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders will be called by the secretary of the corporation upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

Conflict with 1940 Act

        Our bylaws provide that, if and to the extent that any provision of the DGCL, or any provision of our certificate of incorporation or bylaws conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.

Exclusive Forum

        Our certificate of incorporation provides that, to the fullest extent permitted by law, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Company, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company's stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL, our certificate of incorporation or bylaws or the securities, antifraud, unfair trade practices or similar laws of any international, national, state, provincial, territorial, local or other governmental or regulatory authority, including, in each case, the applicable rules and regulations promulgated thereunder, or (4) any action asserting a claim governed by the internal affairs doctrine will be a federal or state court located in the state of Delaware. This provision is not intended to apply to claims arising under the federal securities laws and the rules and regulations thereunder, including the Securities Act and the Exchange Act. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company will be deemed, to the fullest extent permitted by law, to have notice of and consented to these exclusive forum provisions and to have irrevocably submitted to, and waived any objection to, the exclusive jurisdiction of such courts in connection with any such action or proceeding and consented to process being served in any such action or proceeding, without limitation, by United States mail addressed to the stockholder at the stockholder's address as it appears on the records of the Company, with postage for such mail prepaid. However, the Company's exclusive forum provision will not relieve the Company of its duties to comply with the federal securities laws and the rules and regulations thereunder, and the Company's stockholders will not be deemed to have waived the Company's compliance with these laws, rules and regulations.

ITEM 12.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        See "Item 11. Description of Registrant's Securities to be Registered—Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses."

ITEM 13.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

        Set forth below is an index to our financial statements attached to this Registration Statement.

Page
Index to Financial Statements*
Balance Sheet as of [•]*
Notes to Balance Sheet*

*
—to be filed by amendment

ITEM 14.    CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

        There are not and have not been any disagreements between us and our accountant on any matter of accounting principles, practices, or financial statement disclosure.

ITEM 15.    FINANCIAL STATEMENTS AND EXHIBITS

(a)
List separately all financial statements filed

        The financial statements attached to this Registration Statement are listed under "Item 13. Financial Statements and Supplementary Data."

(b)
Exhibits

 Exhibit Index

3.1	Certificate of Formation
3.2	Form of Certificate of Incorporation
3.3	Limited Liability Company Agreement
3.4	Form of Bylaws
4.1	Form of Stock Certificate
10.1	Form of Investment Advisory Agreement

10.2		Form of Investment Sub-Advisory Agreement
10.3	*	Form of Administration Agreement
10.4	*	Form of Administrative Support Agreement
10.5	*	Form of Custody Agreement
10.6		Form of License Agreement
10.7	*	Form of Indemnification Agreement
10.8	*	Dividend Reinvestment Plan
10.9		Form of Subscription Agreement
14.1		Joint Code of Ethics of First Eagle BDC, LLC and First Eagle BDC Adviser, LLC
14.2	*	Code of Ethics of First Eagle Private Credit, LLC

*
—To be provided by amendment

SIGNATURES

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

First Eagle BDC, LLC
By:	/s/ DAVID P. O'CONNOR Name: David P. O'Connor Title: President, Treasurer and Secretary

Date: October 4, 2019